  As filed with the Securities and Exchange Commission on April 21, 2000
                                                     Registration No. 333-95813
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                ---------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------

                          INVENTA TECHNOLOGIES, INC.
            (Exact name of Registrant as specified in its charter)

                                ---------------

             Delaware                            7371                          77-0217480
 (State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)     Classification Code Number)         Identification Number)

                        255 Shoreline Drive, Suite 200
                           Redwood Shores, CA 94065
                                (650) 413-1100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                               David A. Lavanty
                     President and Chief Executive Officer
 Inventa Technologies, Inc. 255 Shoreline Drive, Suite 200 Redwood Shores, CA
                             94065 (650) 413-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:

            Michael J. O'Donnell                          Richard Capelouto
             Richard L. Picheny                             Daniel Clivner
      Wilson Sonsini Goodrich & Rosati                Simpson Thacher & Bartlett
          Professional Corporation                 3373 Hillview Avenue, Suite 250
             650 Page Mill Road                          Palo Alto, CA 94304
            Palo Alto, CA 94304                             (650) 251-5000
               (650) 493-9300

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]


                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.
-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion, dated April 21, 2000

PROSPECTUS

                                3,500,000 Shares



                                 [Inventa Logo]

                                  Common Stock

--------------------------------------------------------------------------------

This is our initial public offering of shares of common stock. No public market currently exists for our shares.

We have applied to list the shares on the Nasdaq National Market under the symbol "INVA." We anticipate the initial public offering price to be between $10.00 and $12.00 per share.

     Investing in our shares involves risks. Risk Factors begin on page 5.

                                                           Per Share    Total
                                                           --------- -----------
Public Offering Price.....................................  $        $
Underwriting Discount.....................................  $        $
Proceeds to Inventa.......................................  $        $

We have granted the underwriters a 30-day option to purchase up to 525,000 additional shares of common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares
on or about        , 2000.

--------------------------------------------------------------------------------

Lehman Brothers

              First Union Securities, Inc.

                                                        Friedman Billings Ramsey

         , 2000

                            ARTWORK AND DIAGRAMS

Front Cover: Inventa Logo

Inside Front Cover: Inventa Logo

Front Gatefold: a diagram using three dimensional geometric shapes (cylinders, cubes and spheres), and three dimensional free-form shapes (clouds) to depict electronic commerce between an Inventa client, and their trading partners (customers and suppliers)

Back Cover: Inventa Logo

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   5
Use of Proceeds..........................................................  13
Dividend Policy..........................................................  13
Capitalization...........................................................  14
Dilution.................................................................  15
Selected Consolidated Financial Data.....................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  26

                                                                            Page
                                                                            ----
Management.................................................................  40
Certain Relationships and Related Transactions.............................  50
Principal Stockholders.....................................................  51
Description of Capital Stock...............................................  53
Shares Eligible for Future Sale............................................  57
Underwriting...............................................................  59
Legal Matters..............................................................  62
Experts....................................................................  62
Additional Information.....................................................  62
Index to Financial Statements.............................................. F-1


                             ABOUT THIS PROSPECTUS

   Investors should rely only on the information contained in this prospectus. Inventa and the underwriters have not authorized anyone to provide any different or additional information. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This preliminary prospectus is subject to completion prior to this offering.

   The Inventa name is a registered trademark of Inventa Technologies, Inc. In addition, Inventa has filed for trademark registration of the Inventa logo, "LightSpeed," "i2K," "eSales" and "eCare." This prospectus also includes trademarks and tradenames of other parties.

   Until        , 2000, all dealers selling shares of our common stock,
whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information and financial statements and notes appearing elsewhere in this prospectus. Except as otherwise indicated, the information in this prospectus assumes that the over-allotment option granted to the underwriters is not exercised and that all shares of our outstanding preferred stock are converted into our common stock.

                           Inventa Technologies, Inc.

Our Business

   We are a leading Internet professional services firm helping businesses to use the Internet to engage in electronic commerce activities with other businesses in order to improve their productivity and expand their online offerings. We principally create and support:

  . Electronic markets that allow businesses to interact over the Internet with their trading partners, conduct commerce electronically and process business transactions in real time

  . Electronic customer relationship management systems that enable businesses to use the Internet to manage their relationships with business customers and other trading partners

   Since 1995, we have focused exclusively on engagements that enable our clients to utilize the Internet to conduct electronic commerce with other businesses. We believe that our early focus on business-to-business electronic commerce engagements, our experience with business processes and our methodologies for approaching these engagements enable us to rapidly and efficiently implement advanced Internet systems for our clients. In 1999, our clients included Automatic Data Processing, Inc., Amkor Technology, Inc., Cadence Design Systems, Inc., Citigroup, Inc., Crane Co., ePolicy.com, Fujitsu PC Corporation, GoTo.com, Inc., Pure Markets Corporation, Shaman Botanicals.com, Siemens Corporation, SMART Modular Technologies, Inc., Sun Microsystems, Inc. and Trade Pacific Investments Limited, or tradepac.com.

   Examples of some of our recent engagements include:

  . GoTo.com--we designed an electronic customer relationship management system that allows our client and its customers to track the progress of customer care. Among other features, the system allows users to access answers to frequently asked questions in real time

  . Pure Markets--we created an electronic market for commercial leasing transactions that provides for online bidding, execution of leasing transactions and automation of routine business processes

  . tradepac.com--we designed an electronic market for inventory liquidation that provides for online bidding and that matches buyers worldwide with sellers from the Asia-Pacific region

Our Solution

   We deliver our services through teams of talented professionals with extensive experience in business process analysis, project management and software engineering. Using our proprietary LightSpeed delivery model and i2K architectural framework, our professionals are able to quickly design and engineer Internet-based electronic commerce applications that are integrated with our clients' existing internal systems. Our approach allows us to quickly deliver, with predictable fees and project schedules, complex systems that are capable of being rapidly expanded and extended to handle large numbers of transactions and connections to trading partners' systems.

   We engineer our e-commerce systems to facilitate:

  . integration of complex Internet and legacy technologies with multiple business processes within a company and with its trading partners' systems

  . integration of multiple databases to allow the flow of information in multiple directions

  . real-time access by trading partners from a variety of technology platforms

  . flexibility in accommodating the variety of contractual relationships, processes and payment methods that exist between businesses

   Our experience and expertise have allowed us to offer two products in the form of packaged service offerings, eCare and eSales. eCare is our Internet-based customer support service offering developed to enable our clients to provide high-quality customer service and improve their customer retention. eSales is our packaged service offering developed to help clients generate revenue through Internet-based channels. Each of our packaged service offerings addresses predetermined business functions and is implemented using a combination of commercially available software and the collective knowledge of our professionals. We believe that our packaged service offerings allow us to leverage our extensive experience, reduce our project risk and speed the time in which our clients reach the market.

Our Market Opportunity

   Businesses are increasingly using electronic commerce to interact with other businesses. This enhances their competitive positions by improving operating efficiencies, strengthening their relationships with trading partners and enabling them to identify and capitalize on business opportunities. Developing and supporting business-to-business electronic commerce systems requires substantial expertise with respect to, among other matters:

  . design of new business processes and systems that integrate with existing operations

  .  selection of appropriate Internet technologies

  .  management of a fast-paced implementation process

   Many businesses lack this expertise. As a result, an increasing number of businesses from start-up ventures to large corporations engage Internet professional services firms like ours to help them design, implement and integrate their electronic commerce systems. International Data Corporation estimates that the market for Internet professional services will grow from $7.8 billion in 1998 to $78.6 billion in 2003, representing a 59% compound annual growth rate.

Our Strategy

   Our strategy is to enhance our position and reputation as a leading provider of Internet professional services for businesses to interact electronically with other businesses. The key elements of our growth strategy are to:

  . maintain our exclusive focus on engagements that enable our business clients to utilize the Internet to engage in electronic commerce with other businesses

  . maintain our technology leadership by pursuing highly complex engagements

  . continue to offer packaged services such as eCare and eSales and introduce new packaged services that target other business processes

  . hire, train and retain skilled professionals and maintain a culture that fosters innovation

  . leverage our reputation for client satisfaction and innovation to attract new engagements from both new and existing clients

Recent Developments





   Our revenues for the quarter ended March 31, 2000, totaled $9.3 million, including $813,000 of revenues attributable to XTEND-Tech, Inc., which we acquired in January 2000. Excluding revenues attributable to XTEND-Tech, our revenues were $8.4 million as compared with $1.8 million for the quarter ended March 31, 1999, and $5.6 million for the quarter ended December 31, 1999. This represents an increase of 364% over revenues for the quarter ended March 31, 1999, and 51% over revenues for the quarter ended December 31, 1999. We attribute our revenue growth primarily to an increase in the volume of services delivered to new clients. Project personnel expenses increased to $5.5 million compared to $1.2 million for the quarter ended March 31, 1999, and $3.4 million for the quarter ended December 31, 1999. This increase was primarily due to an increase in headcount of project personnel to 174, compared to 47 as of March 31, 1999, and 112 as of December 31, 1999. Our loss from operations (excluding depreciation, deferred stock-based compensation, and amortization of intangibles related to the acquisition of XTEND-Tech) increased to $2.3 million compared to $1.5 million for the quarter ended March 31, 1999, and decreased from $3.1 million for the quarter ended December 31, 1999. We primarily attribute our loss from operations to our continued investments in hiring project personnel, and sales, marketing and administrative personnel, as well as investments in office facilities and related infrastructure. During the quarter ended March 31, 2000, we began 18 new client engagements.

                                  The Offering

Common stock offered by Inventa..  3,500,000 shares

Common stock outstanding after
 this offering...................  25,196,929 shares

Use of proceeds..................  General corporate purposes, including reducing outstanding debt of approximately
                                   $4.0 million; increasing our recruiting
                                   capabilities; expanding our sales and
                                   marketing capabilities; increasing our brand
                                   awareness; investing in our internal systems
                                   and processes; opening new offices; and
                                   pursuing selected strategic investments or
                                   acquisitions.

Proposed Nasdaq National Market
 symbol..........................  "INVA"

   At our request, the underwriters have reserved up to 12% of the common stock offered in this prospectus for sale at the initial public offering price to our directors, prior investors and other persons associated with Inventa.

   Common stock outstanding after this offering:

  . is based on the number of shares outstanding as of February 29, 2000

  . assumes the conversion of all outstanding shares of series A, B, C and D preferred stock into an aggregate of 14,615,511 shares of common stock, which will automatically occur at the completion of this offering

  . includes 293,255 shares of common stock to be issued to holders of series
    D preferred stock in a private placement to be made contemporaneously with this offering at the initial offering price less the underwriting discount

  . includes 290,000 shares issuable at the completion of this offering in connection with an employment agreement

  . excludes 3,993,653 shares of common stock issuable upon the exercise of stock options outstanding at February 29, 2000, at a weighted average exercise price of $1.81 per share

  . excludes 713,184 shares of common stock reserved for future grant under our stock option plans

  . excludes 160,000 shares of common stock issuable upon the exercise of warrants outstanding at February 29, 2000, at an exercise price of $2.50 per share

                             Additional Information

   We were incorporated in California in 1988 as Inventa Corporation. We reincorporated in Delaware on March 23, 2000, as Inventa Technologies, Inc. Our principal executive offices are located at 255 Shoreline Drive, Suite 200, Redwood Shores, CA 94065, and our telephone number is (650) 413-1100. We maintain a site on the World Wide Web at www.inventa.com. The reference to our web address does not constitute incorporation by reference of the information contained at that site. The information found on our site is not part of this prospectus and should not be relied upon when making a decision to invest in our common stock.

                      Summary Consolidated Financial Data

   The following table summarizes the consolidated statement of operations and consolidated balance sheet data for our business. For a more detailed explanation of this financial data, see "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements located elsewhere in this prospectus.

   The unaudited pro forma consolidated balance sheet data reflects the following assumptions:

  . issuance of 1,350,000 shares of our common stock with a fair value of $14.9 million in connection with the acquisition of XTEND-Tech, Inc., which had an effective date of January 1, 2000

  . acquisition of assets and liabilities of XTEND-Tech. See details in our consolidated financial statements located elsewhere in this prospectus.

  . receipt of approximately $22.2 million from the issuance of 3,000,000 shares of series D mandatorily redeemable convertible preferred stock on January 19, 2000, at $7.41 per share

  . conversion of 1,000,000 shares of our series A convertible preferred stock and 13,615,511 shares of our series B, C and D mandatorily redeemable convertible preferred stock into 14,615,511 shares of our common stock upon the completion of this offering

   See Note 1 of the notes to our consolidated financial statements for a description of the methods we used to compute our weighted average shares and basic and diluted net loss per share and pro forma basic and diluted net loss per share.

   The unaudited pro forma, as adjusted, consolidated balance sheet data gives effect to the sale of the shares offered by us at an assumed initial public offering price of $11.00 per share, the midpoint of the anticipated range, and the application of the net proceeds as described in "Use of Proceeds," after deducting the estimated underwriting discount and estimated offering expenses. In addition, the unaudited pro forma, as adjusted, balance sheet data gives effect to the sale of 293,255 shares of common stock to be issued to holders of series D preferred stock in a private placement to be made contemporaneously with this offering and the application of the net proceeds of $3.0 million.

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
                                                     (in thousands, except
                                                        per share data)
Consolidated Statement of Operations Data:
Revenues........................................... $ 5,196  $ 8,016  $ 13,520
Loss from operations...............................  (2,795)  (1,692)  (10,906)
Net loss...........................................  (2,964)  (1,658)  (15,788)
Net loss per share:
  Basic and diluted................................ $ (0.65) $ (0.36) $  (3.36)
                                                    =======  =======  ========
  Weighted average shares..........................   4,557    4,659     4,698
Pro forma net loss per share (unaudited):
  Basic and diluted................................     --       --   $  (0.76)
                                                                      ========
  Weighted average shares..........................     --       --     14,447

                                                  As of December 31, 1999
                                               -------------------------------
                                                                   Pro Forma,
                                                Actual   Pro Forma As Adjusted
                                               --------  --------- -----------
                                                       (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents..................... $  3,244   $25,617    $58,862
Working capital...............................   (1,842)   20,438     57,683
Total assets..................................    9,222    40,928     74,173
Long-term borrowings and capital lease
 obligations, net of current portion..........      454       562        562
Mandatorily redeemable convertible preferred
 stock........................................   18,132       --         --
Total stockholders' equity (deficit)..........  (18,138)   30,973     68,218

                                  RISK FACTORS

   Investing in shares of our common stock involves risks. You should carefully consider the risks described below and other information in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition, results of operations and reputation could be harmed. As a result, the trading price of our common stock may decline, and you may lose all or part of your investment.

                         Risks Related to Our Business

We may have difficulty managing our growth, which could damage our ability to retain clients and become profitable

   Our growth has placed significant demands on our management and other resources. Our revenues for the year ended December 31, 1999, increased approximately 69% from the year ended December 31, 1998. Our staff increased from 57 full-time employees at December 31, 1998, to 245 at February 29, 2000. Our future success will depend on our ability to manage our growth, including:

  . continuing to train, motivate, manage and retain our existing employees and to attract and assimilate new employees

  . maintaining project quality

  . maintaining high rates of employee utilization

  . accurately estimating time and resources required to complete engagements

  . developing and improving our operational, financial, accounting and other internal systems and controls

  . improving our business development capabilities

   If we are unable to manage our growth, our ability to retain clients and become profitable could be damaged.

We have a history of operating losses, and we may never achieve significant or sustained profitability

   We reported an operating loss of $10.9 million and a net loss of $15.8 million for the year ended December 31, 1999. We anticipate incurring losses in 2000 and 2001 as well. As we strive to grow our business, we expect to spend significant funds for general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel, upgrading our infrastructure and expanding into new geographic markets. Although our revenues have increased in recent periods, we may not sustain these growth rates. To the extent that our revenues do not increase at a rate commensurate with these costs and expenditures, our results of operations and our stock's performance could be harmed. In particular, we expect that our plan for increases in expenses and capital expenditures over the next year will result in higher operating losses. If we achieve profitability in the future, it may or may not be sustainable.

If we do not retain our key management personnel and professionals or if we fail to recruit additional professionals, our ability to serve existing and new clients would be impaired

   Our business is labor intensive, and our success depends on identifying, hiring, training and retaining experienced, knowledgeable management and professionals. This dependence is particularly important to our business because we believe personal relationships are critical to obtaining and maintaining a cohesive culture. In 1999, 8.7% of our professional staff and 14.5% of our non-professional staff, which includes management and support staff, left us. If a significant number of our senior management personnel or professionals leave, we may be unable to complete or retain existing engagements or bid for new projects. In addition, if any of these key employees joins a competitor or forms a competing company, some of our clients might choose to use the services of that competitor or new company instead of our own.

   Even if we retain our current employees, we must continually recruit and train talented professionals in order for our business to grow. There is currently a shortage of qualified professionals in the Internet professional services field, and this shortage is likely to continue. Furthermore, there is significant competition for employees with the skills required to perform the services we offer. We may not be able to attract a sufficient number of qualified employees in the future, and we may not be successful in motivating and retaining the employees we do attract. If we cannot attract, motivate and retain qualified management and professionals, our ability to provide our services to new and existing clients will be impaired.

Our management team has limited experience working together, which could affect their ability to function effectively as a team

   We have employed our president and chief executive officer only since January 1999. Five of our other officers, including our chief financial officer, have joined us within the past 12 months. Therefore, there has been little or no opportunity to evaluate the effectiveness of our executive management team. The failure of our executive management to function effectively as a team may hurt our ability to manage our business and growth, obtain and execute client engagements, maintain a cohesive culture and compete effectively.

We depend heavily on a limited number of clients. The loss of a principal client or a reduction in the work we perform for any particular client could harm our reputation and reduce our revenues

   We derive a significant portion of our revenue from a limited number of clients. In 1999, our five largest clients accounted for approximately 75% of our revenues, with ADP and ePolicy.com each accounting for over 10% of our revenues. Our clients retain us on an engagement-by-engagement basis, rather than under long-term contracts. Our contracts typically provide that our clients can terminate the contracts without penalty. There is a risk that once we complete an engagement, these principal clients may not retain us for additional work in the future. Any cancellation, deferral or reduction in work performed for one of these principal clients or a number of smaller clients could harm our reputation and reduce our revenues.

Our business may be harmed by cost overruns and penalties associated with fixed-price, fixed-time contracts if we fail to accurately estimate the time and resources necessary for the performance of our services

   For the year ended December 31, 1999, approximately 88% of our revenues was derived from fixed-price, fixed-time contracts. We expect that most of our future revenues will continue to be derived from fixed-price, fixed-time contracts. Less than 10% of our contracts provide for financial penalties if we do not meet specified deadlines. To date, we have not had to pay any of these penalties. To mitigate losses from fixed-price, fixed-time contracts, we must, among other things:

  . accurately estimate the resources required to perform these contracts

  . complete our clients' projects on a timely basis

  . effectively manage our clients' expectations

  . complete projects within budget and to our clients' satisfaction

   If we do not successfully manage these project risks, we could be exposed to cost overruns and penalties. If this occurs in connection with a large project or a sufficient number of projects, we may suffer lower gross margins and delays in recognizing revenues, and our financial condition, results of operations and reputation could be harmed.

Quarterly fluctuations in our revenues and earnings could affect the market price of our common stock

   Our quarterly revenues and earnings have varied in the past and may vary significantly. This fluctuation may cause our operating results to be below the expectations of securities analysts and investors, and the price of our stock may fall. Factors that could cause quarterly fluctuations include:

  . the number, size and scope of client engagements commenced or completed during a quarter

  . professional staff utilization rates

  . unanticipated project terminations, delays or deferrals

  . the accuracy of our estimates of resources required to complete ongoing projects

  . the contractual terms and degree of completion of projects in which we are engaged

   A large percentage of our expenses, particularly employee compensation and rent, are fixed in advance of any particular quarter. In addition, we may incur unanticipated expenses relating to increased utilization of subcontractors. Any decline in revenues or earnings, unanticipated project termination or delay, or greater than expected costs for any quarter could harm our results of operations and result in a decline in the market price of our common stock, even if not reflective of any long-term problems with our business.

Competition from larger, more established competitors with greater financial resources and from new competitors could result in price reductions and reduced revenues and loss of current and future clients

   The Internet professional services market is intensely competitive. We expect competition to continue and intensify, which could result in price reductions, reduced revenues and the loss of current and future clients. Our competitors fall into six major categories:

  . Internet professional services firms

  . information technology consulting and systems integration firms

  . services divisions of computer hardware and software vendors

  . web design firms

  . information technology strategy consulting firms

  . in-house information technology departments of our current and potential clients

   Many of our competitors have longer operating histories and client relationships, greater resources, larger client bases and greater brand or name recognition than we have. Our competitors may be able to respond more quickly to technological developments and changes in clients' needs. This ability of our competitors may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

   Further, there are low barriers to entry into our industry segment. We do not own any technologies that preclude or inhibit potential competitors from entering our industry. Since the potential market opportunity is large, while costs to develop and provide Internet professional services are relatively low, we expect to continue to face additional competition from new competitors.

If we do not keep pace with technological changes, industry standards and client preferences, our reputation could be harmed, and we could lose clients, which would reduce our revenues

   Our success will depend in part on our ability to develop information technology solutions that keep pace with continuing changes in Internet technology, evolving industry standards and changing client preferences. We may not be successful in addressing these developments on a timely basis, or at all. Our failure to respond quickly and cost-effectively to new developments could harm our reputation and cause us to lose current and potential business opportunities, resulting in reduced revenues.

   In particular, we have derived a significant portion of our revenues from projects based primarily on:

  . open systems technologies

  . multi-tier software architectures

  . Internet-based architectures

   These areas are continuing to develop and are subject to rapid change. Any factors impeding the acceptance of information technology systems using Internet-based architectures could reduce our revenues and impair our results of operations, especially if we are unable to develop skills and replacement technologies for these types of information technology systems.

We may face intellectual property claims that could result in substantial costs or limit our ability to use intellectual property in the future

   It is possible that other parties may assert infringement claims against us in the future or claim that we have violated their intellectual property rights. While we know of no basis for any claims of this type, authorship of intellectual property rights can be difficult to verify. Competitors could assert, for example, that former employees of theirs whom we have hired have misappropriated their proprietary information for our benefit. A successful infringement claim against us could damage us in the following ways:

  . we may be liable for damages and litigation costs, including attorneys' fees

  . we may be prohibited from further use of the intellectual property in dispute

  . we may have to license the intellectual property, incurring licensing fees

  . we may have to develop a non-infringing alternative, which could be costly and delay projects

  . we may have to indemnify clients with respect to losses incurred as a result of our infringement of the intellectual property

   Regardless of the outcome, an infringement claim could result in substantial costs, diversion of resources and management attention, clients' termination of project engagements and harm to our financial condition and reputation.

If we are not able to resell or reuse intellectual property developed for specific clients, our ability to provide our services efficiently would be impaired

   Our LightSpeed delivery model and i2K architectural model, as well as our knowledge management system, known as Inside Inventa, depend heavily on using information and techniques learned and developed during prior engagements. Moreover, a portion of our business involves the development of software applications for specific client engagements. Our clients generally retain ownership of client-specific software, although we retain rights to some of the applications, processes and other intellectual property developed in connection with client engagements. Some clients have prohibited us from marketing the applications developed for them, or similar applications, for specified periods or to specified types of potential clients. Our clients may demand similar or other restrictions in the future, and disputes may arise that affect our ability to resell or reuse such applications, processes and other intellectual property. These disputes could damage our relationships with our clients and divert our management's attention. A successful suit that prevents us from reusing information and techniques would also impair our ability to provide our services efficiently.

If we are unable to maintain our reputation and expand our name recognition, we may have difficulty in attracting new clients and retaining current clients and professionals

   We believe that establishing and maintaining a good reputation and name recognition are critical for attracting and retaining our clients and professional staff. We also believe that the importance of reputation and name recognition will increase due to the growing number of Internet professional services firms. If our reputation is damaged or if potential clients are not familiar with us or the services we provide, we may become less competitive or lose our market position. Promotion and enhancement of our name will depend largely on our success in continuing to provide effective Internet technology solutions. If clients do not perceive our solutions to be effective or of high quality, our brand name and reputation will suffer. In addition, if solutions we provide have defects, critical business functions of our clients may fail, and we could suffer adverse publicity as well as economic liability.

If we fail to secure written contracts, our ability to collect fees, protect our intellectual property and protect ourselves from liability to others could be impaired

   We attempt to protect ourselves by entering into written contracts with our clients covering the terms and contingencies of a project engagement. In most of our engagements, we begin work for clients on the basis of a limited statement of work or a verbal agreement before a detailed written contract can be finalized. To the extent that we fail to have detailed written contracts in place, our ability to collect fees, recognize revenues, protect our intellectual property and protect ourselves from liability to others may be impaired.

We may need additional capital in the future, which may not be available to us. The raising of any additional capital may dilute your ownership in us

   In the future, we may need to raise additional funds through public or private debt or equity financings to take advantage of expansion or acquisition opportunities, develop new solutions or compete effectively in the marketplace.

   Any additional capital raised through the sale of equity or equity-linked debt securities would dilute your ownership percentage in us. Those securities could also have rights, preferences or privileges senior to those of your common stock. Furthermore, we may not be able to obtain additional financing when needed or on terms favorable to us or our stockholders. If additional financing is not available on favorable terms, or at all, this may limit our ability to develop or enhance our services, take advantage of business opportunities or respond to competitive pressures.

                         Risks Related to Our Industry

Our business may suffer if growth in the use of the Internet declines

   Because Internet technologies are central to many of our solutions, our business depends upon continued growth in the use of the Internet by our clients, prospective clients and their suppliers and other trading partners. Capacity constraints caused by growth in Internet usage may, unless resolved, impede further growth in Internet use. Factors that may affect Internet usage or electronic commerce adoption include:

  . actual or perceived lack of security of information

  . congestion of Internet traffic or other usage delays

  . inconsistent quality of service

  . increases in costs of accessing the Internet

  . adverse government regulation

  . uncertainty regarding intellectual property ownership

  . reluctance of companies to adopt new business methods

  . costs associated with the obsolescence of existing infrastructure

  . lack of economic viability of the electronic commerce model

Our success will depend on market acceptance of our industry

   Widespread market acceptance of the outsourcing of the design, development and maintenance of Internet-based applications to Internet professional services firms like ours is uncertain. Many of our potential clients may ultimately decide to perform these services in-house. In-house personnel may have better access to both key client decision-makers and the information required to prepare proposals for such solutions. If independent providers of Internet professional services prove to be unreliable, ineffective or too expensive, or if software companies develop tools that are sufficiently user-friendly and cost-effective, companies may instead choose to design, develop or maintain their Internet-based applications internally. Our revenues will decline if the market for our services does not continue to develop or develops more slowly than we expect, or if the market does not accept our services.

Government regulation and legal uncertainties relating to the Internet could decrease demand for our services, increase our operating costs or otherwise harm our business

   Increased regulation of the Internet or taxation of electronic commerce might slow the growth in use of the Internet, which could decrease demand for our services, increase our cost of doing business or otherwise harm our business. Congress, federal regulatory agencies and the states have recently passed legislation or taken other actions regulating certain aspects of the Internet, including:

  . online content                   . liability for third-party activities

  . interaction with children        . transmission of sexually explicit
                                       materials

  . copyright infringement           . defamation

  . user privacy                     . consumer protection

  . taxation                         . jurisdiction

  . access charges

   In addition, federal, state and local governmental organizations as well as foreign governments are considering other legislative and regulatory proposals that would regulate these and other aspects of the Internet. We do not know how courts will interpret laws governing the Internet or the extent to which they will apply existing laws to the Internet. Therefore, we are not certain how existing or future laws governing the Internet or applied to the Internet will affect our business.

                       Risks Related to our Common Stock

If the market price of our common stock fluctuates significantly, you may not be able to sell our shares at or above the initial public offering price, and therefore, you may suffer a loss on your investment

   The initial public offering price will be determined through negotiation between us and representatives of the underwriters and may not be indicative of the market price for our common stock after this offering.

   The market price of our common stock could fluctuate significantly as a result of:

  . our susceptibility to quarterly variations in our operating results, which may cause us to fail to meet analysts' or investors' expectations

  . changes in financial estimates by the analysts following our stock

  . earnings and other announcements by, and changes in investors' evaluations of, Internet professional services firms

  . economic and stock market conditions specific to Internet professional services firms

  . changes in business or regulatory conditions affecting information technology services

  . announcements or implementation by us or our competitors of technological innovations or new products or services

  . trading volume of our common stock

   The securities of many companies have experienced significant price and volume fluctuations in recent years, often unrelated to the companies' operating performance. Specifically, market prices for securities of

Internet-related and technology companies have frequently reached elevated levels, often following their initial public offerings. These levels, if attained in the future, may not be sustainable and may not bear any relationship to these companies' operating performances. If the market price of our common stock reaches an elevated level following this offering, it may significantly and rapidly decline. In the past, following periods of volatility in the market price of a company's securities, stockholders have often instituted securities class action litigation against the company. If we were to become involved in securities litigation, it could cause a substantial loss and divert resources and the attention of senior management from our business.

Because an active trading market for our common stock may not develop after this offering, it may be difficult for you to sell your shares

   There is currently no trading market for our common stock. Accordingly, an active public trading market may not develop or be sustained after this offering. If an active and liquid trading market does not develop, you may have difficulty selling your shares.

The sale or availability for sale of substantial amounts of our common stock could cause our stock price to decline

   Sales of substantial amounts of our common stock in the public market after the completion of this offering or the public perception that these sales could occur could cause a decline in the market price of our common stock and could impair our future ability to raise capital through offerings of our common stock. There will be 25,196,929 shares of common stock outstanding immediately after this offering including those shares issued upon conversion of the convertible securities, shares issued in the contemporaneous private placement, and those shares issuable at the close of this offering under an employment agreement, or 25,721,929 shares if the underwriters exercise their over-allotment option in full. The 3,500,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares are "restricted securities," and will become eligible for sale in the public market at various times after 180 days after the date of this prospectus, subject to the limitations and other conditions of Rule 144 under the Securities Act.

   In connection with this offering, we, our executive officers and directors and 21 of our stockholders and their affiliates have agreed, except in limited circumstances, not to sell the 20,533,342 shares of common stock owned by them for 180 days after completion of this offering without the consent of Lehman Brothers Inc. These shares, however, may be released from these restrictions by Lehman Brothers Inc. at any time. We cannot predict what effect, if any, market sales of shares held by principal stockholders or any other stockholder or the availability of these shares for future sale will have on the market price of our common stock.

   A number of our stockholders are parties to an agreement with us that provides these stockholders with the right to require us to register the sale of shares owned by them. These rights cover approximately 16,238,238 shares, representing 64% of our common stock outstanding after this offering and will also cover any shares obtained by these stockholders from time to time. Registration of these shares of our common stock would permit the sale of these shares without regard to the restrictions of Rule 144 and Rule 144(k).

Concentration of ownership of our common stock may limit your ability to influence corporate matters

   Immediately following this offering, our executive officers and directors, or entities controlled by them, will own approximately 77% of the outstanding shares of our common stock.

   If our significant stockholders choose to act or vote together on corporate matters, they will have the power to control the approval of any action requiring the approval of our stockholders, including any mergers, acquisitions, sales of all of our assets or amendments to our certificate of incorporation. In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us. Also, third parties could be discouraged from making a tender offer or bid to acquire our company at a price per share that is above the then-prevailing market price.

The net proceeds of this offering may be allocated in ways with which you and other stockholders may not agree

   Our management will have significant flexibility in applying the proceeds we receive in this offering. Because the proceeds are not required to be allocated to any specific purpose, investment or transaction, you cannot determine at this time the value or propriety of our management's application of the proceeds on our behalf and you and other stockholders may not agree with our management's decisions.

Investors in this offering will experience immediate and substantial dilution and will pay a higher price for our common stock than paid by our existing stockholders

   If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, you will experience immediate and substantial dilution of approximately $8.58 per share, representing the difference between our book value per share as of December 31, 1999, after giving effect to this offering and the initial public offering price. In addition, you may experience further dilution to the extent that shares of our common stock are issued upon the exercise of stock options or under our employee stock purchase plan. All of the shares issuable upon the exercise of currently outstanding stock options will be issued at a purchase price less than the public offering price per share in this offering.

Antitakeover provisions of Delaware's General Corporation Law and our certificate of incorporation could delay or deter a change in control

   Amendments to our certificate of incorporation and our bylaws, as well as various provisions of the Delaware General Corporation Law, may make it more difficult to effect a change in control of our company. The existence of these provisions may adversely affect the price of our common stock, discourage third parties from making a bid for us or reduce any premiums paid to our stockholders for their common stock. For example, our certificate of incorporation authorizes our board of directors to issue up to 14,779,511 shares of blank check preferred stock and to attach special rights and preferences to this preferred stock. The issuance of this preferred stock may make it more difficult for a third party to acquire control of us. Our certificate of incorporation also provides for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. This classification of the board of directors could have the effect of making it more difficult for a third party to acquire our company or of discouraging a third party from acquiring control of us.

Forward-looking statements contained in this prospectus may not be realized

   This prospectus contains forward-looking statements that involve risk and uncertainties. These forward-looking statements relate to, among other things, our competition, strength of business model, strategy, plans and timing of the introduction of new services, plans for entering into strategic relationships and making acquisitions, and other expectations, intentions and plans contained in this prospectus that are not historical facts.

   When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "may," "believes," "seeks," "estimates" and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including but not limited to, changes in technology and changes in the Internet professional services market. In light of the many risks and uncertainties surrounding the Internet professional services market, the forward-looking statements contained in this prospectus may not be realized.

                                USE OF PROCEEDS

   We estimate that the net proceeds to us from the offering will be approximately $34.2 million at an assumed initial public offering price of $11.00 per share, the mid-point of the anticipated range, and approximately $39.6 million if the underwriters exercise the over-allotment option in full, in each case, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

   We intend to use the net proceeds of the offering primarily for general corporate purposes, including:

  . reducing outstanding debt of approximately $4.0 million, which is due
    November 30, 2000, and bears interest at the prime rate plus 2.00% (currently 10.75%). The proceeds of this loan were used to pay off our equipment lease line with a balance of $375,000. The remaining proceeds are being used to fund working capital and to purchase equipment.

  . increasing our recruiting capabilities

  . expanding our sales and marketing capabilities

  . increasing our brand awareness

  . investing in our internal systems and processes

  . opening new offices

   In addition, we may use the proceeds to make selected strategic investments or acquisitions. We cannot specify with certainty all or particular allocations of the use of proceeds from this offering.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay dividends will be at the sole discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements and other factors our board of directors deems relevant. In addition, our current lines of credit facilities restrict our ability to declare and pay any dividends without the prior consent of our lenders.

                                 CAPITALIZATION

   The following table sets forth our actual capitalization and our unaudited pro forma and unaudited pro forma, as adjusted, capitalization as of December 31, 1999. You should read this information in conjunction with our consolidated financial statements and the related notes to those consolidated financial statements included elsewhere in this prospectus.

                                                   As of December 31, 1999
                                                --------------------------------
                                                                     Pro Forma,
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
Long-term borrowings and capital lease
 obligations, current portion.................. $    192  $    241     $   241
                                                ========  ========     =======
Long-term borrowings and capital lease
 obligations, net of current portion...........      454       562         562
                                                --------  --------     -------
Mandatorily redeemable convertible preferred
 stock:
  Series B, $0.001 par value; 2,560,000 shares
   authorized; 2,560,000 shares issued and
   outstanding, actual; no shares issued and
   outstanding, pro forma and pro forma, as
   adjusted....................................    4,373       --          --
  Series C, $0.001 par value; 8,219,511 shares
   authorized; 8,055,511 shares issued and
   outstanding, actual; no shares issued and
   outstanding, pro forma and pro forma, as
   adjusted....................................   13,759       --          --
  Series D, $0.001 par value; 3,000,000 shares
   authorized; no shares issued and
   outstanding, actual; no shares issued and
   outstanding, pro forma and pro forma, as
   adjusted....................................      --        --          --
                                                --------  --------     -------
                                                  18,132       --          --
                                                --------  --------     -------
  Series A convertible preferred stock, $0.001
   par value; 1,000,000 shares authorized;
   1,000,000 shares issued and outstanding,
   actual; no shares issued and outstanding,
   pro forma and pro forma, as adjusted........        1       --          --
  Common stock, $0.001 par value; 25,000,000
   shares authorized; 4,759,402 shares issued
   and outstanding, actual; 20,724,913 shares
   issued and outstanding, pro forma and
   24,518,168 shares issued and outstanding pro
   forma, as adjusted..........................        5        20          24
  Additional paid-in capital...................    1,861    67,829     105,070
  Deferred stock-based compensation............   (4,662)  (10,733)    (10,733)
  Accumulated deficit..........................  (15,343)  (26,143)    (26,143)
                                                --------  --------     -------
    Total stockholders' equity (deficit).......  (18,138)   30,973      68,218
                                                --------  --------     -------
      Total capitalization..................... $    640  $ 31,776     $69,021
                                                ========  ========     =======

   The foregoing table excludes the following shares at December 31, 1999:

   . 3,492,000 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price of $0.42 per share

   . 1,474,000 shares of common stock available for future grant as of December 31, 1999

   For a description of the assumptions underlying the unaudited pro forma and unaudited pro forma, as adjusted, data, see "Summary Consolidated Financial Data."

                                    DILUTION

   On a pro forma basis after giving effect to the conversion of 11,615,511 outstanding shares of series A, B, and C preferred stock, the issuance and subsequent conversion of 3,000,000 shares of series D preferred stock at $7.41 per share, the issuance of 1,350,000 shares of common stock in connection with the acquisition of XTEND-Tech, and the acquisition of the net tangible assets of XTEND-Tech, our pro forma net tangible book value as of December 31, 1999, was $22.2 million or $1.07 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding. After giving effect to the sale of 3,500,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $11.00 per share and receipt of the estimated net proceeds from the sale, and the sale of 293,255 shares at $10.23 per share in connection with our contemporaneous private placement and receipt of the estimated net proceeds of $3.0 million from the sale, our pro forma net tangible book value as of December 31, 1999, would have been approximately $59.4 million or $2.42 per share. This represents an immediate increase in net tangible book value of $1.35 per share to existing stockholders and an immediate dilution of $8.58 per share to the new investors. If the initial public offering price is higher or lower, the dilution to new investors will be, respectively, greater or less. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............        $11.00
                                                                         ------
   Pro forma net tangible book value per share as of December 31,
    1999.........................................................  $1.07
   Increase per share attributable to new investors..............  $1.35
                                                                   -----
   Pro forma net tangible book value per share after this
    offering.....................................................        $ 2.42
                                                                         ------
   Net tangible book value dilution per share to new investors...        $ 8.58
                                                                         ======

   The following table sets forth as of December 31, 1999, assuming the pro forma effects described above, the difference between the number of shares of common stock purchased from us, the total consideration and the average price per share paid by the existing stockholders and by the new investors at an assumed initial public offering price of $11.00 per share for shares purchased in this offering, before deducting the estimated underwriting discounts and estimated offering expenses and $10.23 for shares purchased in the contemporaneous private placement:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ ------------------- Price Per
                                  Number   Percent   Amount    Percent   Share
                                ---------- ------- ----------- ------- ---------
   Existing stockholders....... 20,724,913   85.0% $36,021,925   46.0%  $ 1.74
   New investors...............  3,793,255   15.0   41,500,000   54.0   $10.94
                                ----------  -----  -----------  -----
     Total..................... 24,518,168  100.0% $77,521,925  100.0%
                                ==========  =====  ===========  =====

   This table assumes that the underwriters do not exercise their over-allotment option. If the underwriters' over-allotment option is exercised in full, the pro forma, as adjusted net tangible book value per share after giving effect to this offering would be $2.60 per share. After deducting underwriting discounts and commissions and estimated transaction expenses, the increase in the net tangible book value per share to existing stockholders would be $2.59 and the dilution to new public investors would be $8.41 per share.

   This table also assumes that no options or warrants have been or are exercised after December 31, 1999. As of December 31, 1999, there were outstanding options to purchase an aggregate of 3,492,000 shares of common stock at a weighted average exercise price of $0.42 per share, excluding warrants to purchase 160,000 shares of series C preferred stock at $2.50 per share. If all such options and warrants had been exercised on December 31, 1999, and the underwriters' over-allotment option is exercised in full, our net tangible book value on that date would have been $66.7 million or $2.33 per share, the increase in net tangible book value attributable to new investors would have been $1.26 per share, and the dilution in net tangible book value to new investors would have been $8.67 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the consolidated balance sheet data at December 31, 1997, 1998 and 1999, are derived from the audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the year ended
December 31, 1996, and the consolidated balance sheet data at December 31, 1996, are derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated statement of operations data for the year ended December 31, 1995, and the consolidated balance sheet data at December 31, 1995, are derived from our unaudited consolidated financial statements that include, in our opinion, all adjustments, consisting of only normal recurring adjustments, necessary for fair presentation of the financial condition at that date and results of operations for such period. The historical results presented below are not necessarily indicative of the results to be expected for any future period. The selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes to those consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" located elsewhere in this prospectus.

                                           Year Ended December 31,
                                 ----------------------------------------------
                                    1995      1996    1997     1998      1999
                                 ----------- ------  -------  -------  --------
                                 (unaudited)
                                    (in thousands, except per share data)
Consolidated Statement of
 Operations Data:
Revenues.......................    $2,416    $5,032  $ 5,196  $ 8,016  $ 13,520
Operating expenses:
 Project personnel.............     1,185     2,635    2,677    2,799     8,610
 Sales and marketing...........        72       135    1,671    1,838     4,230
 General and administrative....       951     2,123    3,456    4,519     9,434
 Depreciation..................       149       131      187      252       562
 Amortization of deferred
  stock-based compensation.....       --        --       --        50     1,590
 Non-recurring expenses on
  closing of foreign
  operations...................       --        --       --       250       --
                                   ------    ------  -------  -------  --------
  Total operating expenses.....     2,357     5,024    7,991    9,708    24,426
                                   ------    ------  -------  -------  --------
Income (loss) from operations..        59         8   (2,795)  (1,692)  (10,906)
Other income (expense), net....       (16)      (51)     (79)      36        (5)
                                   ------    ------  -------  -------  --------
Income (loss) before income
 taxes.........................        43       (43)  (2,874)  (1,656)  (10,911)
Income tax benefit (expense)...       (16)       14      (90)      (2)      (15)
                                   ------    ------  -------  -------  --------
Net income (loss)..............        27       (29)  (2,964)  (1,658)  (10,926)
Accretion of mandatorily
 redeemable convertible
 preferred stock to redemption
 value.........................       --        --       --       --     (4,862)
                                   ------    ------  -------  -------  --------
Net income (loss) attributable
 to common stockholders........    $   27    $  (29) $(2,964) $(1,658) $(15,788)
                                   ======    ======  =======  =======  ========
Net income (loss) per share:
 Basic and diluted.............    $ 0.01    $(0.01) $ (0.65) $ (0.36) $  (3.36)
                                   ======    ======  =======  =======  ========
 Weighted average shares.......     4,529     4,541    4,557    4,659     4,698
Pro forma net loss per share
 (unaudited):
 Basic and diluted.............       --        --       --       --   $  (0.76)
                                                                       ========
 Weighted average shares.......       --        --       --       --     14,447
                                                                       ========

                                              As of December 31,
                                  ---------------------------------------------
                                     1995      1996   1997     1998      1999
                                  ----------- ------ -------  -------  --------
                                  (unaudited)
                                                (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents.......    $    68   $   48 $   671  $ 4,783  $  3,244
Working capital.................        387      317     429    3,802    (1,842)
Total assets....................        954    1,878   1,822    6,295     9,222
Long-term borrowings and capital
 lease obligations, net of
 current portion................         37       70     192      373       454
Mandatorily redeemable
 convertible preferred stock....        --       --    3,200    8,270    18,132
Total stockholders' equity
 (deficit)......................        627      600  (2,496)  (4,125)  (18,138)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion together with "Selected Consolidated Financial Data," our consolidated financial statements and the related notes to those consolidated financial statements located elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to competitive factors, risks associated with our expansion plans and other factors discussed under "Risk Factors" and elsewhere in this prospectus.

Overview

   Revenues. Our revenues are substantially derived from fixed-price, fixed-time contracts. Revenues earned under fixed-price, fixed-time projects are recognized on the percentage-of-completion method based on the ratio of actual costs incurred to total estimated costs. We recognize revenues on our other projects on a time and materials basis. Revenues exclude reimbursable expenses charged to clients.

   Approximately 88% of our revenues for the year ended December 31, 1999, was derived from fixed-price, fixed-time arrangements. We expect the percentage of our revenues derived from fixed-price, fixed-time projects to decrease through our wider use of a time and materials approach as our revenues grow and our client base diversifies. Due to the highly complex and innovative nature of the Internet based applications we are developing for our clients, we expect our clients to more frequently select the time and materials approach for the initial phases of their projects. We prefer this approach for the initial phases of our engagements, which include defining functionality, determining the scope of the project and developing a project plan, because the time and materials approach affords greater flexibility.

   Due to our use of fixed-price, fixed-time contracts, our operating results may be harmed by inaccurate estimates of costs and time required to complete projects. Therefore, we closely monitor project progress through a series of processes designed to help estimate cost and time to completion, including a detailed review at the end of each project stage to determine project percentage of completion. We typically invoice for an advance payment from our clients upon contract signing, with additional billings upon our attainment of project milestones. This practice of invoicing in advance of revenue recognition in combination with significant new projects in the fourth quarter of 1999 have resulted in an increase in the current year's receivables, as a percentage of revenues, as compared to prior years. Deferred revenues consist primarily of payments received in advance of services rendered. We recognize those payments as revenues upon performance of services.

   Cost Structure. Project personnel expenses consist primarily of payroll, associated taxes, employee benefits, any third-party fees and net travel costs incurred in the delivery of our services. Sales and marketing expenses consist primarily of personnel costs and commissions as well as the costs associated with the development and maintenance of our marketing materials and programs. General and administrative expenses consist primarily of the costs associated with operations management, finance, human resources, information systems, facilities and other administrative support for project personnel.

   We regularly review the fees we charge for our services, our employee compensation and our overhead costs in an effort to remain competitive within our industry. In addition, we monitor the progress of our projects with our clients' senior management. Monitoring the costs and progress associated with each project is aided by our intranet-based project management systems. We manage the activities of our service delivery personnel by closely monitoring project schedules and staffing requirements for new projects. Most of our client projects can, and may in the future, be terminated by our clients without penalty. However, our contracts generally provide that we will be compensated based on the percentage of work completed relative to the fixed price of the engagement. Termination of a client project could require us to maintain underutilized employees, resulting in a higher than expected number of inactive professionals. We maintain a sufficient number of senior professionals to oversee existing and anticipated client projects and participate in our sales efforts to engage new client projects.

   Variability of Operating Results. Our operating results have fluctuated from quarter to quarter and may continue to fluctuate in the future. These fluctuations may be significant. We may not always forecast accurately the frequency and duration of our projects. We incur expenses, which are mainly fixed expenses, based on our expectations concerning the costs of our future projects. We may not be able to reduce our spending in a timely manner to compensate for any shortfall in our projected revenues. In the event of such a shortfall, our expenses as a percentage of our revenues would increase. Our quarterly operating results may not meet the expectations of analysts or investors. This may cause a decline in the market price of our common stock.

   Recent Net Losses. Our net loss was $10.9 million for the year ended December 31, 1999, compared to $1.7 million for the year ended December 31, 1998. We primarily attribute our increased net losses to higher project personnel expenses, sales and marketing expenses and general and administrative expenses. The overall increase in expenses was primarily attributable to costs incurred to expand or increase the number of project personnel as well as significant investment in office facilities and related infrastructure management and administrative personnel and sales and marketing.

   Recent Events. In January 2000, we acquired the business of XTEND-Tech, a 30-employee information technology consulting organization serving Global 1000 companies. This acquisition will expand the breadth of our service offerings and contribute to our future revenue growth. XTEND-Tech has a cost structure that is similar to ours. We issued 1,350,000 shares of our common stock in connection with this acquisition with an estimated fair value of approximately $14.9 million. This consideration consisted of a combination of the purchase price paid for the outstanding common stock of XTEND-Tech and consideration to certain employee stockholders of XTEND-Tech for continued employment with us. The acquisition was accounted for using the purchase method of accounting. The total amount of the consideration treated as purchase price for this acquisition was approximately $8.8 million and was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the acquisition date. The amortization of the intangible assets will occur over the estimated periods to be benefited. In connection with this acquisition we signed restricted stock agreements with employee-stockholders of XTEND-Tech as consideration for continued employment. The fair value of the unvested shares, which relate to these restricted stock agreements, amounting to $6.1 million, has been recorded as deferred stock-based compensation, which will be amortized over the three-year vesting period of the restricted stock.

Results of Operations

   The following table sets forth, as a percentage of revenues, our consolidated statement of operations for the years ended December 31, 1997, 1998 and 1999.

                                                             Year Ended
                                                            December 31,
                                                           ------------------
                                                           1997   1998   1999
                                                           ----   ----   ----
   Consolidated Statement of Operations Data:
   Revenues............................................... 100%   100%   100%
   Operating expenses:
    Project personnel.....................................  51     35     63
    Sales and marketing...................................  32     23     31
    General and administrative............................  67     56     70
    Depreciation..........................................   3      3      4
    Amortization of deferred stock-based compensation.....  --      1     12
    Non-recurring expenses on closing of foreign
     operations...........................................  --      3     --
                                                           ---    ---    ---
     Total operating expenses............................. 153    121    180
                                                           ---    ---    ---
   Income (loss) from operations.......................... (53)   (21)   (80)
   Other income (expense), net............................  (2)    --     --
                                                           ---    ---    ---
   Income (loss) before income taxes...................... (55)   (21)   (80)
   Income tax benefit (expense)...........................  (2)    --     --
                                                           ---    ---    ---
   Net income (loss)...................................... (57)%  (21)%  (80)%
                                                           ===    ===    ===

1999 Compared to 1998

   Revenues. Our revenues increased 69% to $13.5 million for the year ended December 31, 1999, compared to $8.0 million for the year ended December 31, 1998. We attribute our revenue growth primarily to an increase in the volume of services delivered to new clients. We will continue to focus our efforts on new client capture and expect this trend to continue. In 1999, our five largest clients accounted for approximately 75% of our revenues. In 1998, our five largest clients accounted for approximately 85% of our revenues. Compared to the fourth quarter of 1998, the decline in revenues in the first quarter of 1999 can be attributed to a delay by a major client in its transition from its legacy business systems. The decline in the second quarter of 1999 can be attributed to the loss of a major client.

   Project Personnel Expenses. Project personnel expenses increased $5.8 million, or 208%, to $8.6 million for the year ended December 31, 1999, from $2.8 million for the year ended December 31, 1998. The increase was primarily attributable to the hiring of additional project personnel to accommodate current and anticipated increases in demand for our services. This increase in project personnel resulted in a decline in utilization levels to approximately 60% in 1999, from an average of approximately 76% in 1998. Headcount for project personnel as of December 31, 1999, was 112 compared to 36 as of December 31, 1998. As a percentage of revenues, project personnel expenses were 63% for the year ended December 31, 1999, and 35% for the year ended December 31, 1998.

   Sales and Marketing Expenses. Sales and marketing expenses increased $2.4 million, or 130%, to $4.2 million for the year ended December 31, 1999, from $1.8 million for the year ended December 31, 1998. The increase was due to our investment in our sales and marketing programs. Headcount for sales and marketing personnel increased to 15 at December 31, 1999, from 8 at December 31, 1998. As a percentage of revenues, sales and marketing expenses were 31% for the year ended December 31, 1999, and 23% for the year ended December 31, 1998.

   General and Administrative Expenses. General and administrative expenses increased $4.9 million, or 108%, to $9.4 million for the year ended December 31, 1999, from $4.5 million for the year ended December 31, 1998. Office rent expenses increased to $828,000 for the year ended December 31, 1999, from $214,000 for the year ended December 31, 1998. Headcount for managerial and administrative personnel increased to 39 as of December 31, 1999, from 13 as of December 31, 1998. The increases in office rent expenses accounted for 12% of the overall increase. In addition, personnel expenses accounted for 68% of this increase. As a percentage of revenues, general and administrative expenses were 70% for the year ended December 31, 1999, and 56% for the year ended December 31, 1998.

   Depreciation. Depreciation expense increased $311,000, or 124%, to $562,000 for the year ended December 31, 1999, from $251,000 for the year ended December 31, 1998. The increase was attributable to capital expenditures for new equipment and leasehold improvements.

   Amortization of Deferred Stock-based Compensation. We recorded $1.6 million in amortization of deferred stock-based compensation expense for the year ended December 31, 1999. This expense represented the amortization of the difference between the deemed fair value of the underlying options at the time of grant and their exercise price.

   Other Income (Expense), Net. Other expense was $5,000 for the year ended December 31, 1999, compared to income of $36,000 for the year ended December 31, 1998. The variance was primarily due to an increase in interest expense. The average aggregate balance outstanding on our line of credit and term loan was $1.2 million during the year ended December 31, 1999, as compared to $172,000 during the year ended December 31, 1998. Interest expense under these facilities was $106,000 for the year ended December 31, 1999, and $56,000 for the year ended December 31, 1998.

   Income Tax Expense. We incurred income tax expense of $15,000 for the year ended December 31, 1999, and $2,000 for the year ended December 31, 1998. As of December 31, 1999, we had approximately $13.0 million of federal net operating loss carryforwards and approximately $11.0 million of state net operating loss carryforwards available to offset future taxable income. The federal net operating loss carryforwards will expire between 2011 and 2019, and the state net operating loss carryforwards will expire between 2004 and 2006, if not utilized.

   Under the Tax Reform Act of 1986, the amounts of and the benefit from net operating losses that can be carried forward may be limited upon a cumulative stock ownership change of more than 50% over a three-year period. Any unused annual limitation may be carried forward to future years for the balance of the net operating loss carryforward period.

1998 Compared to 1997

   Revenues. Our revenues increased 53% to $8.0 million for the year ended December 31, 1998, compared to $5.2 million for the year ended December 31, 1997. We attribute approximately 35% of our revenue growth to an increase in the volume of services delivered to new clients and approximately 65% to additional projects for existing clients. In 1998, our five largest clients accounted for approximately 85% of our revenues. In 1997, our five largest clients accounted for approximately 55% of our revenues.

   Project Personnel Expenses. Project personnel expenses increased by $122,000, or 5%, to $2.8 million for the year ended December 31, 1998, from $2.7 million for the year ended December 31, 1997. The increase was attributable to the hiring of additional project personnel during the second half of 1998. As a percentage of revenues, project personnel expenses declined to 35% for the year ended December 31, 1998, compared to 51% for the year ended December 31, 1997. The decrease in project personnel expenses in 1998 as a percentage of revenues was the result of our delay of hiring additional personnel until the second half of 1998, which resulted in a higher utilization rate and a slower growth of expenses relative to the growth in revenues.

   Sales and Marketing Expenses. Sales and marketing expenses increased by $167,000, or 10%, to $1.8 million for the year ended December 31, 1998, from $1.7 million for the year ended December 31, 1997. The increase in these expenses was primarily attributable to the hiring of business development and marketing personnel, increased public relations activities and the implementation of new and continuation of our existing marketing programs. Headcount for sales and marketing personnel increased to eight at December 31, 1998, from five at December 31, 1997. As a percentage of revenues, sales and marketing expenses were 23% for the year ended December 31, 1998, and 32% for the year ended December 31, 1997.

   General and Administrative Expenses. General and administrative expenses increased $1.0 million, or 31%, to $4.5 million for the year ended December 31, 1998, from $3.5 million for the year ended December 31, 1997. The increase was primarily attributable to expenses incurred to accommodate our current and anticipated growth, including the expansion of our office facilities and the increased cost of management and administrative personnel and other general operating expenses in the areas of accounting, human resources and general operations. Office rent expenses increased to $214,000 for the year ended December 31, 1998, from $157,000 for the year ended December 31, 1997. Headcount for management and administrative personnel increased to 12 at December 31, 1998, from six at December 31, 1997. As a percentage of revenues, general and administrative expenses were 56% for the year ended December 31, 1998, and 67% for the year ended December 31, 1997. Also, reflected in the results for the quarter ended December 31, 1998, was a reduction in costs associated with a decrease in hiring activity, an adjustment to the incentive compensation accrual, based on a revision of management's estimate of the required level, and savings associated with a reduction in professional services expenses.

   Depreciation. Depreciation increased by $64,000 to $251,000 for the year ended December 31, 1998, from $187,000 for the year ended December 31, 1997. The increase was related to increased investments in furniture and equipment.

   Amortization of Deferred Stock-based Compensation. We recorded $50,000 in amortization of deferred stock-based compensation expense for the year ended December 31, 1998. This expense represented the amortization of the difference between the deemed fair value of the underlying options at the date of grant and their exercise price.

   Non-Recurring Expenses on Closing of Foreign Operations. In November 1998, we announced our intention to close our operations in Malaysia. In conjunction with this announcement, we recorded a reserve of $250,000 for anticipated liquidation costs of our Malaysian subsidiary. This amount consisted of $157,000 for the write-down from the liquidation of the assets, $47,000 for remaining trade obligations and $46,000 for legal and other professional services to be provided during the liquidation process. Operations ceased during 1998, and all employee severance related costs were incurred prior to December 31, 1998. During 1999, the liquidation of the assets and settlement of the obligations was completed. As of December 31, 1999, $41,000 remains accrued to cover a pending claim from a former customer of the Malaysian subsidiary. We anticipate that this claim will be settled during 2000.

   Other Income (Expense), Net. Other income increased by $115,000 to $36,000 for the year ended December 31, 1998, from an expense of $79,000 for the year ended December 31, 1997. The increase was primarily attributable to increased interest income and a decrease in interest expense related to borrowings under our revolving line of credit and capital lease obligations. Interest expense was $56,000 for the year ended December 31, 1998, and $83,000 for the year ended December 31, 1997.

   Income Tax Expense. We incurred a $2,000 income tax expense for the year ended December 31, 1998, as compared with $90,000 for the year ended December 31, 1997. As of December 31, 1998, we had approximately $3.0 million of federal net operating loss carryforwards and $2.0 million of state net operating loss carryforwards available to offset future taxable income.

Quarterly Operating Results

   The following table sets forth a summary of our unaudited quarterly consolidated operating results for each of our eight most recently ended fiscal quarters. We have derived this information from our unaudited quarterly financial statements, which in our opinion, have been prepared on a basis consistent with our audited consolidated financial statements contained elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation in accordance with generally accepted accounting principles when read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. Our quarterly consolidated operating results are not necessarily indicative of future results of operations.

                                                   Three Months Ended
                         ---------------------------------------------------------------------------------
                         Mar. 31,  Jun. 30,  Sep. 30,  Dec. 31,  Mar. 31,   Jun. 30,   Sep. 30,   Dec. 31,
                           1998      1998      1998      1998      1999       1999       1999       1999
                         --------  --------  --------  --------  --------   --------   --------   --------
                                                (in thousands, unaudited)
Consolidated Statement
 of Operations Data:
Revenues................  $1,681    $2,040    $2,280    $2,015   $ 1,818    $ 1,907    $ 4,199    $ 5,596
Operating expenses:
 Project personnel......     611       655       739       794     1,168      1,561      2,531      3,350
 Sales and marketing....     425       575       518       320       798        706      1,056      1,670
 General and
  administrative........   1,134     1,212     1,266       907     1,380      2,001      2,346      3,707
 Depreciation...........      52        59        63        78        84        118        164        196
 Amortization of
  deferred stock-based
  compensation..........      --        --        --        50       179        225        432        754
 Non-recurring expense
  on closing of foreign
  operations............      --        --        --       250        --         --         --         --
                          ------    ------    ------    ------   -------    -------    -------    -------
   Total operating
    expenses............   2,222     2,501     2,586     2,399     3,609      4,611      6,529      9,677
                          ------    ------    ------    ------   -------    -------    -------    -------
Loss from operations....    (541)     (461)     (306)     (384)   (1,791)    (2,704)    (2,330)    (4,081)
Other income (expense),
 net....................     (15)        4        21        26        17         (7)         4        (19)
                          ------    ------    ------    ------   -------    -------    -------    -------
Loss before income
 taxes..................    (556)     (457)     (285)     (358)   (1,774)    (2,711)    (2,326)    (4,100)
Income tax expense......      --        --        --        (2)       (5)        (5)        (5)        --
                          ------    ------    ------    ------   -------    -------    -------    -------
Net loss................  $ (556)   $ (457)   $ (285)   $ (360)  $(1,779)   $(2,716)   $(2,331)   $(4,100)
                          ======    ======    ======    ======   =======    =======    =======    =======

As a Percentage of
 Revenue:
Revenues................     100%      100%      100%      100%      100%       100%       100%       100%
Operating expenses:
 Project personnel......      36        32        32        40        64         82         60         60
 Sales and marketing....      25        28        23        16        44         37         25         30
 General and
  administrative........      68        59        56        45        76        105         56         66
 Depreciation...........       3         3         3         4         5          6          4          3
 Amortization of
  deferred stock-based
  compensation..........      --        --        --         2        10         12         10         13
 Non-recurring expense
  on closing of foreign
  operations............      --        --        --        12        --         --         --         --
                          ------    ------    ------    ------   -------    -------    -------    -------
   Total operating
    expenses............     132       122       114       119       199        242        155        172
                          ------    ------    ------    ------   -------    -------    -------    -------
Income (loss) from
 operations.............     (32)      (22)      (14)      (19)      (99)      (142)       (55)       (72)
Other income (expense),
 net....................      (1)       --         1         1         1         --         --         --
                          ------    ------    ------    ------   -------    -------    -------    -------
Income (loss) before
 income taxes ..........     (33)      (22)      (13)      (18)      (98)      (142)       (55)       (72)
Income tax benefit
 (expense)..............      --        --        --        --        --         --         --         --
                          ------    ------    ------    ------   -------    -------    -------    -------
Net income (loss).......     (33)%     (22)%     (13)%     (18)%     (98)%     (142)%      (55)%      (72)%
                          ======    ======    ======    ======   =======    =======    =======    =======

Liquidity and Capital Resources

   Since 1997, we have financed our operations primarily from sales of preferred stock and borrowings under a line of credit and a term loan from a commercial bank. As of December 31, 1999, we have raised approximately $17.7 million, net of offering expenses, $13.7 million through the sale of our preferred stock and $4.0 million from a term loan. At December 31, 1999, we had approximately $3.2 million in cash and cash equivalents.

   Net cash used in operating activities was $2.2 million for the year ended December 31, 1997, $340,000 for the year ended December 31, 1998, and $8.7 million for the year ended December 31, 1999. Cash used in operating activities in each of these periods was primarily the result of net losses, adjusted for non-cash items primarily related to depreciation, increases in accounts receivable and fees and unbilled revenues resulting from increased sales revenue in the fourth quarter, partially offset by increases in accounts payable and accrued expenses resulting from increased operating expenses associated with the sales revenue growth. The losses during 1999 resulted in negative working capital of $1.9 million for the period ending December 31, 1999, versus positive working capital of $429,000 and $3.8 million, respectively, for the periods ending December 31, 1997, and December 31, 1998.

   Net cash used in investing activities was $50,000 for the year ended December 31, 1997, $460,000 for the year ended December 31, 1998, and $1.3 million for the year ended December 31, 1999. Cash used in investing activities in each period consisted primarily of purchases of furniture and equipment.

   Net cash provided by financing activities was $2.9 million for the year ended December 31, 1997, $4.9 million for the year ended December 31, 1998, and $8.4 million for the year ended December 31, 1999. In 1997 and 1998, the cash provided by our financing activities was primarily from the sale of our preferred stock. For the year ended December 31, 1999, the cash provided from our financing activities was primarily from the sale of our preferred stock and borrowings under a term loan and equipment leases.

   As of December 31, 1999, our principal commitments consisted of obligations under a term loan and under equipment leases, which funded our purchases of furniture and equipment. Our equipment leasing arrangements consist primarily of us paying rental fees to third-party leasing providers at interest rates between 11.00% and 13.00%. Borrowings under the term loan bear interest at the prime rate plus 2.00% (10.75% currently), with accrued interest paid monthly, and are due at November 30, 2000. As of December 31, 1999, we borrowed $4.0 million, the entire amount available under the term loan. We have $2.0 million available under a revolving line of credit. Borrowing under the line of credit is limited to the lesser of 80% of the amount of eligible accounts receivable or $2.0 million and bears interest at the prime rate plus 2.00% (10.75% currently). We have never borrowed under the line of credit. Although we have no material commitments for capital expenditures, we anticipate an increase in our capital expenditures consistent with anticipated growth in our operations, infrastructure and personnel.

   Subsequent to December 31, 1999, we issued 3,000,000 shares of series D preferred stock in a private placement for gross proceeds of approximately $22.2 million. The difference between the deemed fair value of the Series D preferred stock of $11.00, the mid-point of the range of share prices anticipated for this offering, and the price per share of $7.41 was considered to be a beneficial conversion feature analogous to a dividend to the preferred stockholders. The value of the beneficial conversion feature of $10.8 million will be recognized in fiscal 2000 as a non-cash charge to net loss attributable to common stockholders. In February 2000, we entered into two letters of credit for approximately $2.8 million and $198,000 to secure lease deposits to expand into two new office facilities. These letters of credit expire in February 2001, and are secured by certificates of deposit in the same amounts.

   We believe that the net proceeds from this offering, combined with the proceeds of the series D private placement, the proceeds of the private placement to be closed contemporaneously with this offering, current cash balances and borrowing capacity under our credit facilities will be sufficient to fund our requirements for working capital and capital expenditures for at least the next twelve months. Thereafter, we may sell additional equity or debt securities or seek additional credit facilities. Sales of additional equity or convertible debt securities would result in additional dilution to our stockholders. We may need to raise additional funds sooner in order to support expansion, develop new or enhanced services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. Our future liquidity and capital requirements will depend upon numerous factors, including the success of our existing and new service offerings and competing technological and market developments. Additional financing, if any, may not be available on satisfactory terms.

Disclosure About Market Risk

   Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our available funds for investment and on the increase or decrease in the amount of interest expense we must pay with respect to our various outstanding debt instruments. The risk associated with fluctuating interest expense is limited, however, to the exposure related to those debt instruments and credit facilities that are tied to variable market rates. We do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested principal funds by limiting default risks, market risk and reinvestment risk. We plan to mitigate default risk by investing in high-credit quality securities.

   All of our revenues are realized currently in U.S. dollars and are from customers primarily in the United States. Therefore, we do not believe that we currently have any significant direct foreign currency exchange rate risk.

                                    BUSINESS

Overview

   We are a leading Internet professional services firm providing strategy, technology, implementation and support services solutions to large corporations and emerging Internet businesses that engage in e-commerce with other businesses. We focus on helping our clients conceive and implement e-markets and electronic customer relationship management systems. E-markets are electronic marketplaces that enable businesses to collaborate with trading partners, conduct e-commerce, manage distribution relationships and enhance business partnerships. Electronic customer relationship management is an Internet-based approach to coordinating a company's customer relationships across communications channels, business functions and trading partners.

   We believe our capabilities are well-suited to developing the extremely complex, highly integrated systems required for effective business-to-business e-commerce solutions. Our professionals create scalable, reliable and integrated business systems using our proprietary LightSpeed delivery model and i2K architectural framework. We provide our services through our staff of 168 professionals, who have an average of ten years experience in business process analysis, technology architecture, project management and software engineering.

Industry Background

   The Internet enables millions of businesses and consumers to share information and conduct commerce electronically. Businesses initially used their Internet sites primarily for advertising and promotional purposes. As Internet usage increased, businesses realized the Internet could also be used as an effective medium for directly targeting consumers, improving communications with customers and generating business-to-consumer e-commerce transactions. Forrester Research, Inc. estimates that the total value of goods exchanged in the United States business-to-consumer e-commerce market will exceed $100 billion by 2003. Driven by the scale and scope of this rapidly emerging business opportunity, businesses began to develop increasingly complex, higher transaction volume consumer-oriented websites.

   While business-to-consumer e-commerce was evolving, companies also began to use Internet technology to streamline their internal operations and electronically integrate select internal processes with other businesses, including their suppliers, distributors and key business customers. Today, businesses are using Internet technologies to improve their competitive positions by increasing operating efficiencies, strengthening their trading partner relationships and identifying and capitalizing on emerging business opportunities by developing various Internet-based business models. Forrester Research, Inc. estimates that the total value of goods exchanged in the United States business-to-business e-commerce market will increase from $43.1 billion in 1998 to $2.7 trillion in 2004, representing a 99% six-year compound annual growth rate.

   An important emerging Internet-based business model is the electronic market. Electronic markets provide Internet-based trading hubs where multiple buyers and sellers communicate and conduct electronic commerce. The creation of these e-markets enables innovative methods for trading between business partners, including auctions, reverse auctions, aggregation, inventory liquidation and on-line negotiation. These electronic markets provide unprecedented global opportunities for businesses to exchange information and execute transactions with the efficiency, cost effectiveness and global reach provided by Internet technologies, while supporting individual contractual relationships between trading partners. Examples of these e-markets include autoExchange.com, ePolicy.com, Pure Markets, tradepac.com and VerticalNet.

   Businesses are rapidly developing e-markets and other business-to-business e-commerce systems in order to fully realize the market opportunity. Business-to-business e-commerce systems are engineered to facilitate:

  . significant increases in the value and complexity of data and transactions processed

  . improved performance and response times to support real-time access by trading partners from a variety of technology platforms

  . improved reliability, accuracy and security for transactions

  . high degrees of integration between legacy applications, networks and technology platforms within a company as well as across diverse businesses

  . the execution of a broad variety of processes and payment methods that exist between trading partners

   These business-to-business systems are highly complex and often involve a greater number of steps per transaction and more processes than business-to-consumer systems, creating a longer, more intricate commerce chain and resulting in a more complex delivery infrastructure. Some of the typical differences between business-to-consumer and business-to-business e-commerce are highlighted below:

  Characteristic       Business-to-Consumer             Business-to-Business
  --------------   ---------------------------- -------------------------------------
  Users and
   Participants    .One-to-many                 .Many-to-many

                   .Individuals                 .Fragmented buyers, suppliers,
                                                 partners and distributors

-------------------------------------------------------------------------------------
  Products and
   Services        .Standardized, mass market   .Higher degrees of customization

                   .Convenient                  .Complex configuration

                   .Price points: $100s-$1000s  .Price points: $1000s-millions

                                                .Mission critical

                                                .Highly time-sensitive

-------------------------------------------------------------------------------------
  Delivery and
   Fulfillment     .Credit card payment         .Credit/financing key issues

                   .Straightforward fulfillment .Intricate synchronization

                                                .Multi-stage shipping

                                                .Customs, tariffs and inspections

-------------------------------------------------------------------------------------
  Infrastructure   .Supplier-side systems only  .Real-time, customized front-end

                                                .Tight back-office integration

                                                .Security and bandwidth for heavy
                                                 volumes

-------------------------------------------------------------------------------------
  Outcome
   Objective       .Building brand              .Enabling commerce between businesses


   Developing and supporting business-to-business e-commerce systems requires substantial expertise in designing new business processes that integrate with existing operations, selecting and implementing the appropriate Internet technologies and managing the implementation process to meet the time-to-market needs characteristic of today's competitive business environment. There is a limited supply of high-quality, experienced Internet services professionals, and demand for these professionals is increasing rapidly. This makes it increasingly difficult for companies seeking to internally implement business-to-business e-commerce solutions to hire, develop and retain these professionals. As a result, an increasing number of businesses, from start-ups to Fortune 1000 companies, engage third-party Internet professional services firms to help them design and implement business-to-business e-commerce systems.

   The demand for these and related Internet and e-commerce services is projected to grow dramatically. International Data Corporation estimates that this market will grow from approximately $7.8 billion in 1998 to $78.6 billion in 2003, representing a 59% compound annual growth rate.

   We believe there are only a few Internet professional services firms with an exclusive focus on business-to-business e-commerce engagements. Additionally, we believe that in order to be successful in this market, Internet professional services firms must possess an integrated model of business-to-business-oriented process analysis, substantial software engineering expertise, strong technology architecture and integration skills, and effective client and project management capabilities.

Our Solution

   We are a leading Internet professional services firm. We provide business-to-business e-commerce systems solutions to large corporations and emerging Internet businesses and focus on building and supporting complex e-markets and electronic customer relationship management solutions.

   The key elements of our solution are:

   Early and Exclusive Business-to-Business e-Commerce Focus. We have delivered business-to-business software applications for our clients since 1995. We provide our services through teams of talented professionals with extensive experience in business process analysis, project management and software engineering. We believe our early vision and business-to-business experience enables us to rapidly and efficiently architect and implement Internet solutions.

   Proprietary LightSpeed Delivery Model. LightSpeed, our proprietary collection of operating principles, methods and frameworks, is an Internet-based model for governing the way we interact with our clients, including how we define, price, staff and manage our projects. We believe the successful application of LightSpeed in our engagements enables us to more accurately forecast project schedules and costs. LightSpeed also allows us to better manage project risk and to identify, capture and reuse valuable Internet frameworks, designs, processes and techniques that we have developed while working on prior engagements.

   Proprietary i2K Architectural Model. i2K is a collection of principles, methods and frameworks we have created to guide development of complex e-commerce systems. Using i2K we help our clients to develop e-markets and electronic customer relationship management systems that leverage and integrate information between their Internet-based and legacy systems and those of their trading partners. We believe the successful design and implementation of projects using our i2K model result in secure, reliable systems and a highly extendable architectural platform.

   Packaging of Services. Based on our extensive experience in business-to-business e-markets and electronic customer relationship management solutions, we have developed modular solutions tailored for discrete business processes. Our packaged service offerings are comprised of three major elements: pre-defined business functions, proven business practices and pre-defined technology architecture. We believe packaging our services in this manner reduces our project risk, increases our operating margins, improves our sales force's productivity, speeds time-to-market for our clients and differentiates us from our competition.

   Integrated End-to-End Implementation Capabilities. We believe we provide the complete range of capabilities required to deliver comprehensive business-to-business e-commerce solutions to our clients. Our core competencies range from business process analysis and technology architecture to Internet application development and post-launch managed web services.

   We believe our breadth of capabilities enables us to engineer and deliver complete electronic markets and electronic customer relationship management solutions for a fixed price and within fixed timeframes.

   Knowledge Management and Transfer. We collect, store and organize information we acquire from interaction with our clients in order to enhance our existing base of technology and business process expertise. Inside Inventa, our corporate intranet, is a secure integrated knowledge management repository that facilitates the dissemination of this intellectual capital across our organization. In addition, eTrack, our internal Internet-based project management system, enables us to capture, monitor and manage information for project scheduling; project status review; document and deliverable distribution to our professionals and our clients; and detailed information on the resources required to achieve specific tasks on a project. We believe this expanding base of readily accessible knowledge enables us to meet our clients' ever-increasing expectations for our performance, improves our ability to forecast the estimated time and resources required to complete our client engagements and increases the reusability of our intellectual capital, thereby reducing risks to us and our clients.

Our Strategy

   Our objective is to enhance our position and reputation as a leading provider of Internet professional services in the context of business-to-business e-commerce. The key elements of our growth strategy are to:

   Maintain Our Exclusive Business-to-Business e-Commerce Focus. We intend to maintain our exclusive focus on business-to-business e-commerce. We believe this segment of the market is the most strategic to our clients, is the fastest growing segment of the e-commerce market and is best aligned with our core competencies. Currently, we target two major business-to-business e-commerce practice areas:

  . e-markets, where we engineer and support business-to-business electronic markets that facilitate the timely exchange of information and goods between trading partners

  . electronic customer relationship management, where we deliver solutions for a broad range of business-to-business customer interaction processes, including sales, marketing and customer support

   We also intend to expand our service offerings by developing additional practices to cover the full range of business-to-business e-commerce processes and relationships in which our clients and prospective clients are likely to engage, including electronic partner relationship management and electronic supply chain management.

   Maintain Our Technology Leadership. We believe that our clients choose to work with us because of our reputation for technology leadership and for successfully solving some of the most challenging business-to-business e-commerce problems with leading-edge Internet technologies. We believe working on complex assignments will make us more attractive to high-quality professionals, who enlarge our technology skill set and knowledge base. We intend to maintain our technology leadership by:

  . pursuing complex engagements that allow us to refine and advance our business-to-business e-commerce capabilities

  . researching emerging technologies for their relevance and applicability to our clients' business strategies

  . refining and enhancing our proprietary i2K architectural model to take advantage of advances in Internet technology

  . deepening our current partner relationships and establishing new partnerships to maintain our status as an early adopter of emerging technologies and skill sets

  . enhancing our knowledge management infrastructure to improve the breadth, depth and quality of access to technology-related information by our professionals

   Continue to Package Our Services. We intend to continue to package our services. We believe packaging our services:

  . permits faster and more predictable project implementations resulting in higher operating margins

  . facilitates marketing our services and solutions to prospective clients

  . demonstrates our thought leadership and competencies

  . improves training for our professional staff and increases sales force productivity

  . differentiates us from our competitors

   We intend to expand our packaged service offerings beyond our current eSales and eCare products by leveraging knowledge and experience from our engagements, continuing to refine and enhance our LightSpeed delivery model and identifying and establishing the partner relationships relevant to effective packaging of our services.

   Recruit and Retain Highly-Skilled Professionals. We intend to continue to hire, train and retain individuals who are highly skilled in the engineering of complex Internet systems and business processes . To provide an environment conducive to recruitment and retention, we have created a corporate culture that emphasizes balance between one's professional and personal life, challenging work assignments, broad equity ownership, promotion from within, opportunities for advanced training and direct involvement in growing our business.

   Further, we have designed our LightSpeed delivery model to be a key employee recruiting and retention tool by:

  . encouraging direct client contact at all levels of our project teams

  . basing our teams at our facilities to reduce professionals' travel time

  . conducting our engagements using small, highly-specialized project teams

   We will continue to expand our in-house recruiting staff and to invest in initiatives focused on direct and Internet-based recruitment, employee referral programs and on-campus recruiting. In addition, we intend to expand the geographic reach of our recruitment efforts and to advertise and promote our brand to generate awareness of our company among potential employees in relevant markets.

   Expand Existing and Establish New Client Relationships. We believe our track record of successful engagements has resulted in strong relationships with our clients. As a result, our clients often request that we expand the scope and complexity of our engagements. This reinforces our growing reputation as an innovative provider of business-to-business e-commerce solutions. We intend to leverage our reputation for client satisfaction and innovation to attract new engagements with our existing clients and to capture new clients through referral-driven sales.

   In addition, we intend to engage new clients by continuing to:

  . expand our direct sales force in our current geographic markets

  . invest in promotional activities designed to improve brand awareness and provide sales leads

  . establish new strategic business and technology alliances

  . expand geographically, both within the United States and internationally

Our Services

   We have developed a broad range of capabilities in designing and implementing business-to-business e-commerce systems and applications for our clients, from integrating demand-side Internet applications with front- and back-office systems to supply-side Internet applications for servicing trading partners. Our capabilities include:

  . competitive assessment of our clients' Internet strategies and capabilities

  . business process analysis

  . application portfolio definition and functionality prioritization

  . requirements definition and concept prototyping

  . technology architecture design and engineering

  . custom Internet application development

  . e-commerce software implementation

  . systems integration

  . enterprise application integration (within and between businesses)

  . applications management and enhancement

  . service productization

   We leverage these skill sets and our substantial expertise in two major business-to-business e-commerce practice areas, e-markets and electronic customer relationship management, as described below:

   Electronic Markets. We engineer and support business-to-business marketplaces that are highly scalable and extendable to accommodate the rapid growth that well-designed and well-marketed business-to-business systems are likely to experience.

   Electronic Customer Relationship Management. We design and engineer Internet-based systems and applications for a broad range of business-to-business customer interaction processes, including sales, marketing, customer support, distribution and fulfillment.

   These service offerings are comprehensive, scalable, extendable and secure, thereby helping our clients ensure the quality and integrity of their relationships with their business customers and other trading partners. Although each of our solutions is uniquely engineered and customized to meet the expectations of each of our clients, we design them using standard Internet technologies and commercially available software to accelerate project delivery and ease system maintenance.

   We deliver our solutions using the following service models:

   LightSpeed Delivery Model. LightSpeed is our proprietary Internet-based model for governing the way we deliver solutions to our clients. Using LightSpeed, we usually complete entire projects for our clients in five to six months.

   LightSpeed is composed of four distinct stages:

 Innovate Our professionals work closely with our clients' senior executives to conduct a strategic assessment of their competitive positioning in the Internet marketplace and create a business and technology roadmap for the development of a business-to-business solution. We then arrive at a shared vision of our clients' business-to-business initiative and explore potential software applications, identify architectural issues and highlight potential obstacles to success. Finally, we deliver an agreed-upon business-to-business e-commerce roadmap for the development of a solution.

-------------------------------------------------------------------------------
 Blueprint         We work with our clients to define and prioritize the scope, functionality and business processes for their projects.
                   Using intensive workshops, storyboarding and prototyping
                   techniques, we deliver functional requirements, an
                   application prototype, architecture and technology
                   recommendations and a detailed plan for the LightSpeed
                   Create and Launch stage.

-------------------------------------------------------------------------------
 Create and Launch We develop a detailed engineering design and create a comprehensive quality assurance plan. We then implement our solution in a series of progressively more functional
                   releases. With this approach, we deliver a production-
                   quality release with meaningful, business-relevant
                   functionality usually within ten weeks. The entire Create
                   and Launch stage typically takes between 16 and 24 weeks and may include two or three releases.

-------------------------------------------------------------------------------
 Enhance           We help our clients evaluate an individual project's success before embarking on the next project or major phase. We
                   refine our most recent implementation and enhance the
                   application in response to changes in user requirements. We also offer our clients opportunities to expand their
                   implementations with application enhancement and database
                   consulting services.


   i2K Architectural Model. i2K is our proprietary collection of principles, methods and frameworks for business-to-business e-commerce solutions. It provides a schematic for developing electronic markets and electronic customer relationship management systems that are scalable, adaptable, integrated with our clients' Internet-based and legacy systems and extendable outside their enterprises to their trading partners' systems. We believe each of our clients' competitive advantage is directly related to how quickly and how well they leverage and integrate information within their Internet-based and legacy systems and with those of their trading partners. Accessing and combining this information in meaningful ways is essential to leveraging the potential of the Internet.

   Packaged Service Offerings. We have combined our LightSpeed delivery model, our i2K architectural model, commercially available software and the collective knowledge of our professionals into packaged service offerings for specific business processes. We currently have targeted two critical business processes with these Internet offerings, sales through our eSales offering and customer care through our eCare offering. With eSales and eCare, we can quickly assess and analyze our clients' businesses and recommend a portfolio of applications, develop an implementation strategy, define system requirements, design the technology architecture, and then prototype, engineer and enhance the solutions. Using eSales and eCare, we can rapidly deliver what we have determined to be the most common functionality for business-to-business customer relationship management processes.

   Upon implementation of eSales or eCare, our clients' and their trading partners' sales or customer service representatives have access to a broad variety of capabilities to facilitate interaction with, and satisfy the needs of, their business customers. Some of the more common functionalities include:

  . customer profiling

  . sales or customer service workflow or process management

  . sales or customer service case management

  . custom database-driven views of customers, products, suppliers and orders

  . e-mail messaging

  . sales and customer care management reporting

  . integration with call center operations

   eSales enables our clients to generate revenue through Internet-based sales channels; satisfy and retain customers through online order and sales management; and streamline the purchasing process for their business customers.

   eCare enables our clients to ensure consistent, high-quality customer interaction; retain customers through personalized and responsive service; reduce overhead and call center volume; and capture customer data.

Clients

   The following is a list of our clients that generated more than $100,000 in services revenue during 1999:

   ADP

                                            GoTo.com

   Amkor Technology

                                            Pure Markets

   Cadence Design Systems

                                            Shaman Botanicals.com

   Citigroup

                                            Siemens

   Crane Co.

                                            SMART Modular Technologies
   ePolicy.com

                                            Sun Microsystems
   Fujitsu

                                            tradepac.com


   In 1999, our five largest clients represented 75% of our revenues, including ADP and ePolicy.com, each of which represented more than 10% of our revenues.

   In addition, we began engagements for the following additional clients since the beginning of the fourth quarter of 1999:

   Charles Schwab & Co., Inc.

                                            Portera Systems

   Grainger.com (a subsidiary of W.W. Grainger, Inc.)

                                            Utility.com, Inc.

   Moai Technologies, Inc.

                                            Vastera Inc.

Case Studies

                                     The Problem
  ADP ADP recognized an opportunity to enhance and extend its service offerings to small business customers after seeing an increasing number of small businesses obtaining Internet access. In addition, their market was changing as new competitors arrived with other offerings. In order for ADP to compete, sustain its leadership position and protect its brand, it needed to deliver a digital offering for its customers. ADP believed the new offering should provide its customers a payroll choice model, improve the level and quality of customer service, and increase customer convenience and control. ADP required that the system provide unlimited access to its customers for entering payroll data and reduce the number of errors entered into payroll databases. Bringing the service to market quickly was critical, as was seamless integration with legacy payroll systems, application of complex payroll and taxation issues and security.

-------------------------------------------------------------------------------
           Our Solution: Electronic Customer Relationship Management System
      Our solution, EasyPayNet, is an easy to use, fully functional Web-based payroll system that accesses ADP's wide range of services, including federal, state and local tax filing, direct deposit and 401(k) services.
      Moreover, access is available 24 hours a day, seven days a week through a secure global network. In the Innovate stage, our business analysts identified and prioritized the functional requirements for providing payroll services over the Internet to ADP customers. We provided ADP with insights and options on how to leverage Internet technologies to provide functionality to their customers that it could not with its existing systems. We prioritized the resulting functionality for progressive releases of the solution and described the expected customer experience in each one of these releases. In the Blueprint stage, our architects defined the requirements for the first release, identified and selected the architectural and technology components and developed an application prototype. We selected Oracle's Relational DBMS as the database on NT servers, integrated with legacy data from an IBM AS/-400 using Oracle replication services. We created custom application services adapters for replication from the AS/-400 platform. We then selected Active Software's
      ActiveWeb technology on a Microsoft IIS WebServer for application services. We created a user experience base using a combination of custom
      HTML and Java Servelets. In the Create and Launch stage, we completed the technical design of the application and data models and identified legacy system integration requirements. We developed, tested and deployed the first release of the application and then delivered a production support environment that includes application support and maintenance services.
      Since the first release, we have implemented incremental enhancements, installing changes based on customer feedback. In addition, we have improved the level and quality of the infrastructure, optimized application performance and created a framework for enabling the integration of ADP's trading partners. The project was delivered in time to meet ADP's expectations for sustaining its competitive position and expanding its offerings via a digital channel.

-------------------------------------------------------------------------------
                                     The Benefits
      The increased flexibility that EasyPayNet provides meets the unique needs of ADP's small business customers and increases ADP's competitiveness by streamlining operations on the Internet. In addition to satisfying its current customers, ADP is selling the service to a new market of customers it could not previously serve. As a by-product of the solution,
      ADP re-evaluated all its existing business processes and expects to derive infrastructure efficiencies.

                                            The Problem
  Cadence Design   Cadence Design Systems is the leading vendor of engineering
   Systems         design software. Its Customer Support organization realized it lacked value-added support services for its clients, a
                   result of its inability to access an enterprise-wide profile of important customer information. Cadence needed an
                   effective, seamless and transparent integration of key
                   supply chain databases. Cadence wanted a single system to
                   provide all the services it required. Cadence wanted to
                   leverage its nonintegrated legacy information sources,
                   rather than engineer a completely new solution.

-------------------------------------------------------------------------------
                     Our Solution: Electronic Customer Relationship Management
                                              System
                   Our Innovate stage with Cadence enabled evaluation of the
                   strengths and weaknesses of its existing service model and resulted in an initial architecture that met expectations
                   for integration of the heterogeneous legacy systems. In our
                   Blueprint Stage, our architects developed requirements for a global customer entitlement system and the framework for
                   data mining, extracting and integrating from the legacy
                   customer service systems. Cadence was presented a discovery document with implementation and architectural roadmaps and a functionality prioritization matrix. In our Create and
                   Launch Stage, our engineers developed the global customer
                   entitlement system using NetDynamics Application Server as the core, Oracle as the back-end database server, Sun
                   Solaris as the implementation platform, and completely
                   customized the integration solution in HTML and Java. The
                   application also used Oracle's Data Replication services.
                   Our engineers developed several adapters to integrate
                   Cadence's legacy systems, with order processing
                   applications, the Scopus Call Tracking System and their
                   online technical support system. The entire project was
                   completed in 16 weeks.

-------------------------------------------------------------------------------
                                           The Benefits
                   The system now presents a global and accurate view of
                   customer service entitlements by customer and product.
                   Customer Service representatives are making better decisions and customers are experiencing less frustration. Cadence
                   expects to earn additional revenue, to reduce its case load
                   and to experience cost savings of approximately $720,000
                   annually.

                                         The Problem
  ePolicy.com Cal-Surance, Inc., a leading insurance broker based in Southern
              California, wanted to find a more effective and efficient way to sell and service commercial insurance for small businesses and professionals.

-------------------------------------------------------------------------------
                               Our Solution: Electronic Market
              In our Innovate Stage, our analysts developed an Internet
              strategy, competitive analysis and solution portfolio for Cal-
              Surance. Our business analysts identified that the opportunity space for real-time online quoting and purchasing of insurance was tightly connected to the concept of progressive disclosure of information and the simplification of the quoting process. In our
              Blueprint Stage, our architects prioritized the application portfolio into three distinct development phases: customer, partner and internal interaction. Our engineers also designed the application framework: Microsoft Commerce Server on NT for the core, Oracle for the back-end database server, Sun Solaris for the application platform, TideStone's NT spreadsheet/matrix quoting engine, Active Server Pages for the presentation layer,
              Microsoft COM for back-end integration, CyberSource for debit and credit card payments and custom engineered adapters for legacy claims systems. Our architects proceeded to complete the customer facing system blueprint phase in three weeks, producing a
              functional requirements document, concept prototype, detailed project plan and a fixed-price, fixed-time guaranteed proposal.
              In our Create and Launch Stage, our engineers were required to perform significant customization on the components in order to meet the specifications and requirements defined in the
              blueprint. Two releases covered the seven life cycle customer states: prospecting, buying, insured, renewing, maintaining, canceling and formerly insured. The site's functionality was defined in three weeks. In three months, the first release was uploaded for testing and review, and the second release followed six weeks later.

-------------------------------------------------------------------------------
                                         The Benefits
              Our solution enables the offering of a broader set of products through a new digital channel. The electronic market was
              eventually spun off into a new company, ePolicy.com, a business-
              to-business Internet company that is creating a new way for
              professionals and small business to purchase insurance.

                                            The Problem
   Pure Markets    The equipment leasing industry has multiple layers of
                   intermediaries and complex product offerings, creating an
                   inefficient market. This inefficiency results in lost
                   opportunities and higher costs. Pure Markets wanted to
                   create an electronic market to enable lessees and lessors to conduct leasing transactions more efficiently and
                   effectively.

-------------------------------------------------------------------------------
                                  Our Solution: Electronic Market
                   Their electronic market, Pure Markets.com, empowers lessees to easily and quickly structure their lease finance request, to solicit bids from a greater number of lessors and to
                   identify and select the optimal bid (on features and cost)
                   through PureMarket's intelligent bid comparator. Lessors
                   benefit by expanding the breadth of their market, being able to target transactions attractive to them, reducing
                   origination costs, and increasing the share of leasing as a finance option. In the Innovate stage, we defined the
                   technical capability needed to transform Pure Markets'
                   vision into a business reality. We helped Pure Markets
                   define its requirements and presented it with an
                   implementable technology architecture. In the Blueprint
                   Stage, we conducted extensive interviews with Pure Markets'
                   employees to define and document the variety of leasing
                   structures our solution would have to accommodate, and to
                   develop processes, user interface, application functionality and data management services that comprised the leasing
                   electronic market. This stage required substantial
                   interaction between our project team and Pure Markets'
                   representatives due to the complexity of the user
                   interfaces. At the conclusion of the Blueprint Stage, we
                   delivered a comprehensive functional specification, a
                   functionality prioritization matrix and a schedule for
                   release delivery. In the Create and Launch stage, we used
                   Oracle as the database system on a Sun Solaris platform,
                   ColdFusion as the application server on an NT platform and completed the presentation layer in a combination of HTML,
                   Java and ColdFusion applets. Our rapid and thorough
                   Blueprint Stage greatly facilitated Pure Markets'
                   development of this highly complex application.

-------------------------------------------------------------------------------
                                           The Benefits
                   Pure Markets benefited by being able to achieve a rapid
                   time-to-market for an electronic market, a new channel that brings together lessees and lessors on the Internet. Lessees now have the opportunity to easily request bids from a
                   larger population of lessors and to compare bids using a
                   normalizing analytical tool, thereby enabling faster,
                   simpler and more effective decisions. Lessors have access to a much larger market, with greater targeting precision and lower origination costs.


Employees

   As of February 29, 2000, we had 245 employees. Of these employees, 168 were consulting and services delivery professionals, and 77 were personnel performing marketing, sales, human resources, finance, accounting, legal, internal information systems and administrative functions, including 11 executives and 20 sales and marketing personnel. None of our employees is represented by a labor union, and we consider our employee relations to be excellent.

Competition

   The market for Internet professional services is intensely competitive. We believe the principal competitive factors in our industry are reputation and client satisfaction, the experience and skill levels of professionals, advanced technical architecture and project management expertise, ability to predict project cost and manage resource scheduling and ability to recruit and retain professionals. While we primarily use the fixed-price, fixed-time pricing model, most of our competitors use both fixed-price and time and materials pricing models for their projects. We are not aware of a trend toward either pricing model.

   Our competition falls into the following categories:

  . Internet professional services firms (such as Lante, Proxicom, Sapient,
    Scient, US Interactive and Viant)

  . information technology consulting and systems integration firms (such as Andersen Consulting, Cambridge Technology Partners and EDS)

  . services divisions of computer hardware and software vendors (such as IBM and Oracle)

  . web design firms (such as Modem Media. Poppe Tyson and Razorfish)

  . information technology strategy consulting firms (such as @McKinsey, Diamond Technology Partners and Mainspring)

  . in-house information technology departments of our current and potential clients


   Future competitors may offer services that provide significant performance, price, creative or other advantages over those offered by us. Therefore, we expect to face additional competition from new competitors.

Alliances

   We leverage our marketing and sales efforts through alliances with a number of vendors of Internet technology. Our partners include Active Software, Art Technology Group, BroadVision, Exodus Communications, Extricity Software, Hewlett-Packard, Microsoft, Moai Technologies, Selectica, Silknet Software, webMethods and Vitria. These partners may recommend our services to their clients, provide us sales leads, deliver training for our professionals and enable us to obtain advance access to their technologies.

Sales and Marketing

   Our sales efforts are targeted at corporate clients who are investing significant resources in their business-to-business e-commerce strategies. Our sales force generates leads through a combination of direct mail, targeted events with industry thought leaders and cooperative marketing with our alliance partners. We have sales offices in the metropolitan areas of San Francisco, New York, Chicago and Washington, D.C.

   To augment our sales effort we also have a separate marketing department focused on two key objectives:

  . building brand recognition at a national level to drive business growth and support our recruiting efforts

  . developing and cultivating leads for our sales force

   To achieve these objectives, we engage in market research, public relations and advertising, participate in trade shows and conduct seminars. In addition, we employ a communication strategy based on standards for our logo, corporate identity, website and marketing materials.

   Our most significant recent marketing initiative occurred in January 2000, when we committed $300,000 to become the leading sponsor of the Inventa Everest Environmental Expedition. This expedition involves the most comprehensive clean-up of debris from the high camps of Mount Everest planned to date.

Intellectual Property Rights

   Our proprietary knowledge base and the other intellectual property rights that we develop for our clients are an integral part of our business. Our clients generally retain ownership of custom work product and we retain a royalty-free license to use some or all of the applications, processes and intellectual property developed in connection with customer projects. This information is accessible on our knowledge base only to our employees via our secure corporate intranet.

Development of Our Business

   We were incorporated in California in 1988 as Inventa Corporation. From 1988 to 1994, we were a client-server technology-based, system services firm. We formed our Malaysian subsidiary in 1994 to serve the Asian markets. During 1995, we began to focus on Internet applications for business and in 1996 began to focus exclusively on Internet business applications. We established our New York area office in 1997. We decided to close our Malaysian subsidiary in 1998, as a result of the Asian economic crisis, which prevented us from successfully developing our business in that region. During 1999, we established offices in the Chicago and Washington, D.C. areas. We reincorporated in Delaware in March 2000.

Facilities

   Our principal executive offices are located in approximately 45,000 square feet of leased office space in Redwood Shores, California. The lease for this office space is for a term of seven years and expires in May 2007. We also have offices in the metropolitan areas of New York, New York, Washington, D.C. and Chicago, Illinois. We lease all of our facilities and consider these facilities to be adequate for our needs for the foreseeable future.

Legal Proceedings

   We are not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   Our executive officers, directors and other key employees are as follows:

 Name                                 Age              Position(s)
 ------------------------------------ --- -----------------------------------
 Ashok Santhanam.....................  46 Chairman of the Board of Directors
                                          and Founder
 David A. Lavanty....................  39 President, Chief Executive Officer
                                          and Director
 Michael B. Shahbazian...............  52 Senior Vice President and Chief
                                          Financial Officer
 Richard M. Cerwonka.................  48 Senior Vice President
 Carol C. Halliday...................  53 Senior Vice President
 Anthony H. Moretto..................  51 Senior Vice President
 Elizabeth Campbell..................  39 Vice President of Human Resources
 Michael Makishima...................  38 Vice President of Finance
 Tobias Younis.......................  50 Vice President of Marketing
 Robert J. Kudis.....................  34 Vice President and General Manager,
                                          Central Region
 Edward F. Leppert...................  39 Vice President and General Manager,
                                          Northeast Region
 Srikantan Moorthy...................  37 General Manager, Southeast Region
 Michael Bealmear....................  51 Director
 Todd Dagres.........................  39 Director
 Robert Ducommun.....................  48 Director
 Frank Pinto.........................  46 Director
 Jon Q. Reynolds, Jr.................  32 Director

   Ashok Santhanam is our founder and has served as the Chairman of our Board of Directors since January 1999. From our inception to January 1999, Mr. Santhanam was our President and Chief Executive Officer. Prior to founding Inventa, Mr. Santhanam was the founder and President of Ventura Data Systems Pvt. Ltd., an information technology services firm based in Bangalore, India. Before establishing Ventura, Mr. Santhanam held various technical and management positions at Gould Inc., a publicly held technology company, including Director of Operations in the Recording Systems Division from 1983 to 1986. Mr. Santhanam holds a Bachelor of Technology degree from the Indian Institute of Technology in Madras, India and an MBA from Harvard Business School.

   David A. Lavanty has served as our President and Chief Executive Officer since January 1999. From June 1998 to December 1998, he served as Senior Vice President, Worldwide Consulting for Siebel Systems, Inc., an enterprise relationship management application software company. From March 1995 to April 1998, Mr. Lavanty held several positions at Sybase, Inc., a software company, including Vice President and General Manager, Professional Services for the Americas and Vice President, Southeast and Federal Professional Services. Prior to Sybase, Mr. Lavanty held positions as Vice President of Consulting Services at Oracle Corporation, a software company, and Senior Vice President at PRC Realty Systems, a systems integration company. Mr. Lavanty received a BS from the University of Akron and an MBA from Marymount University.

   Michael B. Shahbazian has served as our Senior Vice President and Chief Financial Officer since February 2000. From April 1999 to January 2000, he was Senior Vice President and Chief Financial Officer of Walker Interactive Systems, Inc., a software applications and services company. From June 1979 to April 1999, Mr. Shahbazian held a variety of positions with Amdahl Corporation, a computer hardware and services company, including Vice President and Treasurer, Director of Business Information Systems, European Director of Finance and Director of Financial Planning and Analysis. Mr. Shahbazian holds a BS degree from California State University at Fresno and an MBA from the University of Southern California.

   Richard M. Cerwonka has served as a Senior Vice President since January 2000. From May 1999 to January 2000, he was President and Chief Executive Officer of XTEND-Tech. From November 1998 to May

1999, Mr. Cerwonka was Area Vice President, Southeast for the Enterprise Solutions Division of Sybase. From April 1998 to November 1998, he served as the Area Vice President, Southeast Professional Services for Sybase. From July 1995 to April 1998, Mr. Cerwonka was a Practice Director, Professional Services for Sybase. From January 1980 to July 1995, he held a variety of positions at Sea-Land Service, Inc., a global transportation company, including Director of Equipment Engineering, Director of Information Technology and Director of Terminal Operations.

   Carol C. Halliday has served as a Senior Vice President since January 2000. From April 1999 to January 2000, she was our Vice President and General Manager of the Western Region. From October 1991 to April 1999, Ms. Halliday held a variety of positions at Sybase, including Area Vice President, West Professional Services, Vice President, Strategic Solutions Division and Practice Director, Rocky Mountain Professional Services. Prior to Sybase, she served as Director of Distributed Application Development for Fidelity Investments, a financial services company.

   Anthony H. Moretto has served as a Senior Vice President since April 1999. From April 1993 to April 1999, Mr. Moretto held a variety of positions at Sybase, including Vice President and General Manager, Professional Services, Area Vice President, Southeast Professional Services and Practice Manager, Professional Services. Prior to Sybase, he served as a Senior Managing Consultant for Oracle, Branch Manager for Cap Gemini America, a systems integration company, and Director, Commercial Systems Integration for Martin Marietta Data Systems, a systems integration company. Mr. Moretto holds a BBA from the Wharton School at the University of Pennsylvania.

   Elizabeth Campbell has served as Vice President of Human Resources since September 1999. She was our Director of Human Resources from August 1998 to September 1999. From December 1996 to July 1998, Ms. Campbell was President of Search Worldwide, a technology human resources consulting company she founded. From May 1993 to November 1996, Ms. Campbell was Director of Corporate Human Resources for Informix Software, a relational database software company.

   Michael Makishima has served as Vice President of Finance since December 1999. He was our Controller from July 1997 to December 1999. From March 1989 to December 1996, Mr. Makishima held several positions at Liant Software Corporation, a software company, including General Manager of Liant Software Services, Director of Manufacturing, Director of Corporate Finance and Vice President of Finance and Administration of Ryan McFarland Corporation, a subsidiary of Liant.

   Tobias Younis has served as Vice President of Marketing since November 1999. From August 1997 to November 1999, Mr. Younis served as Vice President for META Group, an information technology research company. From June 1994 to August 1997, Mr. Younis was a Director of Enterprise Systems Consulting for Sybase. From January 1992 to June 1994, Mr. Younis was founder and President for Marcomm Associates, a marketing consulting company. Prior to Marcomm, Mr. Younis served as Vice President of Special Marketing Operations at Oracle Corporation.

   Robert J. Kudis has served as Vice President and General Manager of the Central Region since May 1999. From January 1997 to May 1999, Mr. Kudis served as Vice President of Consulting, U.S. Central Region, for the Baan Company, an enterprise resource software company. From May 1987 to January 1997, Mr. Kudis was a consultant for Ernst & Young, a public accounting firm. Mr. Kudis holds a BBA in Information Systems from the University of Wisconsin.

   Edward F. Leppert has served as Vice President and General Manager of the Northeast Region since October 1999. He served as our Vice President and Managing Director of the Eastern Region from January 1999 to September 1999, and as our Managing Director of the Eastern Region from November 1997 to January 1999. From March 1996 to November 1997, Mr. Leppert served as Director of Operations and General Manager for Cambridge Technology Partners, a systems integration company. From September 1991 to March

1996, Mr. Leppert served as Associate Director, Information Management for Bristol-Myers Squibb Company, a consumer products manufacturing company. Prior to Bristol-Myers Squibb, Mr. Leppert served as a Senior Manager for Andersen Consulting, a consulting firm. Mr. Leppert holds a BS degree in systems planning and management from the Stevens Institute of Technology.

   Srikantan Moorthy has served as General Manager of the Southeast Region since November 1999. Mr. Moorthy served as our Director of Operations from May 1996 to November 1999, as a Practice Director from January 1996 to April 1996, as a Consulting Practice Manager from August 1994 to January 1996 and as Technical Staff Manager from August 1993 to August 1994. Mr. Moorthy joined us as a Principal Software Engineer in January 1993. Mr. Moorthy has a Bachelor of Engineering degree from Bangalore University, India.

   Michael Bealmear has served as a Director since September 1998. Mr. Bealmear is President and Chief Executive Officer of Spear Technologies, Inc., a privately held software company. Prior to Spear, he was Executive Vice President at Cadence Design Systems and Senior Vice President of Worldwide Services at Sybase. Mr. Bealmear also is a director of several privately owned companies. Mr. Bealmear has a BS in Electrical Engineering from the University of Texas and an MS in Mathematics and Computer Science from Rice University.

   Todd Dagres has served as a Director since February 1997. Mr. Dagres is a General Partner with Battery Ventures, a venture capital firm. Mr. Dagres is a director of Akamai Technologies, an Internet content distribution firm; Qtera Technologies, a telecommunications equipment provider; Edgix, an internet content delivery firm; Predictive Networks, a developer of Internet profiling and content delivery systems; Convergent Networks, a data and voice equipment company; Equipe Communications, a network equipment firm; River Delta Networks, a networking solutions company; and InformationView Solutions, a provider of network cost management solutions. Mr. Dagres is also an Adjunct Professor at the Sloan School of Management of the Massachusetts Institute of Technology. He has an MS in Economics from Trinity College and an MBA from Boston University.

   Robert Ducommun has served as a Director since June 1994. Mr. Ducommun is a director of Ducommun Incorporated, a publicly held company that provides products and services to the aerospace industry, and a director of several private companies. He has been a private investor in and advisor to emerging companies since 1992. He was Executive Vice President and Chief Financial Officer of Aviva Sports, a sports toy marketing company, and chief financial officer of Microsource, Inc., a manufacturer of microwave components. Mr. Ducommun has a BA degree from Stanford University and an MBA from Harvard Business School.

   Frank Pinto has served as a Director since May 1998. Mr. Pinto is a Partner with Boston Millennia Partners, a venture capital firm. He manages Boston Millennia Partners' investments in Knowledge Impact, a customer relationship management training firm and in InfoLibria, an Internet infrastructure solutions firm, and is a director of Quality Packaging Systems, a pharmaceutical services company. Mr. Pinto holds a BA degree in Economics and Environmental Studies from Middlebury College and an MBA from the Amos Tuck School at Dartmouth College.

   Jon Q. Reynolds, Jr. has served as a Director since October 1998. He is a General Partner of Technology Crossover Ventures, a venture capital firm. He also serves as a director of several private companies. Mr. Reynolds received an AB degree in Geography from Dartmouth College and an MBA from Columbia Business School.

Board of Directors

   Our board of directors is currently comprised of seven directors. Our amended and restated bylaws authorize not less than five directors and not more than seven directors.

Board Committees

   Our board of directors has a compensation committee and an audit committee. The Compensation Committee is comprised of Jon Q. Reynolds, Jr., its chairman, Todd Dagres and Frank Pinto. The Compensation Committee is responsible for the administration of all salary and incentive compensation plans for our officers, including bonuses and options granted under our option plans.

   The Audit Committee is comprised of Robert Ducommun, its chairman, Michael Bealmear and Frank Pinto. The Audit Committee is responsible for assuring the integrity of our financial control, audit and reporting functions. It reviews with our management and our independent accountants the effectiveness of our financial controls, accounting and reporting practices and procedures. In addition, the Audit Committee reviews the qualifications of our independent accountants, makes recommendations to the board of directors regarding the selection of our auditors and reviews the scope, fees and results of activities related to audit and non-audit services.

Compensation Committee Interlocks and Insider Participation

   Our board of directors did not have a compensation committee until May 1998. From May 1998 to December 1999, the Compensation Committee was comprised of Ashok Santhanam, Todd Dagres and Frank Pinto. In December 1999, Jon Q. Reynolds, Jr. replaced Ashok Santhanam on this committee. During the year ended December 31, 1999, the Compensation Committee met four times. Prior to May 1998, determinations regarding the compensation of our officers were made by our board of directors.

Director Compensation

   We do not pay fees to directors who are employees for serving on our board of directors. Directors who are not employees are paid $10,000 per year for service on our board and $1,500 for each committee meeting they attend, and they are reimbursed for all reasonable expenses incurred by them in attending board and committee meetings. Non-employee directors are granted options to acquire 30,000 shares of our common stock upon their initial appointment to our board. Upon reelection, they receive additional grants of options to acquire 15,000 shares if elected for a three-year term, 10,000 shares if elected for a two-year term and 5,000 shares if elected for a one-year term. Directors who are employees are eligible to receive options under our 1993 Stock Option Plan and 2000 Stock Plan.

Executive Compensation

   The following table summarizes the compensation paid to or earned by our Chief Executive Officer and our four other most highly compensated executive officers for the year ended December 31, 1999.

                           Summary Compensation Table

                                                                    Long-Term
                                                      Annual       Compensation
                                                   Compensation       Awards
                                                 ----------------- ------------
                                                                    Securities
                                                                    Underlying
Name and Principal Position(s)                    Salary   Bonus     Options
-----------------------------------------------  -------- -------- ------------
Ashok Santhanam, Chairman of the Board and
 Founder.......................................  $175,000 $ 30,000       --
David A. Lavanty, President and Chief Executive
 Officer.......................................   250,000  100,000   100,000
Anthony H. Moretto, Senior Vice President......   147,051   62,500   240,000
Carol C. Halliday, Senior Vice President.......   126,923   30,093   175,000
Michael Makishima, Vice President of Finance...   124,583   36,300    55,000

   The following table sets forth information with respect to stock options granted during the year ended December 31, 1999, to our Chief Executive Officer and our four other most highly compensated executive officers in 1999:

                       Option Grants in Last Fiscal Year

                                                                       Potential Realizable
                                                                         Value at Assumed
                                                                       Annual Rates of Stock
                                                                        Price Appreciation
                                       Individual Grants                for Option Term(2)
                         --------------------------------------------- ---------------------
                         Number of   Percent of   Weighted
                           Shares   Total Options  Average
                         Underlying  Granted to   Exercise
                          Options   Employees in    Price   Expiration
Name                     Granted(1)  Fiscal Year  per share    Date        5%        10%
------------------------ ---------- ------------- --------- ---------- ---------- ----------
Ashok Santhanam.........      --          --          --        --         --         --
David A. Lavanty........  100,000        4.0%(3)   $ 0.45     8/01/09  $1,505,565 $2,323,791
Anthony H. Moretto......  240,000       10.0%(4)     0.20     8/01/09   3,695,847  5,686,684
Carol C. Halliday.......  175,000        7.0%(5)     0.20     8/01/09   2,694,544  4,146,084
Michael Makishima.......   55,000        2.0%(6)     0.73    11/23/09     803,607  1,240,644

--------
(1) All options were granted under our 1993 Plan. Options granted under the plan vest over a four-year period with 25% vesting at the first anniversary date of the grant date and the remaining shares vesting in equal monthly installments over the next 36 months. The board retains sole discretion to modify the terms, including the price, of outstanding options.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date of offer to their expiration date based upon an initial public offering price of $10.00 per share. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

(3) Excludes options to purchase 865,000 shares of common stock at an exercise price of $0.15 per share granted to Mr. Lavanty on December 31, 1998, and an additional 290,000 shares of common stock to be purchased at a purchase price of $6.50 per share effective on the date of this offering.

(4) Of the 240,000 options to purchase our common stock granted to Mr. Moretto, 200,000 options granted on June 30, 1999, have an exercise price of $0.15 per share, and the other 40,000 options granted on August 1, 1999, have an exercise price of $0.45 per share.

(5) Of the 175,000 options to purchase our common stock granted to Ms. Halliday, 145,000 options granted on June 30, 1999, have an exercise price of $0.15 per share, and the other 30,000 options granted on August 1, 1999, have an exercise price of $0.45 per share.

(6) Excludes options to purchase 30,000 shares of our common stock at an exercise price of $0.15 granted to Mr. Makishima on August 20, 1997. Of the total grant of 55,000 options to Mr. Makishima, 15,000 options granted on January 31, 1999, have an exercise price of $0.15 per share, 15,000 options granted on August 1, 1999, have an exercise price of $0.45 per share, and 25,000 options granted on November 23, 1999, have an exercise price of $1.25 per share.

   The following table sets forth information regarding exercised stock options during the year ended December 31, 1999, and unexercised options held as of December 31, 1999, by our Chief Executive Officer and our four other most highly compensated executive officers in 1999:

                             Year-End Option Values

                                             Number of Securities
                                            Underlying Unexercised     Value of Unexercised
                          Shares                  Options at          In-the-Money Options at
                         Acquired              December 31, 1999       December 31, 1999(1)
                            On     Value   ------------------------- -------------------------
Name                     Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
------------------------ -------- -------- ----------- ------------- ----------- -------------
Ashok Santhanam.........    --       --          --           --            --           --
David A. Lavanty........    --       --      216,250      748,750    $1,373,187   $4,724,562
Anthony H. Moretto......    --       --       50,000      190,000       317,500    1,194,500
Carol C. Halliday.......    --       --          --       175,000           --           --
Michael Makishima.......    --       --       18,749       66,251       119,056      388,693

--------
(1) Calculated on the basis of the fair value of the underlying securities of $6.50 per share as of December 31, 1999, minus the per share exercise price, multiplied by the number of shares underlying the option.

Employment Agreements

   Ashok Santhanam. We entered into an employment agreement dated May 11, 1998, with Mr. Santhanam, our founder and Chairman of the Board of Directors. The term of the agreement shall continue unless we or Mr. Santhanam elects to terminate the agreement. The employment agreement provides for an annual base salary of $160,000, to be reviewed annually, and an annual maximum bonus of $90,000, subject to annual review, payable at the discretion of our board of directors. Effective January 1, 1999, our board of directors increased
Mr. Santhanam's annual base salary to $175,000. The employment agreement also provides that, in the event of his termination without cause, we will pay
Mr. Santhanam his accrued compensation to the date of termination and continue his car lease payments, maintain his health, welfare and retirement benefits, and provide severance compensation equal to his base salary and bonus for 12 months after his termination date. In addition, any options granted to Mr. Santhanam would continue to vest during the 12 months following his termination date. The agreement also provides that Mr. Santhanam will not engage in a competitive business activity for one year following termination in the event of his termination without cause, and for two years following termination if he resigns or is terminated for cause. The agreement further provides that Mr. Santhanam will not solicit our employees or our clients with respect to a competitive business activity for two years following his termination for any reason.

   David A. Lavanty. We entered into an employment agreement dated December 31, 1998, with Mr. Lavanty, our President and Chief Executive Officer. The initial term of three years will automatically be renewed for successive one-year terms unless we or Mr. Lavanty elects to terminate the agreement at least 30 days before the end of a term. The employment agreement provides for an annual base salary of $250,000 and an annual bonus payable at the discretion of our board of directors. The employment agreement also provides that in the event of his termination without cause, we will pay Mr. Lavanty severance compensation equal to his base compensation and maintain his health and retirement benefits for 12 months after his termination date. In addition, any options granted to Mr. Lavanty will continue to vest during the 12 months following his termination date and shall vest in full upon a change of control. The agreement also provides that Mr. Lavanty will not engage in a competitive business activity for one year following termination in the event of his termination for any reason. The agreement further provides that Mr. Lavanty will not solicit our employees or our clients with respect to a competitive business activity for one year following his termination for any reason. The agreement provides for the grant of options to Mr. Lavanty to purchase up to 865,000 shares of common stock subject to vesting over a four-year period, 25% of which vested on signing and the balance of which will vest in 36 equal monthly installments beginning on the first anniversary date of the signing of the agreement. Finally, the agreement provides for the purchase by Mr. Lavanty of up to 290,000 shares of common stock at a purchase price of $6.50 per share upon completion of this offering.

   Michael B. Shahbazian. We entered into an employment agreement dated February 2, 2000, with Mr. Shahbazian, our Senior Vice President and Chief Financial Officer, which provides for an annual base salary of $190,000 and a quarterly performance bonus. The employment agreement also provides that if we terminate Mr. Shahbazian without cause or within six months following a change of control, we will (1) continue to pay Mr. Shahbazian his base compensation and benefits for six months and (2) permit Mr. Shahbazian's unvested options to continue to vest for six months. The agreement provides for the grant of options to Mr. Shahbazian to acquire 225,000 shares of common stock, subject to vesting over four years.

   Anthony H. Moretto. We entered into an employment agreement dated March 17, 1999, with Mr. Moretto, a Senior Vice President, which provides for an annual base salary of $200,000 and a quarterly performance bonus. The employment agreement also provides that we will pay Mr. Moretto an amount equal to his base compensation for six months if we terminate Mr. Moretto without cause. In addition, the employment agreement provides that upon termination without cause or within six months following a change of control, we will (1) continue to pay Mr. Moretto his base compensation for 12 months and (2) permit Mr. Morretto's unvested options to continue to vest for 12 months. The agreement provides for the grant of options to Mr. Moretto to purchase 200,000 shares of common stock, subject to vesting over a four-year period, 25% of which vested immediately upon the execution of the agreement and the balance of which will vest in 36 equal installments beginning on the first anniversary of his employment. Fifty-percent of Mr. Moretto's unvested options will vest upon the occurrence of a change of control within his first two years of employment with us. Finally, we paid a one-time signing bonus to Mr. Moretto of $25,000.

   Tobias Younis. We entered into an employment agreement dated October 29, 1999, with Mr. Younis, our Vice President of Marketing, which provides for an annual base salary of $185,000 and a quarterly performance bonus. The employment agreement also provides that if we terminate Mr. Younis without cause or within six months following a change of control, we will (1) continue to pay Mr. Younis his base compensation for six months and (2) permit Mr. Younis' unvested options to continue to vest for six months. The agreement provided for the grant of options to Mr. Younis to acquire 200,000 shares of common stock, subject to vesting over four years.

   Carol C. Halliday. We entered into an employment agreement dated March 12, 1999, with Ms. Halliday, a Senior Vice President, which provides for an annual base salary of $180,000 and a quarterly performance bonus. The employment agreement also provides that if we terminate Ms. Halliday without cause, we will continue to pay Ms. Halliday her base compensation for three months. The agreement provides for the grant of options to Ms. Halliday to acquire 145,000 shares of common stock, subject to vesting over four years.

   Robert J. Kudis. We entered into an employment agreement dated March 30, 1999, with Mr. Kudis, our Vice President and General Manager of Central Region Operations, which provides for an annual base salary of $175,000 and a quarterly performance bonus. The employment agreement also provides that if we terminate Mr. Kudis without cause, we will continue to pay Mr. Kudis his base compensation for three months. In addition, the agreement provides that if we terminate Mr. Kudis without cause or within six months following a change of control, we will (1) continue to pay Mr. Kudis his base compensation for six months and (2) permit Mr. Kudis' unvested options to continue to vest for six months. The agreement provides for the grant of options to Mr. Kudis to acquire 90,000 shares of common stock, subject to vesting over four years. Fifty-percent of Mr. Kudis' unvested options will vest upon the occurrence of a change of control within his first two years of employment.

   Other employment agreements. We entered into employment agreements with Edward F. Leppert, Michael Makishima, Elizabeth Campbell and Srikantan Moorthy, which provide for severance payments equal to six months' salary and options that will continue to vest for six months following termination upon (1) a change of control and termination without cause or (2) a change of control and a relocation of the employee beyond a 30-mile radius from their office locations.

Employee Benefit Plans

   1993 Stock Option Plan. Our 1993 Stock Option Plan provides for the issuance to employees, directors and consultants of incentive stock options and non-qualified stock options to purchase up to a total of 5,355,000 shares of our common stock. Our board of directors or a committee designated by our board of directors may serve as administrator of the 1993 Plan. As of February 29, 2000, options issued under the 1993 Plan to purchase a total of 3,993,653 shares of common stock at a weighted average exercise price of $1.81 were outstanding, of which options to purchase 203,603 shares at a weighted average exercise price of $0.15 were fully vested. As of February 29, 2000, we had 713,184 shares of common stock available for future grant under this plan.

   The terms of options granted under the 1993 Plan are as determined by the administrator, subject to the following:

  . the option price per share for any incentive stock option or non-qualified stock option may not be less than the fair value and 85% of the fair value, respectively, of the common stock on the date of the grant

  . if an incentive stock option or non-qualified stock option is granted to a person who owns more than 10% of the total combined voting power of all our classes of stock, the exercise price shall be not less than 110% of the fair value of the common stock on the date of the grant

  . the term of each stock option may not exceed ten years, and in the case of a person who owns more than 10% of the total combined voting power of all our classes of stock, the term of each stock option may not exceed five years

  . payment for the exercise of an option may be in cash or in shares of common stock already owned by the option holder for more than six months and which have a fair value equal to the exercise price of the option, by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to us the amount required to pay the exercise price, or by delivery of an irrevocable subscription agreement that irrevocably obligates the option holder to pay the aggregate exercise price not more than 12 months after the date of delivery of the subscription agreement

   The administrator has the power to determine the terms of the options granted, including the exercise price. The board of directors may amend, suspend or discontinue the 1993 Plan at any time, provided that any board action may not affect any rights with respect to options previously granted under the 1993 Plan.

   Options granted under the 1993 Plan are not transferable other than by will or by the laws of descent or distribution, and each option may be exercised during the lifetime of the optionee only by the optionee. Options granted under the 1993 Plan must generally be exercised within three months of the optionee's separation of service from us, but in no event later than the expiration of the term of the option.

   Our 1993 Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, each option or right shall be assumed or an equivalent option or right substituted by the successor corporation. If the outstanding options or rights are not assumed or substituted, the option or stock purchase right will immediately fully vest and become exercisable. The 1993 Plan also provides that in the event of our proposed dissolution or liquidation, our board of directors will notify optionees at least 15 days prior to the proposed action and that the options will terminate immediately prior to the completion of the proposed action.

   2000 Stock Plan. Our 2000 Stock Plan was approved by our board of directors in February 2000. As of March 1, 2000, we had reserved a total of 7,000,000 shares of our common stock for issuance under the 2000 Stock Plan of which 7,000,000 shares were available for issuance. Beginning in the year ending December 31, 2001, we will increase the plan annually by an amount equal to the lesser of 1,500,000 shares or 5% of the outstanding shares on the determination date set by our board of directors, or a lesser amount determined by our board of directors. The 2000 Stock Plan provides for the granting to our employees of incentive stock options within the meaning of Section 422 of the United States tax code, and for the granting to employees, including officers and directors, non-employee directors and consultants, of non-statutory stock options and stock purchase rights. Unless terminated sooner, the 2000 Stock Plan will terminate automatically in 2010.

   Our 2000 Stock Plan is administered by our board of directors. Our board of directors determines the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the vesting and the form of consideration payable upon exercise. In addition, the board of directors has the authority to amend, suspend or terminate the 2000 Stock Plan, provided that no board action may affect any share of common stock previously issued and sold or any option previously granted and then outstanding under the 2000 Stock Plan. Our board of directors has the exclusive authority to interpret and apply the provisions of the 2000 Stock Plan.

   Options and stock purchase rights granted under our 2000 Stock Plan are not generally transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 2000 Stock Plan must generally be exercised within three months of the end of the optionee's status as our employee or consultant or within twelve months after his or her termination by death or disability, but in no event later than the expiration of the option's ten year term. In the case of stock purchase rights, unless the board of directors determines otherwise, the agreement evidencing the grant shall provide that we have a repurchase option exercisable upon the voluntary or involuntary termination of his or her employment for any reason, including death or disability. In this event, the purchase price per share will be equal to the original price and may be paid by cancellation of his or her outstanding indebtedness to us, if any. Our repurchase option shall lapse at a rate determined by the board of directors. The exercise price of any incentive stock options granted under the 2000 Stock Plan and any non-statutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the United States tax code must be at least equal to the fair value of our common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair value on the grant date, and the term of this incentive stock option must not exceed five years. The term of all other options granted under the 2000 Stock Plan may not exceed ten years.

   Our 2000 Stock Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, each option or right shall be assumed or an equivalent option or right substituted by the successor corporation. If the outstanding options or rights are not assumed or substituted, the option or stock purchase right will immediately fully vest and become exercisable.

   2000 Employee Stock Purchase Plan Our 2000 Employee Stock Purchase Plan was adopted by our board of directors in March 2000. A total of 500,000 shares of common stock have been reserved for issuance under our 2000 Employee Stock Purchase Plan, plus, beginning in the year ending December 31, 2001, we will increase the plan annually by an amount equal to the lesser of 600,000 shares, or 2.0% of the outstanding shares on the determination date set by our board of directors, or a lesser amount determined by our board of directors.

   Our 2000 Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the United States tax code, contains consecutive six month offering and purchase periods. The offering periods generally start on the first trading day on or after May 1 and ends on November 1 of each year, except for the first offering period, which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before April 30, 2003.

   Employees are eligible to participate if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who immediately after grant owns 5% or more of the total combined voting power of all classes of our capital stock, or whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year may not be granted an option to purchase stock under this plan. The 2000 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 10% of the participant's compensation. Compensation is defined as the participant's base straight time gross earnings and commissions but is exclusive of payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 5,000 shares.

   Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 2000 Employee Stock Purchase Plan is generally 85% of the lower of the fair value of the common stock at the beginning of the offering period or at the end of the purchase period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

   Rights granted under the 2000 Employee Stock Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the plan. The 2000 Employee Stock Purchase Plan provides that, in the event of our merger with or into another corporation or a sale of substantially all our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The 2000 Employee Stock Purchase Plan will terminate automatically in 2010, unless terminated earlier. Our board of directors has the authority to amend or terminate the purchase plan, except that no board action may adversely affect any outstanding rights to purchase stock under the 2000 Employee Stock Purchase Plan. Our board of directors has the exclusive authority to interpret and apply the provisions of the 2000 Employee Stock Purchase Plan.

   401(k) Plan. We have a 401(k) savings plan that provides a tax-qualified employee savings plan for our eligible employees. An employee may elect to reduce his or her current annual compensation on a pre-tax basis and to have the amount of the reduction contributed to the 401(k) savings plan. Subject to the restrictions imposed by the United States tax code on highly compensated employees, an employee may generally defer up to 25% of his or her pre-tax earnings or the statutorily prescribed limit, which was $10,000 in calendar year 1999. Our 401(k) savings plan is intended to qualify under Section 401(k) of the United States tax code so that contributions by our employees to our 401(k) savings plan and income earned on plan contributions are not taxable to employees until withdrawn from the 401(k) savings plan. The 401(k) savings plan permits, but does not require, additional matching contributions by us on behalf of all participants in the 401(k) savings plan.

   Life Insurance Program. We maintain a $2 million key man life insurance policy on Ashok Santhanam, our Chairman of the Board of Directors, payable to us in the event of Mr. Santhanam's death. We also maintain a $1 million key man life insurance policy on David A. Lavanty, our President and Chief Executive Officer, payable to us in the event of Mr. Lavanty's death.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   On July 8, 1994, we sold an aggregate of 400,000 shares of series A preferred stock at a price of $1.00 per share. We issued 400,000 shares of our series A preferred stock pursuant to a two-for-one stock split declared in January 1997. All share numbers reflect the stock split. On February 14, 1997, we sold an aggregate of 2,560,000 shares of series B preferred stock at a price of $1.25 per share. On May 11, 1998, and May 28, 1999, we sold an aggregate of 8,055,511 shares of series C preferred stock at a price of $1.25 per share. On January 19, 2000, we sold an aggregate of 3,000,000 shares of series D preferred stock at a price of $7.41 per share. Listed below are the directors, executive officers, stockholders and their affiliates that beneficially own 5% or more of our securities.

                                        Shares of Shares of Shares of Shares of
                              Shares of Series A  Series B  Series C  Series D
                               Common   Preferred Preferred Preferred Preferred
Investor                        Stock     Stock     Stock     Stock     Stock
----------------------------- --------- --------- --------- --------- ---------
5% Stockholder entity
 affiliated with us
  Ashok Santhanam(1)......... 4,500,000     --          --        --       --
Other 5% stockholders
  Boston Millennia Partners
   Limited Partnership(2)....       --      --          --  3,152,000  425,371
  Entities affiliated with
   Technology Crossover
   Ventures(3)...............       --      --          --  3,152,000  425,371
  Battery Ventures III,
   L.P.(4)...................       --      --    2,286,363 1,576,000   62,672

--------
(1) Ashok Santhanam, the Chairman of our Board of Directors, and his wife Revathi Santhanam are trustees of the Santhanam Family Trust, which holds 3,500,000 shares of common stock. Two irrevocable trusts each hold 500,000 shares of common stock for the benefit of their children. Mr. Santhanam and Mrs. Santhanam each disclaim any beneficial interest in the shares held by these irrevocable trusts.

(2) Frank Pinto, one of our directors, is a Partner of Boston Millennia Partners Limited Partnership. Mr. Pinto disclaims beneficial ownership of the securities held by this entity except to the extent of his pecuniary interest therein.

(3) Includes shares purchased by TCV II, V.O.F., Technology Crossover Ventures II, L.P., TCV II (Q), L.P., TCV II Strategic Partners, L.P., and Technology Crossover Ventures II, C.V. Mr. Reynolds, one of our directors, is a Member of Technology Crossover Management II, L.L.C., which is the General Partner of each of these funds. Mr. Reynolds disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4) Mr. Dagres, one of our directors, is a General Partner of Battery Ventures. Mr. Dagres disclaims beneficial ownership of the securities held by this entity except for his proportional interest in the entity.

   Mr. Santhanam is a director and a 50% shareholder of Challenger Systems, Inc., an entity to which we paid $590,000 in 1997 and $485,000 in 1998 for software programming services.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information with respect to the beneficial ownership of our common stock as of February 29, 2000, as adjusted to reflect the sale of common stock in this offering, by:

  . each person known to us to own beneficially more than 5% of our common stock

  . our Chief Executive Officer and each of our four other most highly compensated executive officers in 1999

  . each of our directors

  . all of our executive officers and directors as a group

   Except as otherwise noted, the address of each person listed in the table is c/o Inventa Technologies, Inc., 255 Shoreline Drive, Suite 200, Redwood Shores, California 94065. The table includes all shares of common stock issuable within 60 days of February 29, 2000, upon the exercise of options and warrants beneficially owned by the indicated stockholders on that date based on options and warrants outstanding as of February 29, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 21,113,674 shares of common stock outstanding as of February 29, 2000, in each case together with applicable options and warrants for that stockholder. Shares of common stock issuable upon the exercise of options and warrants beneficially owned are deemed outstanding for the purpose of computing the percentage of ownership of the person holding those options and warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

                                            Shares          Shares to be
                                      Beneficially Owned Beneficially Owned
                                      Prior to Offering  After Offering(9)
                                      ------------------ ----------------------
Beneficial Owner                        Number   Percent   Number       Percent
------------------------------------  ---------- ------- ----------     -------
Boston Millennia Partners Limited
 Partnership(1).....................   3,577,371  16.9%   3,793,109(10)  15.1%
Frank Pinto(1)......................   3,577,371  16.9    3,793,109(10)  15.1
Entities associated with Technology
 Crossover Ventures(2)..............   3,577,371  16.9    3,722,826(11)  14.8
Jon Q. Reynolds, Jr.(2).............   3,577,371  16.9    3,722,826(11)  14.8
Battery Ventures III, L.P.(3).......   3,925,035  18.6    3,997,762(12)  15.9
Todd Dagres(3)......................   3,925,035  18.6    3,997,762(12)  15.9
Ashok Santhanam(4)..................   4,500,000  21.3    4,500,000      17.9
David A. Lavanty(5).................     288,333   1.4      578,333(13)   2.3
Anthony H. Moretto(6)...............      50,000    *        50,000        *
Carol C. Halliday...................         --     *           --         *
Michael Makishima(7)................      24,896    *        24,896        *
Robert Ducommun(8)..................     560,200   2.7      560,200       2.2
Michael Bealmear....................      40,000    *        40,000        *
All executive officers and directors
 as a group (ten persons)...........  16,543,206  77.1   17,267,126      68.5

--------
  *Represents less than one percent of the total.

 (1) Principal address is 30 Rowes Wharf, Suite 330, Boston, Massachusetts 02110. Includes shares held by Boston Millennia Associates I Partnership and various individuals. Mr. Pinto, one of our directors, is a Partner of Boston Millennia Partners Limited Partnership and Boston Millennia Associates I Partnership. Although he shares voting and investment control over shares held by these entities, Mr. Pinto disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein.

 (2) Consists of 55,592 shares held by TCV II, V.O.F., 1,711,320 shares held by Technology Crossover Ventures II, L.P., 1,315,687 shares held by TCV II
     (Q), L.P., 233,488 shares held by TCV II Strategic Partners, L.P. and 261,284 shares held by Technology Crossover Ventures II, C.V. Mr. Reynolds, one of our directors, is a Member of Technology Crossover Management II, L.L.C., which is the General Partner of each of these funds. Although Mr. Reynolds shares voting and investment control over these shares held by these entities, he disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for each of these persons and entities is c/o Technology Crossover Ventures, 575 High Street, Suite 400, Palo Alto, California 94301.

 (3) Principal address is 20 William Street, Wellesley, Massachusetts 01282. Mr. Dagres, one of our directors, is a General Partner of Battery Ventures. Although Mr. Dagres shares voting and investment control over shares held by this entity, he disclaims beneficial ownership of the shares held by this entity except to the extent of his proportional interest in the entity.

 (4) Mr. Santhanam, the Chairman of our Board of Directors, and his wife Revathi Santhanam are trustees of the Santhanam Family Trust, which holds 3,500,000 shares. Two irrevocable trusts each hold 500,000 shares for the benefit of Mr. Santhanam's two minor children. Mr. and Mrs. Santhanam disclaim beneficial ownership of the shares held by these irrevocable trusts.

 (5) Mr. Lavanty is our President and Chief Executive Officer. Excludes 576,677 shares issuable upon exercise of options.

 (6) Excludes 190,000 shares issuable upon exercise of options.

 (7) Excludes 70,104 shares issuable upon exercise of options.

 (8) Principal address is 1155 Park Avenue, New York, New York 10128. Mr. Ducommun, one of our directors, is the Trustee of the Palmer G. and Charles E. Ducommun Charitable Annuity Trust, which holds 241,700 shares. Mr. Ducommun, his sister, Electra D. de Peyster, and the Ducommun and Gross family foundations are the principal beneficiaries of the trust. Ms. de Peyster is also a shareholder of ours.

 (9) Includes 3,500,000 shares to be issued in this offering, 293,255 shares to be issued in the contemporaneous private placement and 290,000 shares to be issued to David Lavanty upon closing of this offering.

(10) Includes 70,283 shares to be issued in the contemperaneous provide placement and 145,455 shares expected to be issued in this offering.

(11) Includes 145,455 shares expected to be issued in this offering.

(12) Includes 72,727 shares expected to be issued in this offering.

(13) Includes 290,000 shares to be issued to David Lavanty upon closing of this offering.

                          DESCRIPTION OF CAPITAL STOCK

General

   Our amended and restated certificate of incorporation authorizes the issuance of up to 70,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our board of directors. As of February 29, 2000, there were outstanding 6,498,163 shares of common stock, and 14,615,511 shares of preferred stock, which are convertible into 14,615,511 shares of common stock upon the completion of this offering, were issued and outstanding. As of February 29, 2000, we had 70 holders of record of our common stock and 30 holders of record of our preferred stock.

Common Stock

   Each holder of our common stock is entitled to one vote for each share held of record on all matters to be voted upon by the stockholders. There are no cumulative voting rights. Subject to the preferences of preferred stock issued after the sale of the common stock in this offering, holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock, the shares of common stock to be issued upon conversion of the outstanding preferred stock, the shares of common stock to be issued in the contemporaneous private placement and the shares of common stock offered by us in this offering, when issued and paid for, will be fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

   Upon the completion of this offering, the board of directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 10,000,000 million shares of preferred stock, par value $0.001 per share, in one or more series, with each series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any series of preferred stock that may be issued in the future. Any issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We currently have no plans to issue any shares of preferred stock.

Warrants

   As of February 29, 2000, we had outstanding warrants to purchase 160,000 shares of series C preferred stock at an exercise price of $2.50 per share. These warrants are exercisable for 160,000 shares of common stock upon the completion of this offering. Each warrant has a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair value of our stock at the time of the exercise of the warrant, after deducting the aggregate exercise price. The warrants for 160,000 shares of series C preferred stock will expire on November 30, 2004.

Limitation of Liability and Indemnification Matters

   Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . breach of their duty of loyalty to the corporation or its stockholders

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law

  . unlawful payments of dividends or unlawful stock repurchases or redemptions

  . any transaction from which the director derived an improper personal benefit

   This limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit such indemnification.

   We have obtained directors and officers' insurance providing indemnification for all of our directors and officers. Prior to the completion of this offering, we will enter into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, will indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, out of such person's services as a director, officer, employee, agent or fiduciary of ours, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   At present, there is no litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Registration Rights

   The holders of 14,615,511 shares of preferred stock and 1,350,000 shares of common stock issued in connection with the acquisition of XTEND-Tech have been granted rights to require us to register their shares under the Securities Act provided under the terms of an investors' registration rights agreement between the holders of our securities and us. Beginning as soon as practicable after January 1, 2000, holders of at least 50% of the covered securities may require on up to two occasions that we register for public resale all or a lesser amount of their securities. We need not register these shares if the requested registration would occur after we have effected two registrations, or if the requested registration would occur within 180 days following the effective date of any Form S-1 registration statement we have filed. Also, we may defer the registration of the shares for up to 90 days if, in the good faith judgment of the board of directors, it would be seriously detrimental to our stockholders and us for the registration statement to be filed.

   In addition, holders of our securities who are parties to the agreement may require on up to four occasions, but only once in any 12-month period that we register their shares for public resale on a Form S-3 registration statement; provided that

  . we are eligible to use Form S-3 and the value of the securities to be included is at least $500,000

  . the request for Form S-3 registration does not occur within 180 days following the effective date of any registration statement registering shares of common stock

  . the request for Form S-3 registration does not occur within 180 days following the effective date of a registration statement registering securities required to be registered by the holders of at least 50% of the outstanding securities

  We are not required to maintain the effectiveness of any Form S-3 for more than 180 days from the effective date of the Form S-3. In view of market conditions, we may reduce the number of securities to be registered on Form S-3 to not less than 50% of the shares the holders of registrable securities have requested to be registered. Furthermore, in the event we elect to register any of our shares of common stock for the purposes of effecting any public offering other than our initial public offering, the holders of securities who are parties to the agreement are entitled to include their shares of common stock in the registration, but in view of market conditions, we may reduce the number of shares proposed to be registered. All expenses in connection with any registration will be borne by us.

Antitakeover Provisions

   The provisions of our amended and restated certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions allow us to issue preferred stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to delay or prevent a change in control of us.

   We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

  . the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers

  . the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder

   A business combination generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

   Our amended and restated certificate of incorporation provides that, upon the completion of this offering, the board of directors will be divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors. Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting, and our bylaws eliminate the right of stockholders to call special meetings of stockholders. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These provisions may have the effect of deferring hostile takeovers or delaying changes in control of our management. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is First Union National Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market following this offering could cause the prevailing market price of our common stock to fall and impede our ability to raise equity capital at a time and on terms favorable to us.

   Upon completion of this offering, we will have outstanding an aggregate of 25,196,929 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or outstanding warrants after February 29, 2000. Of these outstanding shares, the 3,500,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 21,696,929 shares of common stock outstanding upon completion of the offering and held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below, or another exemption. Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of our common stock. We, our executive officers and directors and stockholders who hold of more than 100,000 shares of our common stock have entered into contractual lock-up agreements, providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of shares of common stock owned by them or that could be purchased by them through the exercise of options or warrants for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, additional shares will be eligible for sale beginning 181 days after the effective date of the offering, subject in some cases to volume limitations.

         Eligibility of Restricted Shares for Sale in the Public Market

     At the Effective Date....................................              None
     90 Days After Effective Date.............................              None
     180 Days after Effective Date............................ 21,504,146 Shares
     More Than 180 Days After Effective Date..................  4,346,436 Shares

   In general, under Rule 144 as currently in effect, beginning 91 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

 . 1% of the number of shares of common stock then outstanding, which will equal approximately 251,969 shares immediately after the offering

 . the average weekly trading volume of the common stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned for at least two years the restricted shares proposed to be sold, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 permits resales of shares issued prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, pursuant to compensatory stock or option plans or contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Exchange Act, in reliance upon

Rule 144 but without compliance with the holding period requirements and other restrictions. In addition, the Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date the issuer becomes so subject. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 91 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

   We, our executive officers and directors and stockholders who hold more than 100,000 shares of our stock have agreed not to sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Lehman Brothers Inc., subject to limited exceptions.

   We intend to file a registration statement under the Securities Act covering the shares of common stock subject to outstanding options or reserved for issuance under the 1993 Plan. This registration statement is expected to be filed within 90 days of effectiveness of the registration statement covering the shares of common stock in this offering and will automatically become effective upon filing. Accordingly, shares registered under that registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the expiration of a 180-day lock-up period, be available for sale in the open market, except to the extent that the shares are subject to our vesting restrictions or the contractual restrictions described above.

                                  UNDERWRITING

   Pursuant to the terms of an underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters of the offering named below, for whom Lehman Brothers Inc., First Union Securities, Inc. and Friedman, Billings, Ramsey & Co., Inc. are acting as representatives, have each agreed to purchase from us the respective number of shares of common stock set forth opposite its name below:

                                                                     Number of
   Underwriters                                                       shares
   ------------                                                      ---------
   Lehman Brothers Inc..............................................
   First Union Securities, Inc......................................
   Friedman, Billings, Ramsey & Co., Inc. ..........................
   Fidelity Capital Markets, a division of National Financial
    Services Corporation............................................
                                                                        ---
     Total..........................................................
                                                                        ===

   The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock that the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 525,000 additional shares described below.

     Paid by Us                                        No Exercise Full Exercise
     ----------                                        ----------- -------------
     Per share........................................    $            $
     Total............................................    $            $

   The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus, and to dealers, who may include the underwriters, at the initial public offering price less a
selling concession not in excess of $      per share. The underwriters may
allow, and the dealers may reallow, a concession not in excess of $        per
share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

   We have granted to the underwriters an option to purchase up to an aggregate of 525,000 additional shares of common stock, exercisable solely to cover over-allotments, if any, at the initial public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the preceding table, and we will be obligated under the over-allotment option to sell the shares of common stock to the underwriters.

   We, our executive officers and directors and stockholders who hold more than 100,000 shares of our stock have agreed not to directly or indirectly do any of the following, whether any transaction described in clause (1) or (2) below is to be settled by delivery of common stock or other securities, in cash or otherwise, in each case without the prior written consent of Lehman Brothers Inc. on behalf of the underwriters, for a period of 180 days after the date of this prospectus:

  (1) offer, sell or otherwise dispose of, or enter into any transaction or arrangement that is designed or could be expected to, result in the disposition or purchase by any person at any time in the future of, any shares of common stock or securities convertible into or exchangeable for common stock or substantially similar securities, other than any of the following:

    . the common stock sold under this prospectus

    . shares of common stock we issue under employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus or under currently outstanding options, warrants or rights

  (2) sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock or substantially similar securities, other than the grant of options under option plans existing on the date hereof

   Prior to the offering, there has been no public market for the shares of our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives will consider, among other things and in addition to prevailing market conditions, our historical performance and capital structure, estimates of our business potential and earnings prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "INVA."

   We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

   We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,560,000.

   Until the distribution of the common stock is completed, rules of the Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

   The underwriters may create a short position in the common stock in connection with the offering, which means that they may sell more shares than are set forth on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option.

   The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed five percent of the total number of shares of common stock offered by them.

   The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

   In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it was to discourage resales of the security by purchasers in an offering.

   Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

   Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada where the sale is made.

   At our request, the underwriters have reserved up to 12% of the shares of the common stock offered by this prospectus for sale to our directors, prior investors and other persons associated with Inventa at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Approximately one-third of these reserved shares, but in no event more than the number of shares determined by dividing $4 million by the initial public offering price, have been reserved for and are expected to be issued to parties to a letter agreement dated May 11, 1998, between the Company and those parties, each of whom purchased shares of the series C preferred stock.

   Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as a selling group member in this offering and will be facilitating a portion of the electronic distribution of information through the Internet, their intranet and other proprietary electronic technology.

   fbr.com, a division of FBR Investments Services, Inc., which is an affiliate of Friedman, Billings, Ramsey & Co., Inc., will be facilitating a portion of the Internet distribution for this offering. Friedman, Billings, Ramsey & Co., Inc. has agreed to allocate a limited number of shares to fbr.com for sale to its online brokerage account holders. An electronic prospectus is available on the website maintained by fbr.com. Other than the prospectus in electronic format, the information on the fbr.com website relating to this offering is not a part of this prospectus and should not be relied upon by prospective investors.

   The representatives and their affiliates may in the future provide investment banking, financial advisory and other services to us for which these representatives may receive customary fees and commissions.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. The underwriters in this offering are represented by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

   The financial statements as of December 31, 1997, 1998 and 1999 and for the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

   We have filed a registration statement on Form S-1 with the Securities and Exchange Commission. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and our exhibits. With respect to references made in this prospectus to any contract or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza,
450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices in Chicago, Illinois and New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov.

                           INVENTA TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
INVENTA CONSOLIDATED FINANCIAL STATEMENTS

  Report of Independent Accountants........................................  F-2
  Consolidated Balance Sheet...............................................  F-3
  Consolidated Statement of Operations and Comprehensive Losses............  F-4
  Consolidated Statement of Stockholders' Equity (Deficit).................  F-5
  Consolidated Statement of Cash Flows.....................................  F-6
  Notes to Consolidated Financial Statements...............................  F-7
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  Overview................................................................. F-21
  Unaudited Pro Forma Combined Balance Sheet............................... F-22
  Unaudited Pro Forma Combined Statement of Operations..................... F-23
  Notes to Pro Forma Combined Financial Information........................ F-24
XTEND-TECH, INC. FINANCIAL STATEMENTS

  Report of Independent Accountants........................................ F-25
  Balance Sheet............................................................ F-26
  Statement of Operations.................................................. F-27
  Statement of Cash Flows.................................................. F-28
  Notes to Financial Statements............................................ F-29

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Stockholders of Inventa Technologies, Inc.

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive losses, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Inventa Technologies, Inc. and its subsidiary (the "Company") at December 31, 1997, 1998 and 1999, and the results of its operations and its cash flows for the years ended December 31, 1997, 1998 and 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 11, 2000

                           INVENTA TECHNOLOGIES, INC.

                           CONSOLIDATED BALANCE SHEET
               (in thousands, except share and per share amounts)

                                                                     Pro Forma
                                                                   Stockholders'
                                             December 31,            Equity at
                                       --------------------------  December 31,
                                        1997     1998      1999        1999
                                       -------  -------  --------  -------------
                                                                    (unaudited)
               ASSETS
               ------

Current assets:
  Cash and cash equivalents..........  $   671  $ 4,783  $  3,244
  Accounts receivable, net...........      622      637     2,013
  Prepaid expenses and other current
   assets............................       37      142     1,675
                                       -------  -------  --------
   Total current assets..............    1,330    5,562     6,932
Property and equipment, net..........      451      661     2,002
Other assets.........................       41       72       288
                                       -------  -------  --------
                                       $ 1,822  $ 6,295  $  9,222
                                       =======  =======  ========
 LIABILITIES, MANDATORILY REDEEMABLE
             CONVERTIBLE
  PREFERRED STOCK AND STOCKHOLDERS'
               DEFICIT
  ---------------------------------

Current liabilities:
  Borrowings.........................  $   300  $   --   $  4,000
  Accounts payable...................      164      523     1,409
  Accrued expenses...................      326    1,125     2,690
  Deferred revenue...................      --       --        483
  Capital lease obligations..........      111      112       192
                                       -------  -------  --------
   Total current liabilities.........      901    1,760     8,774
Borrowings, long-term................      --       300       --
Capital lease obligations, long-
 term................................      192       73       454
Deferred tax liabilities, long-term..       25       17       --
                                       -------  -------  --------
                                         1,118    2,150     9,228
                                       -------  -------  --------

Mandatorily redeemable convertible
 preferred stock:
  Series B mandatorily redeemable
   convertible preferred stock;
   $0.001 par value; 2,560,000 shares
   authorized, issued and
   outstanding.......................    3,200    3,200     4,373    $    --
  Series C mandatorily redeemable
   convertible preferred stock;
   $0.001 par value; 8,220,000 shares
   authorized; 0, 4,056,000 and
   8,056,000 shares issued and
   outstanding, respectively.........      --     5,070    13,759         --
                                       -------  -------  --------    --------
                                         3,200    8,270    18,132         --

Commitments and contingencies (Note
 6)
Stockholders' deficit:
  Series A convertible preferred
   stock; $0.001 par value; 1,000,000
   shares authorized, issued and
   outstanding.......................        1        1         1         --
  Common stock; $0.001 par value;
   25,000,000 shares authorized;
   4,642,000, 4,682,000 and 4,759,000
   shares issued and outstanding,
   respectively; 16,375,000
   (unaudited) shares issued and
   outstanding, pro forma............        5        5         5          16
Additional paid-in capital...........      368    1,357     1,861      19,983
Deferred stock-based compensation....      --      (978)   (4,662)     (4,662)
Accumulated comprehensive loss.......     (111)     (93)      --          --
Accumulated deficit..................   (2,759)  (4,417)  (15,343)    (15,343)
                                       -------  -------  --------    --------
   Total stockholders' deficit.......   (2,496)  (4,125)  (18,138)   $     (6)
                                       -------  -------  --------    ========
                                       $ 1,822  $ 6,295  $  9,222
                                       =======  =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           INVENTA TECHNOLOGIES, INC.

         CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSSES
               (in thousands, except share and per share amounts)

                                                 Years Ended December 31,
                                              --------------------------------
                                                1997       1998        1999
                                              ---------  ---------  ----------
Revenues..................................... $   5,196  $   8,016  $   13,520
                                              ---------  ---------  ----------

Operating expenses:
  Project personnel (exclusive of deferred
   stock-based compensation of $621 in
   1999).....................................     2,677      2,799       8,610
  Sales and marketing (exclusive of deferred
   stock-based compensation of $359 in
   1999).....................................     1,671      1,838       4,230
  General and administrative (exclusive of
   deferred stock-based compensation of $610
   in 1999)..................................     3,456      4,519       9,434
  Depreciation...............................       187        252         562
  Amortization of deferred stock-based
   compensation..............................       --          50       1,590
  Non-recurring expenses on closing of
   foreign operations........................       --         250         --
                                              ---------  ---------  ----------
    Total operating expenses.................     7,991      9,708      24,426
                                              ---------  ---------  ----------
Loss from operations.........................    (2,795)    (1,692)    (10,906)
Interest and other income....................         4         92         101
Interest expense.............................       (83)       (56)       (106)
                                              ---------  ---------  ----------
Loss before income taxes.....................    (2,874)    (1,656)    (10,911)
Income tax expense...........................       (90)        (2)        (15)
                                              ---------  ---------  ----------
Net loss.....................................    (2,964)    (1,658)    (10,926)
Accretion of mandatorily redeemable
 convertible preferred stock to redemption
 value.......................................       --         --       (4,862)
                                              ---------  ---------  ----------
Net loss attributable to common
 stockholders................................ $  (2,964) $  (1,658) $  (15,788)
Other comprehensive losses:
  Foreign currency translation adjustment....      (112)        18         --
                                              ---------  ---------  ----------
Comprehensive loss........................... $  (3,076) $  (1,640) $  (15,788)
                                              =========  =========  ==========

Net loss per share:
  Basic and diluted.......................... $   (0.65) $   (0.36) $    (3.36)
                                              =========  =========  ==========
  Weighted average shares.................... 4,556,893  4,658,735   4,698,483
                                              =========  =========  ==========

Pro forma net loss per share (unaudited):
  Basic and diluted..........................                       $    (0.76)
                                                                    ==========
  Weighted average shares....................                       14,447,327
                                                                    ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                          INVENTA TECHNOLOGIES, INC.

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                (in thousands)

                             Series A
                            Convertible                                                            Retained       Total
                          Preferred Stock    Common Stock  Additional   Deferred    Accumulated   Earnings/   Stockholders'
                          -----------------  -------------  Paid-in   Stock-Based  Comprehensive (Accumulated    Equity
                          Shares    Amount   Shares Amount  Capital   Compensation    Losses       Deficit)     (Deficit)
                          --------  -------  ------ ------ ---------- ------------ ------------- ------------ -------------
Balance at December 31,
 1996...................       800   $     1 4,543   $  5   $   388     $   --         $   1       $    205     $    600

Stock issuance costs....       --        --    --     --        (25)        --           --             --           (25)
Exercise of common stock
 options................       --        --     99    --          5         --           --             --             5
Foreign currency
 translation
 adjustment.............       --        --    --     --        --          --          (112)           --          (112)
Net loss................       --        --    --     --        --          --           --          (2,964)      (2,964)
                          --------   ------- -----   ----   -------     -------        -----       --------     --------
Balance at December 31,
 1997...................       800         1 4,642      5       368         --          (111)        (2,759)      (2,496)

Stock issuance costs....       --        --    --     --        (42)        --           --             --           (42)
Exercise of common stock
 options................       --        --     40    --          3         --           --             --             3
Deferred stock-based
 compensation...........       --        --    --     --      1,028      (1,028)         --             --           --
Amortization of stock-
 based compensation.....       --        --    --     --        --           50          --             --            50
Foreign currency
 translation
 adjustment.............       --        --    --     --        --          --            18            --            18
Net loss................       --        --    --     --        --          --           --          (1,658)      (1,658)
                          --------   ------- -----   ----   -------     -------        -----       --------     --------
Balance at December 31,
 1998...................       800         1 4,682      5     1,357        (978)         (93)        (4,417)      (4,125)

Stock issuance costs....       --        --    --      --       (16)        --           --             --           (16)
Exercise of Series A
 convertible preferred
 stock warrants.........       200       --    --     --        100         --           --             --           100
Exercise of common stock
 options................       --        --     77    --          8         --           --             --             8
Accretion of mandatorily
 redeemable convertible
 preferred stock........       --        --    --     --     (4,862)        --           --             --        (4,862)
Deferred stock-based
 compensation, net of
 cancellations..........       --        --    --     --      5,274      (5,274)         --             --           --
Amortization of stock-
 based compensation.....       --        --    --     --        --        1,590          --             --         1,590
Write off of accumulated
 foreign currency
 translation
 adjustment.............                                                                  93                          93
Net loss................       --        --    --     --        --          --           --         (10,926)     (10,926)
                          --------   ------- -----   ----   -------     -------        -----       --------     --------
Balance at December 31,                                                                $
 1999...................     1,000   $     1 4,759   $  5   $ 1,861     $(4,662)         --        $(15,343)    $(18,138)
                          ========   ======= =====   ====   =======     =======        =====       ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           INVENTA TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                     Years Ended December 31,
                                                     --------------------------
                                                      1997     1998      1999
                                                     -------  -------  --------
Cash flows from operating activities:
  Net loss.........................................  $(2,964) $(1,658) $(10,926)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Provision for doubtful accounts................      258      (49)      --
    Depreciation...................................      192      252       562
    Deferred income taxes..........................       99      --        --
    Amortization of deferred stock-based
     compensation..................................      --        50     1,590
    Changes in operating assets and liabilities:
      Accounts receivable..........................      250       78    (1,376)
      Prepaid expenses and other assets............       51     (121)   (1,533)
      Accounts payable.............................     (151)     345       886
      Accrued expenses.............................       14      797     1,658
      Deferred revenue.............................      --       --        483
      Income taxes payable.........................        1      (26)      --
      Deferred tax liabilities.....................        1       (8)      (17)
                                                     -------  -------  --------
        Net cash used in operating activities......   (2,249)    (340)   (8,673)
                                                     -------  -------  --------
Cash flows from investing activities:
  Purchase of property and equipment...............      (50)    (460)   (1,261)
                                                     -------  -------  --------
        Net cash used in investing activities......      (50)    (460)   (1,261)
                                                     -------  -------  --------
Cash flows from financing activities:
  Proceeds from issuance of mandatorily redeemable
   convertible preferred stock, net of issuance
   costs...........................................    3,175    5,027     4,984
  Proceeds from exercise of warrants...............      --       --        100
  Proceeds from issuance of common stock...........        5        3         8
  Proceeds from borrowings.........................      --       300     4,092
  Repayment of borrowings..........................     (165)    (300)     (392)
  Repayment of capital lease obligations...........      (93)    (118)     (397)
                                                     -------  -------  --------
        Net cash provided by financing activities..    2,922    4,912     8,395
                                                     -------  -------  --------
Net increase (decrease) in cash and cash
 equivalents.......................................      623    4,112    (1,539)
Cash and cash equivalents, beginning of year.......       48      671     4,783
                                                     -------  -------  --------
Cash and cash equivalents, end of year.............  $   671  $ 4,783  $  3,244
                                                     =======  =======  ========
Supplemental cash flow information:
  Cash paid for the period:
    Interest.......................................  $    77  $    56  $    106
                                                     =======  =======  ========
    Taxes..........................................  $    49  $   --   $    --
                                                     =======  =======  ========
Supplemental non-cash investing and financing
 activity:
  Property and equipment acquired under capital
   lease...........................................  $   285  $   --   $    678
                                                     =======  =======  ========
Write-off of accumulated foreign currency
 translation adjustment against accrued liquidation
 costs.............................................  $   --   $   --   $     93
                                                     =======  =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           INVENTA TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 The Company

   Inventa Corporation (the "Company") was incorporated in California on October 26, 1988. The Company reincorporated in Delaware as Inventa Technologies, Inc. on March 23, 2000 (unaudited). The Company provides Internet professional services including business-to-business e-commerce solutions to companies located primarily in the United States. The Company architects, engineers, integrates and supports complex business to business electronic markets and electronic customer relationship management systems. E-markets are electronic marketplaces that enable businesses to collaborate with trading partners, conduct e-commerce, manage distribution relationships and enhance business partnerships. Electronic customer relationship management is an Internet based approach to coordinating a company's customer relationships across communications channels, business functions and trading partners.

 Basis of Presentation

   The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned foreign subsidiary, ICG Systems SDN. BHD, located in Malaysia through December 31, 1998. All intercompany accounts between the Company and its wholly owned subsidiary have been eliminated in consolidation.

 Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

   The Company derives its revenues from professional services which are generally provided to clients on either a fixed-price or a time and materials basis. Revenue from fixed-price engagements is recognized using the percentage of completion method (based on the ratio of costs incurred to the total estimated project costs). Revenue from time and materials engagements is recognized as services are rendered. Payments received in advance of services rendered are recorded as deferred revenue. The Company reports revenue net of reimbursable expenses which are billed to and collected from clients.

   Provisions for estimated losses on uncompleted contracts are made on a contract by contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated. To date, such losses have not been significant.

   Client billings are generated upon achievement of milestones defined in the engagement contracts. At December 31, 1997, 1998 and 1999, the Company had $33,000, $32,000 and $1,183,000 in unbilled accounts receivable relating to revenue recognized but not billed due to timing of milestone achievement. Unbilled accounts receivable is included in prepaid expenses and other current assets on the consolidated balance sheet.

 Cash and Cash Equivalents

   The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

                           INVENTA TECHNOLOGIES, INC.

 Concentration of Credit Risks

   Financial instruments that potentially subject the Company to a concentration credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high quality financial institutions. The Company's accounts receivable are derived from revenue earned from clients located in the United States. The Company performs ongoing credit evaluations of its clients and maintains an allowance for potential credit losses based upon the expected collectability of accounts receivable.

   The following table summarizes the revenues from clients in excess of 10% of total revenues:

                                                                 Years Ended
                                                                 December 31,
                                                                ----------------
                                                                1997  1998  1999
                                                                ----  ----  ----
   Company A...................................................   3%    52%   35%
   Company B...................................................  --     --    21%
   Company C...................................................  17%     8%    6%
   Company D...................................................  18%    16%    3%
   Company E...................................................  18%     5%   --
   Company F...................................................  15%    --    --

   At December 31, 1997, Company E and F accounted for 15% and 17% of total accounts receivable, respectively. At December 31, 1998, Company A and D accounted for 38% and 27% of total accounts receivable, respectively. At December 31, 1999, Company A and B accounted for 26% and 25% of total accounts receivable, respectively.

 Fair Value of Financial Instruments

   The Company's financial instruments, including cash and cash equivalents, accounts receivable, short-term borrowings and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments. The carrying value of the Company's capital leases approximate fair value because the implicit rates for these leases approximates prevailing market rates. The fair value of long-term borrowings are estimated based on current interest rates available to the Company for debt instruments with similar terms, degrees of risk, and remaining maturities. The carrying values of these obligations approximate their fair values.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally ranging from three to five years. Equipment acquired under capital leases is amortized on a straight-line basis over the term of the lease or estimated useful lives, whichever is shorter. Leasehold improvements are amortized over the shorter of the term of the lease or the life of the asset.

 Long-lived Assets

   The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of" ("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. In that event, a loss is recognized based on the amount by which the carrying value

                           INVENTA TECHNOLOGIES, INC.

exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. No losses from impairment have been recognized in the financial statements.

 Advertising

   Advertising is expensed as incurred. Advertising and public relations expenses for the years ended December 31, 1997, 1998 and 1999, totaled $91,000, $230,000 and $386,000, respectively.

 Stock-based Compensation

   The Company accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock. The compensation expense is recognized over the periods the employee performs the related services, generally the vesting period of four years, consistent with the multiple option method described in FASB Interpretation No. 28 ("FIN 28"). Use of this method resulted in amortization of the deferred compensation at a rate of approximately 60%, 25%, 12%, and 3% over the respective four year period.

   The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force in Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services" which require that such equity instruments are recorded at their fair value on the measurement date, which is typically the date of grant.

 Pro Forma Stockholders' Equity (Unaudited)

   Effective upon the closing of this offering, the outstanding shares of Series A Convertible Preferred Stock, Series B and Series C Mandatorily Redeemable Convertible Preferred Stock will automatically convert into approximately 1,000,000, 2,560,000 and 8,056,000 shares, respectively, of Common Stock. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma Stockholders' Equity at December 31, 1999.

 Net Loss Per Share

   Net loss per share is calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS "No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB No. 98"). Under the provisions of SFAS No. 128 and SAB No. 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period, if their effect is dilutive. Potential common shares are comprised of incremental shares of Common Stock issuable upon the exercise of stock options and warrants and upon the conversion of Convertible Preferred Stock.

                           INVENTA TECHNOLOGIES, INC.

   The following table sets forth the computation of basic and diluted net loss per share for the periods indicated, (in thousands, except share and per share data):

                                                 Years Ended December 31,
                                               -------------------------------
                                                 1997       1998       1999
                                               ---------  ---------  ---------
Historical:
 Numerator:
  Net loss.................................... $  (2,964) $  (1,658) $ (10,926)
  Accretion of series B and C mandatorily
   redeemable convertible preferred stock.....       --         --      (4,862)
                                               ---------  ---------  ---------
  Net loss attributable to common
   stockholders............................... $  (2,964) $  (1,658) $ (15,788)
                                               =========  =========  =========
 Denominator:
  Weighted average shares..................... 4,556,893  4,658,735  4,698,483
                                               =========  =========  =========
 Net loss per share:
  Basic and diluted........................... $   (0.65) $   (0.36) $   (3.36)
                                               =========  =========  =========

   The following table sets forth potential common stock that are not included in the diluted net loss per share calculation above because to do so would be antidilutive for the period indicated:

                                                    Year Ended December 31,
                                                 ------------------------------
                                                   1997      1998       1999
                                                 --------- --------- ----------
Effect of potential common stock:
  Series A convertible preferred stock..........   800,000   800,000  1,000,000
  Series B mandatorily redeemable convertible
   preferred stock.............................. 2,560,000 2,560,000  2,560,000
  Series C mandatorily redeemable convertible
   preferred stock..............................       --  4,055,511  8,055,511
  Convertible preferred stock warrants..........   200,000   200,000    160,000
  Employee stock options........................   425,000 1,496,000  3,492,000
                                                 --------- --------- ----------
                                                 3,985,000 9,111,511 15,267,511
                                                 ========= ========= ==========

 Pro Forma Net Loss Per Share (Unaudited)

   Pro forma net loss per share for the year ended December 31, 1999 is computed using the weighted average number of common shares outstanding, including the conversion of the Company's Series A, Series B and Series C Convertible Preferred Stock into shares of the Company's Common Stock effective upon the closing of the Company's initial public offering, as if such conversion occurred on January 1, 1999, or at the date of original issuance, if later. The resulting pro forma adjustment includes (i) an increase in the weighted average shares used to compute the basic net loss per share by 9,748,844 shares and (ii) a decrease in the net loss attributable to common stockholders for the accretion of mandatorily redeemable convertible preferred stock of $4,862,000. The calculation of diluted net loss per share excludes potential shares of common stock as the effect of their inclusion would be antidilutive. Pro forma potential common stock consists of incremental shares of common stock issuable upon the exercise of stock options.

 Foreign Currency Translation Policy

   The functional currency of ICG Systems SDN. BHD. is the local currency. Assets and liabilities are translated at exchange rates prevailing at the balance sheet dates. Revenues, costs and expenses are translated into United States dollars at average exchange rates for the period. Gains and losses resulting from translation are accumulated as a component of stockholders' equity.

                           INVENTA TECHNOLOGIES, INC.

 Income Taxes

   Income taxes are accounted for using an asset and liability approach. Deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating loss and research and development credit carryforwards. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized, either through the generation of future taxable income or through carryback potential.

 Comprehensive Income

   The Company follows the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources.

 Segment Information

   The Company follows the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). The Company identifies its operating segments based on business activities, management responsibility and geographical location. During the periods presented the Company operated in a single business segment.

 New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"). This statement establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value and will be effective as of June 15, 2000. The adoption of SFAS No. 133 is not expected to have a material effect on the Company's results of operations, financial condition or cash flows.

NOTE 2--BALANCE SHEET COMPONENTS (in thousands):

                                                             December 31,
                                                          ---------------------
                                                          1997    1998    1999
                                                          -----  ------  ------
   Accounts receivable, net:
     Accounts receivable................................. $ 955  $  945  $2,187
     Less: Allowance for doubtful accounts...............  (333)   (308)   (174)
                                                          -----  ------  ------
                                                          $ 622  $  637  $2,013
                                                          =====  ======  ======
   Property and equipment, net:
     Furniture and fixtures.............................. $ 144  $  218  $  495
     Equipment...........................................   702   1,051   2,166
     Leasehold improvements..............................    47      76     407
                                                          -----  ------  ------
                                                            893   1,345   3,068
   Less: Accumulated depreciation .......................  (442)   (684) (1,066)
                                                          -----  ------  ------
                                                          $ 451  $  661  $2,002
                                                          =====  ======  ======

                           INVENTA TECHNOLOGIES, INC.

   Property and equipment includes $456,000 of equipment under capital leases at December 31, 1997 and 1998 and $999,000 at December 31, 1999. Accumulated depreciation of assets under capital leases totaled $179,000, $234,000 and $ 337,000 at December 31, 1997, 1998 and 1999, respectively.

                                                                December 31,
                                                             ------------------
                                                             1997  1998   1999
                                                             ---- ------ ------
   Accrued expenses:
     Payroll and related expenses........................... $180 $  510 $1,896
     General and administrative expenses....................  119    614    770
     Income taxes payable...................................   27      1      7
     Other..................................................   --     --     17
                                                             ---- ------ ------
                                                             $326 $1,125 $2,690
                                                             ==== ====== ======

NOTE 3--RELATED PARTY TRANSACTIONS:

   During 1997 and 1998, the Company obtained contract services from an entity in which the Chairman, who was the Company's former President, has a significant investment. The Company paid approximately $590,000 during 1997 and $485,000 during 1998, which was estimated to approximate the fair market value, for the services. This relationship was mutually terminated in October 1998.

NOTE 4--INCOME TAXES:

   The provision for income taxes consists of the following, (in thousands):

                                                                  December 31,
                                                                 ---------------
                                                                 1997  1998 1999
                                                                 ----  ---- ----
     Current:
       Federal.................................................. $ (3) $ -- $ 13
       State and local..........................................    1     2    2
       Other....................................................   29    --   --
                                                                 ----  ---- ----
                                                                   27     2   15
                                                                 ----  ---- ----
     Deferred:
       Federal..................................................   53    --   --
       State and local..........................................   10    --   --
                                                                 ----  ---- ----
                                                                   63    --   --
                                                                 ----  ---- ----
                                                                 $ 90  $  2 $ 15
                                                                 ====  ==== ====

                           INVENTA TECHNOLOGIES, INC.

   Deferred tax assets and liabilities consist of the following, (in thousands):

                                                           December 31,
                                                      -------------------------
                                                       1997     1998     1999
                                                      -------  -------  -------
     Deferred tax assets:
       Net operating loss carryforwards.............. $ 1,102  $ 1,274  $ 5,088
       Accruals and other reserves...................      53      341      316
       Fixed assets..................................      --      107       92
                                                      -------  -------  -------
     Total gross deferred tax assets.................   1,155    1,722    5,496
     Less: Valuation allowance.......................  (1,155)  (1,722)  (5,496)
                                                      -------  -------  -------
                                                           --       --       --
                                                      -------  -------  -------
     Deferred tax liabilities:
       Fixed assets..................................     (25)     (17)      --
                                                      -------  -------  -------
                                                      $   (25) $   (17)      --
                                                      =======  =======  =======

   The Company has incurred losses for the years ended December 31, 1997, 1998 and 1999. Management believes that, based on the history of such losses and projected near-term future losses, the weight of available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets and thus a full valuation reserve has been recorded at December 31, 1997, 1998 and 1999.

   As of December 31, 1999, the Company had approximately $13.0 million of federal net operating loss carryforwards and approximately $11.0 million of state net operating loss carryforwards available to offset future taxable income. The federal net operating loss carryforwards will expire between 2011 and 2019 and the state net operating loss carryforwards will expire between 2004 and 2006, if not utilized.

   Under the Tax Reform Act of 1986, the amounts of and the benefit from net operating losses that can be carried forward may be limited in certain circumstances including, but not limited to, a cumulative stock ownership change of more than 50% over a three-year period, as defined. Any unused annual limitation may be carried forward to future years for the balance of the net operating loss carryforward period.

NOTE 5--BORROWINGS:

 Line of Credit

   During November 1999, the Company terminated a line of credit with Silicon Valley Bank. The line of credit provided for borrowings of up to $1,000,000 which were secured by the Company's assets. The line of credit charged interest at a rate of 9.00% per annum. Under the line of credit, the Company was required to maintain certain financial ratios as stipulated in the agreement.

 Equipment Lease Line

   During November 1999, the Company paid in full the balance outstanding under an equipment lease financing line with Silicon Valley Bank. The equipment lease line provides for borrowings of up to $600,000 which are secured by the Company's assets. The Company's ability to draw on the financing line expires on June 22, 2000. The lease line bears interest at a rate of 9.75% per annum. Under the line of credit, the Company is required to maintain certain financial covenants.

                           INVENTA TECHNOLOGIES, INC.

 Loan Agreement

   On November 17, 1999, the Company entered into a loan agreement with a financial institution. This agreement provides for borrowings of up to $4,000,000 under a term loan and $2,000,000 under a revolving line of credit. Borrowing under the term loan bears interest at prime rate plus 2.00% (10.75% currently) with accrued interest paid monthly and is due at November 30, 2000. Borrowing under the line of credit is limited to the lesser of 80% of the amount of the eligible accounts receivable or $2,000,000, and bears interest at prime rate plus 2.00% (10.75% currently). The Company borrowed the entire $4,000,000 available under the term loan on the date of the agreement. Assets of the Company, including cash and cash equivalents, accounts receivable and property and equipment, are pledged as collateral for borrowings under this agreement.

   In connection with such debt financing, the Company issued warrants to purchase 160,000 shares of Series C Mandatorily Redeemable Preferred Stock at $2.50 per share, which expire in November 2004. The value of the warrants was determined using the Black-Scholes valuation model. The expense amounting to $118,000 will be recognized as additional interest expense over the term of the borrowing arrangement. The warrants became exercisable upon the closing of the loan agreement.

NOTE 6--COMMITMENTS AND CONTINGENCIES:

   From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect in the financial position or results of operations of the company.

 Lease Commitments

   The Company leases office space, equipment and an automobile under noncancelable operating and capital leases. Rent expense under the operating leases was approximately $157,000, $214,000 and $828,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

   Future minimum lease payments under the capital and noncancelable operating leases at December 31, 1999, are as follows:

                                                              Capital  Operating
   Years Ended December 31,                                   Leases    Leases
   ------------------------                                   -------  ---------
                                                               (in thousands)
   2000...................................................... $   262   $   976
   2001......................................................     224       508
   2002......................................................     169       196
   2003......................................................      96       116
   2004......................................................      27       --
                                                              -------   -------
                                                                  778   $ 1,796
                                                                        =======
   Less: Amounts representing interest.......................    (132)
                                                              -------
   Present value of minimum capital lease payments...........     646
   Less: Current portion.....................................    (192)
                                                              -------
   Capital lease obligations, long-term...................... $   454
                                                              =======

                           INVENTA TECHNOLOGIES, INC.

 Employment Agreements

   The Company has entered into employment agreements with certain officers of the Company. Some employment agreements also provide for severance in the event the individual is terminated without cause.

NOTE 7--CONVERTIBLE PREFERRED STOCK:

   Convertible Preferred Stock at December 31, 1999, consists of the following (in thousands):

                                           Shares
                                   ---------------------- Liquidation Redemption
   Series                          Authorized Outstanding   Amount      Amount
   ------                          ---------- ----------- ----------- ----------
   A..............................    1,000      1,000      $   500    $    --
   B..............................    2,560      2,560        3,200      28,160
   C..............................    8,220      8,056       10,070      88,616
                                     ------     ------      -------    --------
                                     11,780     11,616      $13,770    $116,776
                                     ======     ======      =======    ========

   The holders of Convertible Preferred Stock have the following rights and preferences:

 Voting

   Each share of Series A, Series B and Series C has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

 Dividends

   Holders of Series A, Series B and Series C are entitled to receive noncumulative dividends as declared by the Board of Directors at a rate of $0.03, $0.075 and $0.10 per share, respectively, per annum prior to any dividends being paid to holders of Common Stock. After payment of such dividends, declared dividends shall be paid to the holders of Common Stock and Convertible Preferred Stock in such amounts as they would be entitled to receive if their shares had been converted into shares of Common Stock. No dividends were declared by the Board from inception through December 31, 1999.

 Liquidation

   In the event of any liquidation, dissolution or winding up of the Company, including merger or sale of substantially all assets, the Series A, Series B and Series C shareholders are entitled to receive with each series of Convertible Preferred Stock, on a pro rata basis, a distribution of $0.50, $1.25 and $1.25 per share, respectively, plus any unpaid but declared dividends prior to and in preference to any distribution to the holders of Common Stock. After the payment has been made to the holders of Series A, Series B and Series C, the holders of Common Stock are entitled to receive $0.40 per share. The remaining assets, if any, shall be distributed ratably among the holders of the Common Stock, Series A, Series B and Series C shareholders.

 Redemption

   The holders of Series C have the right to require the Company to redeem the then outstanding shares beginning on or after March 31, 2004 in three equal annual installments which is the fair value of the Series C at the time of redemption plus unpaid dividends. The holders of Series B have the right to require the Company to redeem the then outstanding shares any time after March 2004 in three annual installments for a redemption price, which is the fair value of the Series B at the time of redemption plus unpaid dividends. Fair values shall

                           INVENTA TECHNOLOGIES, INC.

be determined by the Board of Directors but if it is unacceptable to the holders of the Series C or Series B, then it shall be determined by an independent investment banking firm. The Series A has no redemption privileges.

   As the future redemption prices of the Series B and Series C shares are variable in amount, the difference between the Series B and Series C carrying values and their estimated future redemption value are being accreted ratably as a charge to additional paid-in capital. The estimated future redemption value of $11.00 as of December 31, 1999 is based on the mid-point of the range of share prices anticipated for the proposed initial public offering of the Company's stock.

   During the years ended December 31, 1997 and 1998, the carrying value of both the Series B and Series C approximated their estimated future redemption price and as such no accretion charges were recorded. During the year ended December 31, 1999, the Company recorded accretion charges of $4.1 million.

 Conversion

   Each share of Series A, Series B and Series C is convertible at the option of the holder into one share of Common Stock. The conversion ratio of Series B into Common Stock is subject to certain adjustments to prevent dilution. Series A, Series B and Series C automatically convert into Common Stock upon the completion of an underwritten public offering with gross proceeds of at least $5,000,000, $10,000,000 and $10,000,000 and a public offering price of not less than $1.75, $4.00 and $4.00 per share, respectively.

 Warrants

   In connection with the issuance of Series A, each holder was granted a warrant to purchase one share of preferred stock for every four shares of Series A owned at an exercise price per share of $0.50. The warrants expire at the earlier of December 31, 1999, the date of the Company's initial public offering of securities, or the date of acquisition of the Company. The value of the warrants at the time of their issuance was not material to the consolidated financial statements.

   During December 1999, warrants for an aggregate of 200,000 shares of Series A Convertible Preferred Stock were exercised. Gross proceeds from the exercise were $100,000.

NOTE 8--COMMON STOCK:

   The Company's Articles of Incorporation, as amended, authorize the Company to issue 25,000,000 shares of Common Stock.

   At December 31, 1999, the Company had reserved the following number of shares of Common Stock for future issuance (in thousands):

   Series A Convertible Preferred Stock..................................  1,000
   Series B Mandatorily Redeemable Convertible Preferred Stock...........  2,560
   Series C Mandatorily Redeemable Convertible Preferred Stock...........  8,220
   Options under Stock Option Plan.......................................  1,474
                                                                          ------
                                                                          13,254
                                                                          ======

NOTE 9--STOCK OPTION PLAN:

   In 1993, the Board of Directors and shareholders adopted the 1993 Stock Option Plan (the "1993 Plan") which provides for granting of incentive stock options ("ISO's") and nonqualified stock options ("NSO's") for shares of Common Stock to employees, directors and consultants of the Company. In accordance with the 1993

                           INVENTA TECHNOLOGIES, INC.

Plan, the stated exercise price shall not be less than 100% and 85% of the estimated fair market value of the Common Stock as determined by the Board of Directors on the date of grant for ISO's and NSO's, respectively. Stock options granted to a person owning more than 10% of the combined voting power of all classes of stock of the Company must be issued at 110% of the fair market value of the stock on the date of grant. The 1993 Plan provides that the options shall be exercisable over a period not to exceed ten years and shall generally vest 25% one year after the date of grant and thereafter vest in equal monthly installments over the remaining 36 months.

   The following tables summarize stock option plan activity under the 1993 Plan (in thousands except per share amounts):

                                          Years Ended December 31,
                             --------------------------------------------------
                                   1997             1998             1999
                             ---------------- ---------------- ----------------
                                     Weighted         Weighted         Weighted
                                     Average          Average          Average
                                     Exercise         Exercise         Exercise
                             Options  Price   Options  Price   Options  Price
                             ------- -------- ------- -------- ------- --------
   Outstanding at beginning
    of period..............    483    $0.05      425   $0.10    1,496   $0.14
   Granted.................    330     0.15    1,259    0.15    2,398    0.58
   Exercised...............    (99)    0.05      (41)   0.07      (76)   0.11
   Canceled................   (289)    0.09     (147)   0.09     (326)   0.35
                              ----             -----            -----
   Outstanding at end of
    period.................    425    $0.10    1,496   $0.14    3,492   $0.42
                              ====             =====            =====
   Options exercisable at
    end of period..........    --                348              487
                              ====             =====            =====
   Weighted average fair
    value of options
    granted during the
    period.................           $1.13            $1.13            $2.91
                                      =====            =====            =====

                               Options Outstanding at      Options Exercisable
                                 December 31, 1999         at December 31, 1999
                          -------------------------------- --------------------
                                       Weighted
                                        Average   Weighted             Weighted
                           Number of   Remaining  Average              Average
   Exercise                 Options   Contractual Exercise   Number    Exercise
     Prices               Outstanding    Life      Price   Outstanding  Price
   --------               ----------- ----------- -------- ----------- --------
   $0.050................       47     5.0 years   $0.05        43      $0.05
   $0.150................    2,005     9.0 years    0.15       444       0.15
   $0.450................      599     9.5 years    0.45       --         --
   $0.625................      148     9.6 years    0.63       --         --
   $1.000................      192     9.8 years    1.00       --         --
   $1.250................      501     9.9 years    1.25       --         --
                             -----                             ---
                             3,492     9.2 years   $0.42       487      $0.14
                             =====                             ===

                           INVENTA TECHNOLOGIES, INC.

 Stock-based Compensation

   In connection with certain stock option grants during the year ended December 31, 1999 the Company recorded unearned stock-based compensation totaling $5,274,000 for the difference between the exercise price of the stock options and the deemed fair value of the Company's stock at the date of the grant. Stock-based compensation amortization recognized during the year ended December 31, 1999 totaled $1,590,000. If the stock-based compensation for the year ended December 31, 1999 had been allocated across the relevant functional expense categories within operating expenses, it would be allocated as follows (in thousands):

                                                                     Year Ended
                                                                    December 31,
                                                                        1999
                                                                    ------------
   Project personnel...............................................    $  621
   Sales and marketing.............................................       359
   General and administrative......................................       610
                                                                       ------
                                                                       $1,590
                                                                       ======

 Fair Value Disclosures

   The Company has adopted the disclosure only provision of SFAS No. 123. Had compensation cost been determined for options issued based on the fair value of the options at the grant date for awards in 1997 and 1998 consistent with provisions of SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                   Years Ended December 31,
                                                   ---------------------------
                                                    1997     1998      1999
                                                   -------  -------  ---------
Net loss attributable to common stockholders:
  As reported....................................  $(2,964) $(1,658) $(15,788)
                                                   =======  =======  =========
  Pro forma......................................  $(3,045) $(1,865) $ (15,890)
                                                   =======  =======  =========
Net loss per share--basic and diluted as
 reported........................................  $ (0.65) $ (0.36) $   (3.36)
                                                   =======  =======  =========
Net loss per share--basic and diluted pro forma..  $ (0.67) $ (0.40) $   (3.38)
                                                   =======  =======  =========

   The Company calculated the fair value of each option on the date of grant using the Black-Scholes pricing model with the following assumptions used for grants during the applicable period: annual dividend yield of 0%, risk-free annual interest rates of 4.47% to 6.31% for options granted during the period from January 1, 1997 through December 31, 1999 and a weighted average expected option term of five years.

NOTE 10--EMPLOYEE BENEFIT PLAN

   Effective January 1, 1996, and as amended on January 1, 1998, the Company adopted the Inventa Corporation Retirement Savings Plan (the "Plan") which qualifies as a thrift plan under Section 401(k) of the Internal Revenue Code. All full-time employees who are at least 21 years old are eligible to participate in the Plan. Participants may contribute up to maximum allowed under the law of their earnings to the Plan. A discretionary matching amount may be made by the Company. The Company made matching contributions for the years ended December 31, 1997, 1998 and 1999 of $21,000, $30,000 and $96,000,
respectively.

                           INVENTA TECHNOLOGIES, INC.

NOTE 11--MALAYSIAN OPERATIONS:

   In November 1998, the Company announced a formal plan to close its operations in Malaysia and focus its effort in the United States. Accordingly, in February 1999, the Company engaged the services of a third party to assist in the orderly liquidation of the Malaysian subsidiary. In conjunction with this announcement, the Company made a provision of $250,000 in the consolidated financial statements for costs to be incurred in connection with the liquidation of the Malaysian subsidiary. This amount consisted of $157,000 for the write-down from the liquidation of the assets, $47,000 for remaining trade obligations, and $46,000 for legal and other professional services to be provided during the liquidation process. Operations ceased during 1998 and all employee severance related costs were incurred prior to December 31, 1998. During 1999, the liquidation of the assets and settlement of the obligations was completed. As of December 31, 1999, $41,000 remains accrued to cover a pending claim from a former customer of the Malaysian subsidiary. The Company anticipates that this claim will be settled during 2000.

NOTE 12--SEGMENT AND GEOGRAPHIC INFORMATION:

   The Company operates in a single industry segment (as defined by SFAS No.
131) providing consulting and systems integration services.

   The following is a summary of service revenue by geographic area (in thousands):

                                                           Years Ended December
                                                                    31,
                                                           ---------------------
                                                            1997   1998   1999
                                                           ------ ------ -------
   Malaysia............................................... $  748 $  521 $   --
   United States..........................................  4,448  7,495  13,520
                                                           ------ ------ -------
                                                           $5,196 $8,016 $13,520
                                                           ====== ====== =======

NOTE 13--SUBSEQUENT EVENTS:

 Series D Mandatorily Redeemable Preferred Stock

   On January 19, 2000, 3,000,000 shares of Series D Mandatorily Redeemable Preferred Stock were issued at a price of $7.41 per share for gross proceeds of approximately $22.2 million. The difference between the deemed fair value of the series D preferred stock of $11.00 and the price per share of $7.41 was considered to be a beneficial conversion feature analogous to a dividend to the preferred stockholders as prescribed under the provisions of EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios. Due to the conversion rights, the deemed fair value of the Series D preferred stock was based on the mid-point of the range of share prices anticipated for the proposed initial public offering of the Company's common stock. The value of the beneficial conversion feature of $10.8 million was recognized immediately as a charge to net loss attributable to common stockholders at the date of issuance as the preferred stockholders have the right to immediately convert their preferred shares at their option.

 Acquisition

   Effective January 26, 2000, the Company acquired all the outstanding shares of common stock of XTEND-Tech, Inc., a provider of information technology consulting services. Total consideration paid in connection with this acquisition was 1,350,000 shares of the Company's common stock with a value of $14,850,000. The deemed fair value of the Company's common stock on the date the merger agreement was

                           INVENTA TECHNOLOGIES, INC.

signed was $11.00 per share. The deemed fair value of the common stock was based on the mid-point of the range of share prices anticipated for the proposed initial public offering. The consideration consisted of a combination of the purchase price paid for the outstanding common stock of XTEND-Tech and consideration to certain employee stockholders of XTEND-Tech for continued employment with the Company.

   The acquisition will be accounted for using the purchase method of accounting. The amount of the consideration treated as purchase price for this acquisition was approximately $8,779,000. The purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the acquisition date. The purchase price consisted of 798,052 shares of the Company's common stock. The estimated allocation of the purchase price is as follows:

   Tangible assets.................................................. $  775,000
   Intangible assets
     Workforce......................................................  5,100,000
     Covenants not to compete.......................................  1,000,000
     Goodwill.......................................................  2,631,000
   Liabilities......................................................   (727,000)
                                                                     ----------
                                                                     $8,779,000
                                                                     ==========

   The amortization of the intangible assets will occur over the estimated periods to be benefited. The estimated weighted average period to be benefitted from the intangible assets for the workforce, covenants not to compete and the residual goodwill, created as a result of the acquisition of XTEND-Tech, Inc. is approximately three years.

   Additionally, the Company signed restricted stock agreements with certain employee stockholders of XTEND-Tech, Inc. as consideration for continued employment. Under these agreements, the stockholders receive 849,150 shares of the Company's common stock with a fair value of approximately $9,341,000 at the effective date of the stock purchase agreement. Under the restricted stock agreement, 297,202 shares vest immediately and therefore constitute part of the purchase price of the tangible and intangible assets of XTEND-Tech, Inc. The remaining 551,948 shares are subject to the Company's right to repurchase upon termination of employment for $0.01 per share. Twenty three percent of these restricted shares vest and are released from the Company's repurchase right on the first anniversary of the effective date of the agreement. The remaining shares vest and are released from the Company's repurchase right evenly over the two years following the first anniversary. The fair value of the unvested shares, amounting to $6,071,000 has been recorded as deferred stock-based compensation which will be amortized over the three year vesting period of the restricted stock as described above in accordance with FASB Interpretation No. 28.

 Letter of Credit

   In February 2000, the Company entered into two letters of credit for approximately $2.8 million and $198,000 to secure lease deposits to expand into two new office facilities. The letters of credit expire February 2001 and are collateralized by certificates of deposit in the same amounts.

 Reincorporation (unaudited)

   On March 23, 2000, the Company reincorporated in Delaware as Inventa Technologies, Inc.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                                    OVERVIEW

   In January 2000, Inventa Technologies, Inc. ("Inventa") entered into a stock acquisition agreement to acquire all outstanding shares of XTEND-Tech, Inc. ("XTEND-Tech"). Total consideration for the shares of XTEND-Tech was $14,850,000 consisting of 1,350,000 shares of common stock. The unaudited pro forma combined balance sheet is based on the individual balance sheets of Inventa and XTEND-Tech appearing elsewhere in this prospectus and has been prepared to reflect the acquisition of the common stock of XTEND-Tech by Inventa as of December 31, 1999. The unaudited pro forma combined statements of operations are based on individual historical results of operations of Inventa and XTEND-Tech for the year ended December 31, 1999, after giving effect to the acquisition of XTEND-Tech as if it had occurred on January 1, 1999.

   The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto of Inventa and XTEND-Tech. The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of results of operations that would have actually occurred had the acquisition of XTEND-Tech by Inventa been effected on the dates assumed.

                           INVENTA TECHNOLOGIES, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1999
               (in thousands, except share and per share amounts)

                                                         Pro Forma
                                   Inventa   XTEND-Tech Adjustments   Pro Forma
                                   --------  ---------- -----------   ---------
             ASSETS
             ------
Current assets:
 Cash and cash equivalents.......  $  3,244     $173      $   --      $  3,417
 Accounts receivable, net........     2,013      504          --         2,517
 Prepaid expenses and other
  current assets.................     1,675       22          --         1,697
                                   --------     ----      -------     --------
   Total current assets..........     6,932      699          --         7,631
Property and equipment, net......     2,002       76          --         2,078
Other assets.....................       288      --           --           288
Intangible assets................       --       --         6,100 (1)    6,100
Goodwill.........................       --       --         2,631 (1)    2,631
                                   --------     ----      -------     --------
                                   $  9,222     $775      $ 8,731     $ 18,728
                                   ========     ====      =======     ========
    LIABILITIES, MANDATORILY
 REDEEMABLE CONVERTIBLE PREFERRED
  STOCK AND STOCKHOLDERS' EQUITY
            (DEFICIT)

Current liabilities:
 Borrowings......................  $  4,000     $ 30      $   --      $  4,030
 Accounts payable................     1,409       65          --         1,474
 Advances from related party.....       --       326          --           326
 Accrued expenses................     2,687      159          --         2,846
 Deferred revenue................       483      --           --           483
 Income taxes payable............         3       20          --            23
 Capital lease obligations ......       192       19          --           211
                                   --------     ----      -------     --------
   Total current liabilities.....     8,774      619          --         9,393
Capital lease obligations, long-
 term............................       454       48          --           502
Borrowings, long-term............       --        60          --            60
                                   --------     ----      -------     --------
                                      9,228      727          --         9,955
                                   --------     ----      -------     --------

Mandatorily redeemable
 convertible preferred stock:
 Series B mandatorily redeemable
  convertible preferred stock;
  $0.001 par value; 2,560,000
  shares authorized, issued and
  outstanding ...................     4,929      --           --         4,929
 Series C mandatorily redeemable
  convertible preferred stock;
  $0.001 par value; 8,220,000
  shares authorized; 8,056,000
  shares issued and
  outstanding....................    13,203      --           --        13,203
                                   --------     ----      -------     --------
                                     18,132      --           --        18,132
Stockholders' equity (deficit):
 Series A convertible preferred
  stock; $0.001 par value;
  1,000,000 shares authorized,
  issued and outstanding.........         1      --           --             1
 Common stock; $0.001 par value;
  25,000,000 shares authorized;
  4,759,000 shares issued and
  outstanding ..................          5      --             1 (2)        6
Additional paid-in capital.......     1,861      --        14,849 (2)   16,710
Deferred stock-based
 compensation....................    (4,662)     --        (6,071)(3)  (10,733)
Accumulated comprehensive loss...       --       --           --           --
Retained earnings (accumulated
 deficit)........................   (15,343)      48          (48)(8)  (15,343)
                                   --------     ----      -------     --------
   Total stockholders' equity
    (deficit)....................   (18,138)      48        8,731       (9,359)
                                   --------     ----      -------     --------
                                   $  9,222     $775      $ 8,731     $ 18,728
                                   ========     ====      =======     ========

      See accompanying notes to Pro Forma Combined Financial Information.

                           INVENTA TECHNOLOGIES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        FOR YEAR ENDED DECEMBER 31, 1999
               (in thousands, except share and per share amounts)

                                                     Pro Forma
                               Inventa   XTEND-Tech Adjustments   Pro Forma
                              ---------  ---------- -----------   ---------
Revenues..................... $  13,520    $1,951     $  (317)(6) $  15,154
                              ---------    ------     -------     ---------
Operating expenses:
  Project personnel
   (exclusive of deferred
   stock-based compensation
   of $2,056, pro forma).....     8,610     1,167        (317)(6)     9,460
  Sales and marketing
   (exclusive of deferred
   stock-based compensation
   of $1,793, pro forma).....     4,230       410         --          4,640
  General and administrative
   (exclusive of deferred
   stock based compensation
   of $1,088, pro forma).....     9,434       293         --          9,727
  Depreciation...............       562         9         --            571
  Amortization of
   intangibles...............       --        --        2,910 (5)     2,910
  Amortization of deferred
   stock-based compensation..     1,590       --        3,347 (4)     4,937
                              ---------    ------     -------     ---------
    Total operating
     expenses................    24,426     1,879       5,940        32,245
                              ---------    ------     -------     ---------
Income (loss) from
 operations..................   (10,906)       72      (6,257)      (17,091)
Interest and other income....       101       --          --            101
Interest expense.............      (106)       (4)        --           (110)
                              ---------    ------     -------     ---------
Income (loss) before income
 taxes.......................   (10,911)       68      (6,257)      (17,100)
Income tax expense...........       (15)      (20)        --            (35)
                              ---------    ------     -------     ---------
Net income (loss)............   (10,926)       48      (6,257)      (17,135)
Accretion of mandatorily
 redeemable convertible
 preferred stock to
 redemption value............    (4,862)      --          --         (4,862)
                              ---------    ------     -------     ---------
Net income (loss)
 attributable to common
 stockholders................ $ (15,788)   $   48     $(6,257)    $ (21,997)
                              =========    ======     =======     =========
Net loss per share:
  Basic and diluted.......... $   (3.36)                          $   (4.00)(7)
                              =========                           =========
  Weighted average shares.... 4,698,483               798,052     5,496,535 (7)
                              =========               =======     =========


      See accompanying notes to Pro Forma Combined Financial Information.

               NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)
                                  (Continued)

(1) Reflects the preliminary allocation of the purchase price to the intangible assets and goodwill acquired in the XTEND-Tech acquisition. The preliminary allocation has resulted in intangible assets, including assembled workforce estimated at approximately $5,100,000, covenants not to compete, estimated at approximately $1,000,000 and estimated goodwill of approximately $2,631,000, which are being amortized over their weighted average life of three years.

   The total estimated purchase price for the XTEND-Tech acquisition has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of their fair value with the excess costs over the net assets acquired allocated to intangible assets and goodwill. This allocation is subject to change pending a final analysis of the value of the assets acquired and, liabilities assumed, upon closure of the acquisition. The impact of such changes could be material.

(2) Reflects the issuance of 1,350,000 shares of Inventa Common Stock with a fair value of $14,850,000 in connection with the XTEND-Tech acquisition.

(3) Reflects the unearned compensation recorded for restricted stock issued in connection with the purchase of XTEND-Tech. Of the 1,350,000 shares issued, 798,052 shares with a fair value of $8,779,000 were immediately vested and as such represent the purchase price. The remaining 551,948 shares which were issued to XTEND-Tech employee stockholders are subject to the Company's right to repurchase the shares upon the termination of employment with Inventa. The fair value of these restricted shares in the amount of $6,071,000 has been recorded as unearned deferred compensation and will be amortized over the vesting period of the restricted shares.

(4) Reflects the amortization of the unearned deferred stock-based compensation referred to in Note 3 above.

(5) Reflects the amortization of the intangible assets and goodwill referred to in Note 1 above.

(6) Represents elimination of intercompany transactions with XTEND-Tech.

(7) Pro forma net loss reflects the impact of the adjustments above. Basic and diluted net loss per share (pro forma) is computed using the weighted-average number of shares of common stock outstanding after the issuance of Inventa common stock in connection with the XTEND-Tech acquisition, assuming such stock was issued on January 1, 1999 and excluding the 551,948 shares subject to repurchase.

(8) Reflects elimination of XTEND-Tech stockholders' equity.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
 XTEND-Tech, Inc.

   In our opinion, the accompanying balance sheet and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of XTEND-Tech, Inc. (the "Company") at December 31, 1999, and the results of its operations for the period from inception (January 29, 1999) to December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
February 11, 2000

                                XTEND-TECH, INC.

                                 BALANCE SHEET
                               December 31, 1999

                                ASSETS
                                ------
 Current assets:
  Cash and cash equivalents........................................... $173,098
  Accounts receivable, net............................................  503,674
  Prepaid expenses....................................................   22,418
                                                                       --------
   Total current assets...............................................  699,190
 Property and equipment, net..........................................   75,641
                                                                       --------
                                                                       $774,831
                                                                       ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------
 Current liabilities:
  Accounts payable.................................................... $ 64,747
  Advances from related party.........................................  326,435
  Accrued taxes.......................................................   19,700
  Accrued bonuses.....................................................  108,000
  Other accrued liabilities...........................................   51,266
  Capital lease obligations ..........................................   18,552
  Borrowings, current portion of long-term............................   30,000
                                                                       --------
   Total current liabilities..........................................  618,700
 Capital lease obligations, long-term.................................   47,954
 Borrowings, long-term................................................   60,000
                                                                       --------
                                                                        726,654
                                                                       --------
 Stockholders' equity:
  Common stock; no par value; 100,000 shares authorized, issued and
   outstanding........................................................      --
  Retained earnings...................................................   48,177
                                                                       --------
   Total stockholders' equity.........................................   48,177
                                                                       --------
                                                                       $774,831
                                                                       ========

   The accompanying notes are an integral part of these financial statements.

                                XTEND-TECH, INC.

                            STATEMENT OF OPERATIONS
     FOR THE PERIOD FROM INCEPTION (JANUARY 29, 1999) TO DECEMBER 31, 1999

Revenues:
  Revenues from third parties....................................... $1,165,192
  Revenues from related parties.....................................    785,805
                                                                     ----------
                                                                      1,950,997
                                                                     ----------

Operating expenses:
  Project personnel.................................................  1,166,800
  Sales and marketing...............................................    409,700
  General and administrative .......................................    293,148
  Depreciation .....................................................      9,331
                                                                     ----------
    Total operating expenses........................................  1,878,979
                                                                     ----------
Income from operations..............................................     72,018
Interest expense....................................................     (3,941)
                                                                     ----------
Income before income taxes..........................................     68,077
Income tax expense .................................................    (19,900)
                                                                     ----------
Net income.......................................................... $   48,177
                                                                     ==========




   The accompanying notes are an integral part of these financial statements.

                                XTEND-TECH, INC.

                            STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (JANUARY 29, 1999) TO DECEMBER 31, 1999

Cash flows from operating activities:
  Net income........................................................ $  48,177
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation ...................................................     9,331
    Changes in operating assets and liabilities:
      Accounts receivable...........................................  (503,674)
      Prepaid expenses..............................................   (22,418)
      Accounts payable..............................................    64,747
      Advances from related party...................................   326,435
      Accrued taxes.................................................    19,700
      Accrued bonuses...............................................   108,000
      Other accrued liabilities.....................................    51,266
                                                                     ---------
        Net cash provided by operating activities...................   101,564
                                                                     ---------
Cash flows from investing activities:
  Purchase of property and equipment................................   (10,732)
                                                                     ---------
        Net cash used in investing activities.......................   (10,732)
                                                                     ---------
Cash flows from financing activities:
  Repayment of capital lease obligations............................    (7,734)
  Long term borrowings..............................................    90,000
                                                                     ---------
        Net cash provided by financing activities...................    82,266
                                                                     ---------
Net increase in cash and cash equivalents...........................   173,098
Cash and cash equivalents, beginning of period......................       --
                                                                     ---------
Cash and cash equivalents, end of period............................ $ 173,098
                                                                     =========
Supplemental non-cash investing and financing activity:
  Property and equipment acquired under capital lease .............. $  74,240
                                                                     =========



   The accompanying notes are an integral part of these financial statements.

                                XTEND-TECH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 The Company

   XTEND-Tech, Inc. (the "Company") was incorporated in the state of New Jersey on January 29, 1999. The Company is an information technology consulting organization providing clients with technology expertise in all phases of systems engineering and most software development methodologies for the major industries in the United States.

   The Company operations have initially been focused on the New Jersey, New York, Pennsylvania and Delaware areas, with two offices in New Jersey.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Changes in such estimates could affect reported amounts in future periods.

 Financial Instruments

   The Company's financial instruments including cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments. The carrying value of the Company's capital leases and the long term borrowings approximate fair value because the implicit rates approximate prevailing market rates.

 Accounts Receivable

   Bad debts are provided on the allowance method based on management's evaluation of outstanding accounts receivable. No provision for bad debts was considered necessary by management at December 31, 1999.

 Property and Equipment

   Property and equipment, primarily computer hardware, are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the useful lives of the assets. Computer hardware is depreciated over four years. Maintenance and repairs are charged to expense when incurred, and the cost of additions and improvements is capitalized.

 Revenue Recognition

   Revenues are derived from sales of the Company's consulting services to end-users. Revenue is recognized on a time and material basis when services are provided.

 Income Taxes

   The accrual basis of accounting is used for income tax reporting purposes. A provision of $19,900 was recorded for federal and state income taxes as of December 31, 1999. The Company, with the consent of its shareholders, has elected to be taxed as a "C" Corporation for federal and state income tax purposes.

   The Company utilizes the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the tax consequences of temporary differences by applying enacted

                                XTEND-TECH, INC.

statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change in tax rates is enacted.

 Concentration of Credit Risks

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Concentrations of credit risk with respect to trade receivables are limited based on management's evaluation of the relationship with the Company's clients. The Company's four largest customers accounted for approximately 77% of revenues for the period from inception (January 29, 1999) to December 31, 1999. IDCS, Inc. (Note 2) accounted for 40% of revenues during the same period. At December 31, 1999, these four customers accounted for approximately 43% of accounts receivable. These balances were subsequently collected.

NOTE 2--RELATED PARTY TRANSACTIONS:

   Since its incorporation in January 1999, the Company's activities have been financed on a needs basis through a prepayment note, payable to Intermodal Database Communication Systems, Inc. ("IDCS"), a related party that owns 14.25% of the Company. Through this prepayment note, the Company agrees to pay IDCS the remaining prepayment principal sum that may be due to IDCS at any time upon IDCS's request. In the event the Company refuses to repay any amount due within 3 days notice of demand, these amounts would accrue interest at a prime rate plus 5.00%. The total advances from IDCS during the period ended December 31, 1999 amounted to $1,105,000. As of December 31, 1999, the outstanding balance on these advances amounted to $326,435.

   The Company has also entered into a capital lease agreement (Note 7) with Selecto Flash, Inc., a related party which is represented on the Company's Board of Directors.

NOTE 3--PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following as of December 31, 1999:

   Computer equipment.................................................. $10,092
   Computer equipment under capital lease..............................  74,240
   Furniture and fixtures..............................................     640
                                                                        -------
                                                                         84,972
   Less: Accumulated depreciation......................................  (9,331)
                                                                        -------
                                                                        $75,641
                                                                        =======

NOTE 4--EMPLOYEE BENEFIT PLAN:

   The Company participates in a self directed 401(k) Plan (the Plan), covering all employees, which qualifies under Section 401(k) of the Internal Revenue Code. The Plan allows eligible employees to make tax deferred contributions of up to 15% of their compensation, subject to the legal maximum amount. The Company does not match employees' contributions. Loans to participants are permitted in an amount not to exceed the lesser of one-half of the participant's non-forfeitable interest under the Plan or $50,000.

   The Company also provides its employees with health, long-term disability and life insurance programs, for which the Company fully pays the premiums, except for the life insurance covered only up to $50,000 by the Company. Expenses incurred for health and life insurance amounted to $81,071 and $3,704, respectively, for the period from inception (January 29, 1999) to December 31, 1999.

                                XTEND-TECH, INC.

NOTE 5--BORROWINGS

   On December 30, 1999, the Company signed a collateralized promissory note of $90,000 with Valley National Bank. The promissory note is to be paid in 36 equal monthly installments of $2,500 and interest is calculated on the basis of actual days elapsed over a 360-day year at prime plus 1.50%. The promissory note is collateralized by all property, including all accounts receivable, goods, inventory, merchandise, machinery, equipment, fixtures, instruments and general intangibles, and all cash and non-cash proceeds therefrom. The proceeds from the promissory note are to be used to finance the purchase of office equipment for a new office location.

NOTE 6--STOCKHOLDERS' EQUITY:

   At December 31, 1999, the capital stock of the Company consists of 100,000 shares of common stock, with no par value, that are authorized, issued and outstanding.

NOTE 7--COMMITMENTS:

   The Company entered into two operating leases for computer equipment with Selecto Flash, Inc. and Dell Financial Services and also for a phone system with Unistar leasing. The Company has leased, under a six-month operating lease, office space in New Jersey since November 1999. The aggregate future minimum lease payments, under the Company's leases are approximately as follows:

                                                              Capital  Operating
Years Ended December 31,                                      leases    leases
------------------------                                      -------  ---------
2000......................................................... $26,389   $20,087
2001.........................................................  23,883    12,389
2002.........................................................  21,380    11,311
2003.........................................................  11,494       --
2004.........................................................     --        --
                                                              -------   -------
  Total payments............................................. $83,146   $43,787
                                                                        =======
Less: Amounts representing interest.......................... (16,640)
                                                              -------
Present value of minimum capital lease payments..............  66,506
Less: Current portion........................................  18,552
                                                              -------
Capital lease obligations, long-term......................... $47,954
                                                              =======

NOTE 7--SUBSEQUENT EVENTS:

 Stock Purchase Agreement

   Effective January 26, 1999, the shareholders of the Company sold all outstanding shares of the Company's common stock to Inventa Corporation in exchange for shares of Inventa Corporation common stock.

                                3,500,000 Shares





                                 [INVENTA LOGO]
                                  Common Stock



                               -----------------

                                   PROSPECTUS
                                        , 2000

                               -----------------


                                Lehman Brothers

                          First Union Securities, Inc.

                            Friedman Billings Ramsey

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth all expenses to be paid by the Registrant, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                                     Amount to
                                                                      be Paid
                                                                     ----------
     Registration fee............................................... $   15,840
     NASD filing fee................................................      6,500
     Nasdaq National Market.........................................     95,000
     Blue sky qualification fees and expenses.......................     10,000
     Printing and engraving expenses................................    250,000
     Legal fees and expenses........................................    400,000
     Accounting fees and expenses...................................    400,000
     Director and officer liability insurance.......................    300,000
     Transfer agent and registrar fees..............................     25,000
     Miscellaneous expenses.........................................     57,660
                                                                     ----------
     Total ......................................................... $1,560,000
                                                                     ==========

--------

Item 14. Indemnification of Officers and Directors.

   Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant intends to enter into separate indemnification agreements with its directors, officers and certain employees that would require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

   These indemnification provisions and the indemnification agreements to be entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

   The Registrant intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

   The underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

   Except as otherwise noted, we have issued and sold the following securities within the last three years and through February 29, 2000:

   On February 14, 1997, we sold an aggregate of 2,560,000 shares of our series B preferred stock at a price of $1.25 per share to five investors and their affiliates.

   On May 11, 1998, and May 28, 1999, we sold an aggregate of 8,055,511 shares of our series C preferred stock at a price of $1.25 per share to seven investors and their affiliates.

   On January 19, 2000, we sold an aggregate of 3,000,000 shares of our series D preferred stock at a price of $7.41 per share to seven investors and their affiliates.

   On January 26, 2000, we issued 1,350,000 shares of common stock to 11 individuals and one institutional investor in connection with our acquisition of XTEND-Tech. These issuances were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering.

   We issued 200,000 shares of our series A preferred stock, at an exercise price per share of $0.50, pursuant to the exercise of warrants issued in connection with our original issuance of our series A preferred stock.

   We issued a warrant to acquire 160,000 of series C preferred stock, at an exercise price of $2.50 per share, in connection with our borrowing of $4,000,000 under a term loan.

   We issued 2,271,000 shares of common stock and 400,000 shares of our series A preferred stock pursuant to a two-for-one stock split declared on January 29, 1997.

   Since our inception, we have granted options to purchase 5,586,220 shares of our common stock to employees, directors and consultants under our 1993 Plan at exercise prices ranging from $0.05 to $6.50 per share. Of the 5,586,220 options granted, 3,993,653 remain outstanding, 648,163 shares of common stock have been purchased pursuant to exercises of stock options and options to acquire
944,404 shares have been cancelled and are available for grant under our 1993 Plan.

   The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients either received adequate information about us or had access, through their employment or other relationships with us, to adequate information about us.

   There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits.

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1    Form of Underwriting Agreement.
  2.1**  Agreement and Plan of Reorganization among the Registrant, XTEND-Tech,
          Inc. and the shareholders of XTEND-Tech, Inc. dated January 26, 2000
          (incorporated by reference to Exhibit 2.1 filed as an exhibit to
          Amendment No. 3).
  3.1**  Form of Amended and Restated Certificate of Incorporation of
          Registrant prior to completion of this offering (incorporated by reference to Exhibit 3.1 filed as an exhibit to Amendment No. 3).
  3.2    Form of Amended and Restated Certificate of Incorporation of
          Registrant to be effective upon completion of this offering.
  3.3**  Amended and Restated Bylaws of Registrant prior to completion of this offering (incorporated by reference to Exhibit 3.3 filed as an exhibit to Amendment No. 1).
  3.4**  Amended and Restated Bylaws of Registrant to be effective upon completion of this offering (incorporated by reference to Exhibit 3.4 filed as an exhibit to Amendment No. 3).
  4.1    Form of Registrant's Common Stock Certificate.
  4.2**  Amended and Restated Registration Rights Agreement, between the
          Registrant and the parties named therein (incorporated by reference to Exhibit 4.2 filed as an exhibit to Amendment No. 3).
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation,
          regarding the legality of the securities being issued.
 10.1**  Series A Preferred Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 filed as an exhibit to Amendment No. 3).
 10.2**  Series B Preferred Stock Purchase Agreement (incorporated by reference to Exhibit 10.2 filed as an exhibit to Amendment No. 3).
 10.3**  Series C Preferred Stock Purchase Agreement dated May 11, 1998
          (incorporated by reference to Exhibit 10.3 filed as an exhibit to
          Amendment No. 3).
 10.4**  Series D Preferred Stock Purchase Agreement (incorporated by reference to Exhibit 10.4 filed as an exhibit to Amendment No. 3).
 10.5**  Amended and Restated Shareholders Agreement between the Registrant and certain of its shareholders dated January 19, 2000 (incorporated by reference to Exhibit 10.5 filed as an exhibit to Amendment No. 1).
 10.6**  Stock Purchase Warrant issued by the Registrant to Greyrock Capital, a division of Banc of America Commercial Finance Corporation
          (incorporated by reference to Exhibit 10.6 filed as an exhibit to
          Amendment No. 1).
 10.7**  1993 Stock Option Plan (incorporated by reference to Exhibit 10.7 filed as an exhibit to Amendment No. 1).
 10.8**  Form of Stock Option Agreement (incorporated by reference to Exhibit
          10.8 filed as an exhibit to Amendment No. 1).
 10.9**  2000 Stock Plan and Related form of Stock Option Agreement
          (incorporated by reference to Exhibit 10.9 filed as an exhibit to
          Amendment No. 3).
 10.10** Employee Stock Purchase Plan. (incorporated by reference to Exhibit
          10.10 filed as an exhibit to Amendment No. 3)
 10.11** 401(K) Plan (incorporated by reference to Exhibit 10.10 filed as an exhibit to Amendment No. 1).
 10.12** Amended and Restated Loan and Security Agreement between Silicon
          Valley Bank and the Registrant dated August 19, 1998, and amendments and exhibits thereto (incorporated by reference to Exhibit 10.11 filed as an exhibit to Amendment No. 1).
 10.13** Loan and Security Agreement between the Registrant and Greyrock
          Capital, a division of Banc of America Finance Corporation, dated
          November 17, 1999, and related Security Agreement in copyrighted works (incorporated by reference to Exhibit 10.12 filed as an exhibit to Amendment No. 1).

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 10.14** Form of Employment, Confidential Information and Invention Assignment
          Agreement between the Registrant and certain of its employees
          (incorporated by reference to Exhibit 10.13 filed as an exhibit to
          Amendment No. 1).
 10.15** Employment Agreement between the Registrant and Ashok Santhanam dated as of May 11, 1998 (incorporated by reference to Exhibit 10.14 filed as an exhibit to Amendment No. 1).
 10.16** Employment Agreement between the Registrant and David A. Lavanty, dated as of December 31, 1998 (incorporated by reference to Exhibit
          10.10 filed as an exhibit to the Form S-1).
 10.17** Employment Letter Agreement between the Registrant and Michael B.
          Shahbazian dated February 2, 2000 (incorporated by reference to
          Exhibit 10.16 filed as an exhibit to Amendment No. 1).
 10.18** Employment Letter Agreement between the Registrant and Carol C.
          Halliday, dated March 12, 1999 (incorporated by reference to Exhibit
          10.14 filed as an exhibit to the Form S-1).
 10.19** Employment Letter Agreement between the Registrant and Anthony H.
          Moretto, dated March 17, 1999 (incorporated by reference to Exhibit
          10.11 filed as an exhibit to the Form S-1).
 10.20** Employment Letter Agreement between the Registrant and Elizabeth J.
          Campbell, dated August 5, 1998 (incorporated by reference to Exhibit
          10.20 filed as an exhibit to Amendment No. 1).
 10.21** Employment Letter Agreement between the Registrant and Michael
          Makishima, dated July 14, 1997 (incorporated by reference to Exhibit
          10.21 filed as an exhibit to Amendment No. 1).
 10.22** Employment Letter Agreement between the Registrant and Tobias Younis, dated October 29, 1999 (incorporated by reference to Exhibit 10.12 filed as an exhibit to the Form S-1).
 10.23** Employment Letter Agreement between the Registrant and Robert J.
          Kudis, dated March 30, 1999 (incorporated by reference to Exhibit
          10.13 filed as an exhibit to the Form S-1).
 10.24** Employment Letter Agreement between the Registrant and Edward F.
          Leppert, dated October 27, 1997 (incorporated by reference to Exhibit
          10.24 filed as an exhibit to Amendment No. 1).
 10.25** Severance Agreement between the Registrant and Ashok Santhanam, dated
          January 10, 1998 (incorporated by reference to Exhibit 10.16 filed as an exhibit to the Form S-1).
 10.26** Severance Agreement between the Registrant and Elizabeth J. Campbell, dated July 14, 1999 (incorporated by reference to Exhibit 10.26 filed as an exhibit to Amendment No. 1).
 10.27** Severance Agreement between the Registrant and Michael Makishima, dated January 13, 1998 (incorporated by reference to Exhibit 10.18 filed as an exhibit to the Form S-1).
 10.28** Severance Agreement between the Registrant and Edward F. Leppert, dated January 13, 1998 (incorporated by reference to Exhibit 10.17 filed as an exhibit to the Form S-1).
 10.29** Severance Agreement between the Registrant and Srikantan Moorthy, dated January 10, 1998 (incorporated by reference to Exhibit 10.19 filed as an exhibit to the Form S-1).
 10.30** Lease Agreement, dated February 1, 2000 between National Rural
          Utilities Cooperative Finance Corporation and the Registrant and the
          related Letter of Credit (incorporated by reference to Exhibit 10.30 filed as an exhibit to Amendment No. 2).
 10.31** Lease Agreement, dated February 2, 2000, between Shorebreeze
          Associates, LLC and the Registrant and the related Letter of Credit
          (incorporated by reference to Exhibit 10.31 filed as an exhibit to
          Amendment No. 2).
 10.32** Lease Agreement, dated September 10, 1992, between ShoreBreeze
          Associates and the Registrant and Sega Corporation, and amendments thereto (incorporated by reference to Exhibit 10.6 filed as an exhibit to the Form S-1).
 10.33** Lease Agreement, dated September 8, 1998, between Albany Street Plaza
          Real Estate Management Company and the Registrant (incorporated by reference to Exhibit 10.7 filed as an exhibit to the form S-1).
 10.34** Sublease Agreement, dated March 29, 1999, between Sega of America and the Registrant (incorporated by reference to Exhibit 10.5 filed as an exhibit to the Form S-1).
 10.35** Sublease Agreement, dated September 9, 1999, between Marcam Solutions,
          Inc. and the Registrant (incorporated by reference to Exhibit 10.8 filed as an exhibit to the Form S-1).
 10.36** Letter Agreement, dated May 11, 1998, regarding the Directed Share
          Program between the Registrant and the parties named therein
          (incorporated by reference to Exhibit 10.36 filed as an exhibit to
          Amendment No. 3).

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 10.37** Letter Agreement, dated January 14, 2000, regarding the private placement of Common Stock between the Registrant and the parties named therein (incorporated by reference to Exhibit 10.37 filed as an exhibit to Amendment No. 3).
 10.38** Letter Agreement, dated as of January 28, 2000, between the Registrant and the parties named therein (incorporated by reference to Exhibit
          10.38 filed as an exhibit to Amendment No. 3).
 10.39** Form of Stock Restriction Agreement entered into by shareholder/employees of XTEND-Tech (incorporated by reference to
          Exhibit 10.39 filed as an exhibit to Amendment No. 3).
 10.40   Series C Stock Purchase Agreement dated May 28, 1999.
 21**    Subsidiaries of the Registrant (incorporated by reference to Exhibit
          21 filed as an exhibit to Amendment No. 1).
 23.1*   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
          (included in Exhibit 5.1).
 23.2    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 24.1**  Power of Attorney (see signature page) (incorporated by reference to
          Exhibit 24.1 filed as an exhibit to the Form S-1).
 24.2**  Power of Attorney (incorporated by reference to Exhibit 24.2 filed as an exhibit to Amendment No. 3).
 27.1**  Financial Data Schedule (incorporated by reference to Exhibit 27.1 filed as an exhibit to Amendment No. 2).

--------
* To be filed by amendment.
** Previously filed.

   (b) Financial Statement Schedules.

   Valuation and Qualifying Accounts (see page S-2)

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood Shores, California, on the 20th day of April 2000.

                                          INVENTA TECHNOLOGIES, INC.

                                                /s/ David A. Lavanty
                                          By: _________________________________
                                              David A. Lavanty President and
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

             Signatures                            Title                     Date
             ----------                            -----                     ----

       /s/ David A. Lavanty           President and Chief Executive     April 20, 2000
_____________________________________  Officer, and Director
          David A. Lavanty             (Principal Executive Officer)

     /s/ Michael B. Shahbazian        Senior Vice President and Chief   April 20, 2000
_____________________________________  Financial Officer (Principal
        Michael B. Shahbazian          Financial Officer)

                 *                    Vice President of Finance         April 20, 2000
_____________________________________  (Principal Accounting Officer)
          Michael Makishima

        /s/ Ashok Santhanam           Director                          April 20, 2000
_____________________________________
           Ashok Santhanam

                 *                    Director                          April 20, 2000
_____________________________________
          Michael Bealmear
                 *                    Director                          April 20, 2000
_____________________________________
             Todd Dagres

                 *                    Director                          April 20, 2000
_____________________________________
           Robert Ducommun

                 *                    Director                          April 20, 2000
_____________________________________
             Frank Pinto

                 *                    Director                          April 20, 2000
_____________________________________
        Jon Q. Reynolds, Jr.


   /s/ Ashok Santhanam
*By: ___________________________

     Ashok Santhanam
       Attorney-in-fact

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of Inventa Technologies, Inc.,

   Our audits of the financial statements referred to in our report dated February 11, 2000 appearing in this Amendment No. 3 to Registration Statement (No. 333-95813) on Form S-1 also included an audit of the Financial Statement Schedule listed in the index of this Form S-1. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 11, 2000

                           INVENTA TECHNOLOGIES, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                           Balance
                            at the     Charged to  Deductions Balance at
Allowance for doubtful   beginning of    costs        and     the end of
accounts                  the period  and expenses write-offs the period
----------------------   ------------ ------------ ---------- ----------
Year ended December 31,
 1997...................      75          258          --        333
Year ended December 31,
 1998...................     333           49          74        308
Year ended December 31,
 1999...................     308           --         134*       174

--------
* primarily relates to the liquidation of the assets of the former Malaysian subsidiary

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1    Form of Underwriting Agreement.
  2.1**  Agreement and Plan of Reorganization among the Registrant, XTEND-Tech,
          Inc. and the shareholders of XTEND-Tech, Inc. dated January 26, 2000
          (incorporated by reference to Exhibit 2.1 filed as an exhibit to
          Amendment No. 3).
  3.1**  Form of Amended and Restated Certificate of Incorporation of
          Registrant prior to completion of this offering (incorporated by reference to Exhibit 3.1 filed as an exhibit to Amendment No. 3).
  3.2    Form of Amended and Restated Certificate of Incorporation of
          Registrant to be effective upon completion of this offering.
  3.3**  Amended and Restated Bylaws of Registrant prior to completion of this offering (incorporated by reference to Exhibit 3.3 filed as an exhibit to Amendment No. 1).
  3.4**  Amended and Restated Bylaws of Registrant to be effective upon completion of this offering (incorporated by reference to Exhibit 3.4 filed as an exhibit to Amendment No. 3).
  4.1    Form of Registrant's Common Stock Certificate.
  4.2**  Amended and Restated Registration Rights Agreement, between the
          Registrant and the parties named therein (incorporated by reference to Exhibit 4.2 filed as an exhibit to Amendment No. 3).
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation,
          regarding the legality of the securities being issued.
 10.1**  Series A Preferred Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 filed as an exhibit to Amendment No. 3).
 10.2**  Series B Preferred Stock Purchase Agreement (incorporated by reference to Exhibit 10.2 filed as an exhibit to Amendment No. 3).
 10.3**  Series C Preferred Stock Purchase Agreement dated May 11, 1998
          (incorporated by reference to Exhibit 10.3 filed as an exhibit to
          Amendment No. 3).
 10.4**  Series D Preferred Stock Purchase Agreement (incorporated by reference to Exhibit 10.4 filed as an exhibit to Amendment No. 3).
 10.5**  Amended and Restated Shareholders Agreement between the Registrant and certain of its shareholders dated January 19, 2000 (incorporated by reference to Exhibit 10.5 filed as an exhibit to Amendment No. 1).
 10.6**  Stock Purchase Warrant issued by the Registrant to Greyrock Capital, a division of Banc of America Commercial Finance Corporation
          (incorporated by reference to Exhibit 10.6 filed as an exhibit to
          Amendment No. 1).
 10.7**  1993 Stock Option Plan (incorporated by reference to Exhibit 10.7 filed as an exhibit to Amendment No. 1).
 10.8**  Form of Stock Option Agreement (incorporated by reference to Exhibit
          10.8 filed as an exhibit to Amendment No. 1).
 10.9**  2000 Stock Plan and Related form of Stock Option Agreement
          (incorporated by reference to Exhibit 10.9 filed as an exhibit to
          Amendment No. 3).
 10.10** Employee Stock Purchase Plan. (incorporated by reference to Exhibit
          10.10 filed as an exhibit to Amendment No. 3)
 10.11** 401(K) Plan (incorporated by reference to Exhibit 10.10 filed as an exhibit to Amendment No. 1).
 10.12** Amended and Restated Loan and Security Agreement between Silicon
          Valley Bank and the Registrant dated August 19, 1998, and amendments and exhibits thereto (incorporated by reference to Exhibit 10.11 filed as an exhibit to Amendment No. 1).
 10.13** Loan and Security Agreement between the Registrant and Greyrock
          Capital, a division of Banc of America Finance Corporation, dated
          November 17, 1999, and related Security Agreement in copyrighted works (incorporated by reference to Exhibit 10.12 filed as an exhibit to Amendment No. 1).
 10.14** Form of Employment, Confidential Information and Invention Assignment
          Agreement between the Registrant and certain of its employees
          (incorporated by reference to Exhibit 10.13 filed as an exhibit to
          Amendment No. 1).

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 10.15** Employment Agreement between the Registrant and Ashok Santhanam dated as of May 11, 1998 (incorporated by reference to Exhibit 10.14 filed as an exhibit to Amendment No. 1).
 10.16** Employment Agreement between the Registrant and David A. Lavanty, dated as of December 31, 1998 (incorporated by reference to Exhibit
          10.10 filed as an exhibit to the Form S-1).
 10.17** Employment Letter Agreement between the Registrant and Michael B.
          Shahbazian dated February 2, 2000 (incorporated by reference to
          Exhibit 10.16 filed as an exhibit to Amendment No. 1).
 10.18** Employment Letter Agreement between the Registrant and Carol C.
          Halliday, dated March 12, 1999 (incorporated by reference to Exhibit
          10.14 filed as an exhibit to the Form S-1).
 10.19** Employment Letter Agreement between the Registrant and Anthony H.
          Moretto, dated March 17, 1999 (incorporated by reference to Exhibit
          10.11 filed as an exhibit to the Form S-1).
 10.20** Employment Letter Agreement between the Registrant and Elizabeth J.
          Campbell, dated August 5, 1998 (incorporated by reference to Exhibit
          10.20 filed as an exhibit to Amendment No. 1).
 10.21** Employment Letter Agreement between the Registrant and Michael
          Makishima, dated July 14, 1997 (incorporated by reference to Exhibit
          10.21 filed as an exhibit to Amendment No. 1).
 10.22** Employment Letter Agreement between the Registrant and Tobias Younis, dated October 29, 1999 (incorporated by reference to Exhibit 10.12 filed as an exhibit to the Form S-1).
 10.23** Employment Letter Agreement between the Registrant and Robert J.
          Kudis, dated March 30, 1999 (incorporated by reference to Exhibit
          10.13 filed as an exhibit to the Form S-1).
 10.24** Employment Letter Agreement between the Registrant and Edward F.
          Leppert, dated October 27, 1997 (incorporated by reference to Exhibit
          10.24 filed as an exhibit to Amendment No. 1).
 10.25** Severance Agreement between the Registrant and Ashok Santhanam, dated
          January 10, 1998 (incorporated by reference to Exhibit 10.16 filed as an exhibit to the Form S-1).
 10.26** Severance Agreement between the Registrant and Elizabeth J. Campbell, dated July 14, 1999 (incorporated by reference to Exhibit 10.26 filed as an exhibit to Amendment No. 1).
 10.27** Severance Agreement between the Registrant and Michael Makishima, dated January 13, 1998 (incorporated by reference to Exhibit 10.18 filed as an exhibit to the Form S-1).
 10.28** Severance Agreement between the Registrant and Edward F. Leppert, dated January 13, 1998 (incorporated by reference to Exhibit 10.17 filed as an exhibit to the Form S-1).
 10.29** Severance Agreement between the Registrant and Srikantan Moorthy, dated January 10, 1998 (incorporated by reference to Exhibit 10.19 filed as an exhibit to the Form S-1).
 10.30** Lease Agreement, dated February 1, 2000 between National Rural
          Utilities Cooperative Finance Corporation and the Registrant and the
          related Letter of Credit (incorporated by reference to Exhibit 10.30 filed as an exhibit to Amendment No. 2).
 10.31** Lease Agreement, dated February 2, 2000, between Shorebreeze
          Associates, LLC and the Registrant and the related Letter of Credit
          (incorporated by reference to Exhibit 10.31 filed as an exhibit to
          Amendment No. 2).
 10.32** Lease Agreement, dated September 10, 1992, between ShoreBreeze
          Associates and the Registrant and Sega Corporation, and amendments thereto (incorporated by reference to Exhibit 10.6 filed as an exhibit to the Form S-1).
 10.33** Lease Agreement, dated September 8, 1998, between Albany Street Plaza
          Real Estate Management Company and the Registrant (incorporated by reference to Exhibit 10.7 filed as an exhibit to the form S-1).
 10.34** Sublease Agreement, dated March 29, 1999, between Sega of America and the Registrant (incorporated by reference to Exhibit 10.5 filed as an exhibit to the Form S-1).
 10.35** Sublease Agreement, dated September 9, 1999, between Marcam Solutions,
          Inc. and the Registrant (incorporated by reference to Exhibit 10.8 filed as an exhibit to the Form S-1).
 10.36** Letter Agreement, dated May 11, 1998, regarding the Directed Share
          Program between the Registrant and the parties named therein
          (incorporated by reference to Exhibit 10.36 filed as an exhibit to
          Amendment No. 3).

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 10.37** Letter Agreement, dated January 14, 2000, regarding the private placement of Common Stock between the Registrant and the parties named therein (incorporated by reference to Exhibit 10.37 filed as an exhibit to Amendment No. 3).
 10.38** Letter Agreement, dated as of January 28, 2000, between the Registrant and the parties named therein (incorporated by reference to Exhibit
          10.38 filed as an exhibit to Amendment No. 3).
 10.39** Form of Stock Restriction Agreement entered into by shareholder/employees of XTEND-Tech (incorporated by reference to
          Exhibit 10.39 filed as an exhibit to Amendment No. 3).
 10.40   Series C Stock Purchase Agreement dated May 28, 1999.
 21**    Subsidiaries of the Registrant (incorporated by reference to Exhibit
          21 filed as an exhibit to Amendment No. 1).
 23.1*   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
          (included in Exhibit 5.1).
 23.2    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 24.1**  Power of Attorney (see signature page) (incorporated by reference to
          Exhibit 24.1 filed as an exhibit to the Form S-1).
 24.2**  Power of Attorney (incorporated by reference to Exhibit 24.2 filed as an exhibit to Amendment No. 3).
 27.1**  Financial Data Schedule (incorporated by reference to Exhibit 27.1 filed as an exhibit to Amendment No. 2).

--------
* To be filed by amendment.
** Previously filed.